   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1994

                                                       REGISTRATION NO. 33-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                             AMSOUTH BANCORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                       6711                 63-0591257
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
   JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   INCORPORATION OR
    ORGANIZATION)

                            1400 AMSOUTH-SONAT TOWER
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 320-7151
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                            MARIA B. CAMPBELL, ESQ.
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY

                             AMSOUTH BANCORPORATION
                            1400 AMSOUTH-SONAT TOWER
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 326-5319
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

     MICHAEL L. JAMIESON, ESQ.                 H. RODGIN COHEN, ESQ.
          HOLLAND & KNIGHT                      SULLIVAN & CROMWELL
       400 NORTH ASHLEY DRIVE                    125 BROAD STREET
        TAMPA, FLORIDA 33602                 NEW YORK, NEW YORK 10004

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: At the effective time of the merger (the "Merger") of Fortune Bancorp, Inc. ("Fortune") with and into AmSouth Bancorporation ("AmSouth") as described in the attached Proxy Statement/Prospectus.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                          PROPOSED
                                           PROPOSED        MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM        AGGREGATE     AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED         REGISTERED(1)    PER UNIT       PRICE(3)        FEE(4)
- -----------------------------------------------------------------------------------
 Common Stock, $1.00 par
  value (and associated
  Preferred Stock
  Purchase Rights)......    5,050,000          (2)     $122,657,724.44  $42,296.06

================================================================================
(1) Represents the approximate number of shares of AmSouth Common Stock to be issued upon the consummation of the Merger, based upon the maximum number of shares of common and preferred stock of Fortune that may be outstanding immediately prior to the Merger, all as provided in the Agreement and Plan of Merger attached as Annex A to the attached Proxy Statement/Prospectus.
(2) Not applicable.

(3) Computed in accordance with Rule 457(f), based on the average of the high and low sale prices of the common stock of Fortune Bancorp, Inc. as reported on the National Association of Securities Dealers Automated Quotations National Market System on March 29, 1994 and the maximum number of shares that may be exchanged or converted in the Merger, reduced by the amount of cash consideration payable in the Merger.

(4) In accordance with Rule 457(b), a fee of $52,834.00 was paid upon the filing with the Commission of the preliminary proxy materials of Fortune Bancorp, Inc. on January 18, 1994.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             AMSOUTH BANCORPORATION

                               ----------------

                             CROSS-REFERENCE SHEET

                               ----------------

  ITEM
 NUMBER                 CAPTION                                           LOCATION OR CAPTION IN PROXY STATEMENT/PROSPECTUS
 ------                 -------                                           -------------------------------------------------
A. Information About the Transaction
  1.    Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus.............................    Outside Front Cover of Prospectus;
                                                                         Facing Page; Cross Reference Sheet
  2.    Inside Front and Outside Back Cover Pages of
         Prospectus.................................................    Available Information; Incorporation
                                                                         of Certain Documents by Reference;
                                                                         Table of Contents

  3.    Risk Factors, Ratio of Earnings to Fixed Charges
         and Other Information......................................    Summary; Comparative Market and Stock
                                                                         Price Data; Comparative Per Share
                                                                         Information; Summary Condensed
                                                                         Consolidated Financial Information

  4.    Terms of the Transaction....................................    Summary; Proposal to Approve the
                                                                         Merger; Certain Related Transactions;
                                                                         Description of AmSouth Capital Stock;
                                                                         Comparison of Rights of Shareholders

  5.    Pro Forma Financial Information.............................    Summary Condensed Consolidated
                                                                         Financial Information; Incorporation
                                                                         of Certain Documents by Reference
  6.    Material Contacts with the Company Being
         Acquired...................................................    Proposal to Approve The Merger--
                                                                         Background of the Merger;--Reasons
                                                                         for the Merger
  7.    Additional Information Required for Reoffering
         by Persons and Parties Deemed to Be
         Underwriters...............................................    *

  8.    Interest of Named Experts and Counsel.......................    *

  9.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities................................................    *

B. Information About the Registrant
10.     Information with Respect to S-3 Registrants.................    Incorporation of Certain Documents by
                                                                         Reference; Summary; Introduction--
                                                                         Parties to the Merger
11.     Incorporation of Certain Information by
         Reference..................................................    Incorporation of Certain Documents by
                                                                         Reference
12.     Information with Respect to S-2 or S-3
         Registrants................................................    *

  ITEM
 NUMBER          CAPTION                                      LOCATION OR CAPTION IN PROXY STATEMENT/PROSPECTUS
 ------          -------                                      -------------------------------------------------
 13.    Incorporation of Certain Information by
         Reference........................................   *

 14.    Information with Respect to Registrants Other
         than S-3 or S-2 Registrants......................   *

C. Information About the Company Being Acquired

 15.    Information with Respect to S-3 Companies.........   Incorporation of Certain Documents by
                                                              Reference; Summary; Introduction--
                                                              Parties to the Merger
 16.    Information with Respect to S-2 or S-3
         Companies........................................   *

 17.    Information with Respect to Companies Other
         than S-2 or S-3 Companies........................   *

D. Voting and Management Information

 18.    Information if Proxies, Consents or
         Authorizations Are to Be Solicited...............   Incorporation of Certain Documents by
                                                              Reference; The Annual Meeting;
                                                              Proposal to Approve the Merger;
                                                              Dissenters' Rights; Description of
                                                              AmSouth Capital Stock; Election of
                                                              Directors; Executive Compensation
 19.    Information if Proxies, Consents or
         Authorizations Are Not to Be Solicited, or in
         an Exchange Offer................................   *

- --------
* Inapplicable, not required or none.

PRELIMINARY COPY
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                    [LETTERHEAD OF FORTUNE APPEARS HERE]

                                                                          , 1994

Dear Common and Preferred Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Fortune Bancorp, Inc. ("Fortune") to be held on Thursday, May 12, 1994, at 11:00 a.m., local time, at Fortune's corporate headquarters, 16120 U.S. Highway 19 North, Clearwater, Florida 34624-6895.

  At the meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger ("Merger Agreement") pursuant to which Fortune will merge (the "Merger") with and into AmSouth Bancorporation ("AmSouth"). Your Board of Directors has determined that the Merger is in the best interests of Fortune and its shareholders and unanimously recommends that you vote "FOR" approval of the Merger. In addition, common shareholders will be asked to consider and vote upon the election of directors and the ratification of the appointment of the firm of KPMG Peat Marwick as independent auditors.

  Under the Merger Agreement, which was unanimously approved by your Board of Directors on September 12, 1993, each common and preferred shareholder of Fortune may elect to receive either all cash or all shares of AmSouth common stock in exchange for all his or her shares of Fortune stock. Whether you receive all cash or all AmSouth common stock for your Fortune shares will depend upon both your election and certain allocation procedures that are described in the attached Proxy Statement/Prospectus. Because the number of shares of AmSouth common stock and the total amount of cash to be issued in the Merger will be fixed, no guarantee can be given that an election by any given shareholder will be honored. Rather, the election by each holder will be subject to the election and allocation procedures described herein. Thus, holders may not receive their chosen form of consideration.

  The amount of cash and the number of shares of AmSouth common stock that will be exchanged for each share of Fortune common and preferred stock will be determined by applying a formula, set forth in the Merger Agreement, that is based upon the average closing price of AmSouth's common stock over a ten-day pricing period ending shortly before the Merger is consummated.

  The formula has been designed to provide that those Fortune shareholders who receive cash and those who receive AmSouth common stock will receive equal value for their shares, based on such average closing price. If, for example, over the pricing period, the average closing price of AmSouth common stock is $31.80 per share, which was a recent average closing price of AmSouth common stock at the time of the signing of the Merger Agreement, the value to be received in exchange for Fortune common and preferred shares will be $34.25 per share, and $45.67 per share, respectively. During the ten trading days ended March 31, 1994, the average closing price of AmSouth common stock was $30.79 per share. Page 37 of the attached Proxy Statement/Prospectus contains a table that illustrates the values to be received, based on a range of average closing prices of AmSouth common stock. Based on the number of shares of Fortune common and preferred stock outstanding on March 31, 1994 and assuming the exercise of all stock options currently outstanding under Fortune's stock option plans, it is anticipated that AmSouth will issue approximately 4,507,000 shares of AmSouth common stock and approximately $143.3 million cash in the Merger.

  Consummation of the Merger is subject to certain conditions, including the approval and adoption of the Merger Agreement by Fortune's shareholders and approval by various regulatory agencies. The terms of the Merger are described in detail in the Proxy Statement/Prospectus that follows, and I urge you to read this document as you consider your vote.

  YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF FORTUNE COMMON STOCK AND TWO-THIRDS OF THE OUTSTANDING SHARES OF FORTUNE PREFERRED STOCK ARE REQUIRED TO APPROVE THE MERGER AGREEMENT. CONSEQUENTLY, THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. THE HOLDERS OF FORTUNE COMMON STOCK ARE ALSO BEING ASKED TO VOTE ON THE ELECTION OF THREE DIRECTORS AND THE RATIFICATION OF AUDITORS. THUS, IT IS ESSENTIAL THAT YOU TAKE THE TIME TO CONSIDER AND TO VOTE UPON THIS SIGNIFICANT MATTER--AND THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING.

  On behalf of the Board of Directors, I urge you to vote, sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. DO NOT send in your Fortune stock certificates at this time. Signing the proxy will not prevent you from voting in person should you be able to attend the Annual Meeting. Signing the proxy will assure that your vote is counted if, for any reason, you are unable to attend.

  On behalf of the Board of Directors, I thank you for your investment in Fortune, and for your serious consideration of the important matter at hand. We recommend unanimously that you vote "FOR" approval of the Merger Agreement, "FOR" the proposed slate of directors and "FOR" the ratification of the appointment of KPMG Peat Marwick.

                                          Sincerely yours,

                                          John R. Torell III
                                          Chairman of the Board
                                          and Chief Executive Officer

                    [LETTERHEAD OF FORTUNE APPEARS HERE]

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD MAY 12, 1994

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Fortune Bancorp, Inc. ("Fortune") will be held at its corporate headquarters, 16120 U.S. Highway 19 North, Clearwater, Florida 34624-6895, on Thursday, May 12, 1994, at 11:00 a.m., local time, for the following purposes:

  1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated September 12, 1993 (the "Merger Agreement"), which provides for the merger (the "Merger") of Fortune with and into AmSouth Bancorporation, a Delaware corporation, which Merger Agreement is attached to and described in the enclosed Proxy Statement/Prospectus;

  2. To elect three directors each for terms of three years or, if the Merger is approved by Fortune shareholders, for terms ending on the date of consummation of the Merger;

  3. To ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick as independent public accountants of Fortune for the fiscal year ending September 30, 1994; and

  4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. As of the date hereof, management is not aware of any other such business.

  If the Merger is effectuated, shareholders dissenting therefrom shall be entitled to be paid the fair value of their shares (exclusive of any appreciation in value arising from the expectation of the Merger) if they file a written objection to the Merger before the shareholder vote at the Annual Meeting and comply with the further requirements of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act, the full text of which is included as Annex E to the enclosed Proxy Statement/Prospectus. For a summary of the dissenters' rights of Fortune shareholders, see "Dissenters' Rights" in the Proxy Statement/Prospectus.

  Pursuant to Fortune's Bylaws, the Board of Directors has fixed March 14, 1994, as the record date for the determination of shareholders who will receive notice of and be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. If there are not sufficient votes to approve any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by Fortune.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          John R. Torell III
                                          Chairman of the Board
                                          and Chief Executive Officer

Clearwater, Florida
      , 1994

THE FORTUNE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF FORTUNE COMMON AND PREFERRED STOCK VOTE TO APPROVE THE PROPOSALS THAT THEY ARE ENTITLED TO VOTE ON.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF FORTUNE COMMON STOCK AND TWO THIRDS OF THE OUTSTANDING SHARES OF FORTUNE PREFERRED STOCK IS REQUIRED TO APPROVE THE MERGER AGREEMENT. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

         PRELIMINARY COPY--CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                  SUBJECT TO COMPLETION, DATED         , 1994.

            PROXY STATEMENT                            PROSPECTUS


         FORTUNE BANCORP, INC.                   AMSOUTH BANCORPORATION


                                           COMMON STOCK (PAR VALUE $1.00 PER
  ANNUAL MEETING OF SHAREHOLDERS TO BE                   SHARE)
       HELD ON MAY 12, 1994

  This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Fortune Bancorp, Inc. ("Fortune") of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 12, 1994, at 11:00 a.m., local time, at Fortune's corporate headquarters, 16120 U.S. Highway 19 North, Clearwater, Florida 34624-6895, and at any adjournments or postponements thereof ("Annual Meeting").

  At the Annual Meeting, the holders of Fortune common stock, par value $.01 per share ("Fortune Common Stock"), will consider and vote upon the election of directors and the ratification of the appointment of KPMG Peat Marwick as independent auditors. In addition, holders of Fortune Common Stock and Fortune Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share ("Fortune Preferred Stock"), will consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of September 12, 1993, by and between AmSouth Bancorporation, a Delaware corporation ("AmSouth"), and Fortune (the "Merger Agreement"), a copy of which is attached to this Proxy Statement/Prospectus as Annex A, and the transactions contemplated thereby. Only holders of record of Fortune Common Stock and Fortune Preferred Stock at the close of business on March 14, 1994, will be entitled to vote at the Annual Meeting. As more fully described herein, pursuant to the Merger Agreement, Fortune will merge (the "Merger") with and into AmSouth, and subject to the election and allocation procedures provided for in the Merger Agreement, all the outstanding shares of Fortune Common Stock and Fortune Preferred Stock held by each holder thereof immediately before the effective date of the Merger will be converted into the right to receive either (x) a number of shares of common stock, par value $1.00 per share of AmSouth ("AmSouth Common Stock"), determined as described in the Merger Agreement, or (y) an amount in cash, without interest, determined as described in the Merger Agreement. The actual per share consideration to be received by Fortune shareholders will be determined based on a formula set forth in the Merger Agreement that takes into consideration the average of the closing prices per share of AmSouth Common Stock as reported by the New York Stock Exchange, Inc. ("NYSE") on the NYSE composite transactions tape for the ten consecutive trading days ending on the tenth business day before the effective date of the Merger, all as more fully described herein. A table setting forth the amount of consideration per share based on various assumed average closing prices per share of AmSouth Common Stock is provided on page 37 of this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus also constitutes a prospectus of AmSouth with respect to shares of AmSouth Common Stock to be issued in the Merger. The outstanding shares of AmSouth Common Stock are listed on the NYSE. The reported last sale price of AmSouth Common Stock on the NYSE composite transactions tape on March 31, 1994, was $29.75 per share.

  All information contained in this Proxy Statement/Prospectus relating to Fortune has been supplied by Fortune and all information relating to AmSouth has been supplied by AmSouth.

                               ----------------

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SHARES OF AMSOUTH COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
  ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ----------------

  This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to shareholders of Fortune on or about      , 1994.

          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS      , 1994.

                             AVAILABLE INFORMATION

  Fortune and AmSouth are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Fortune and AmSouth with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048, and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, material filed by AmSouth can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the AmSouth Common Stock is listed.

  AmSouth has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO FORTUNE, DIRECTED TO FORTUNE, 16120 U.S. HIGHWAY 19 NORTH, CLEARWATER, FLORIDA 34624-6895 (TELEPHONE NUMBER 813/538-1114), ATTENTION: CORPORATE SECRETARY, OR, IN THE CASE OF DOCUMENTS RELATING TO AMSOUTH, DIRECTED TO AMSOUTH, POST OFFICE BOX 11007, BIRMINGHAM, ALABAMA 35288 (TELEPHONE NUMBER 205/583-4439), ATTENTION: INVESTOR RELATIONS DEPARTMENT. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY MAY 5, 1994.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FORTUNE, AMSOUTH OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FORTUNE OR AMSOUTH SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  A copy of Fortune's Annual Report on Form 10-K and Annual Report to Shareholders for the fiscal year ended September 30, 1993, has previously been provided to shareholders. SHAREHOLDERS MAY OBTAIN, FREE OF CHARGE, AN ADDITIONAL COPY OF FORTUNE'S ANNUAL REPORT BY WRITING TO THE CORPORATE SECRETARY OF FORTUNE AT THE ABOVE ADDRESS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Fortune (File No. 0-11608) and AmSouth (File No. 1-7476) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

  1. Fortune's Annual Report on Form 10-K for the year ended September 30, 1993 ("Fortune's Annual Report") filed on December 29, 1993;

  2. Fortune's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1993 filed on February 14, 1994;

  3. Fortune's Current Reports on Form 8-K filed on (i) September 17, 1993,
(ii) December 16, 1993, as amended by a Form 8-K/A filed on December 24, 1993, and (iii) April 1, 1994;

  4. AmSouth's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed on March 22, 1994 (provided that the information referred to in Item 402(a)(8) of Regulation S-K shall not be deemed to be specifically incorporated herein);

  5. AmSouth's Current Reports on Form 8-K filed on (i) December 21, 1993, as amended by a Form 8-K/A filed on February 16, 1994; (ii) January 26, 1994; and
(iii) March 22, 1994, as amended by a Form 8-K/A filed on April 4, 1994;

  6. AmSouth's Registration Statement on Form 10, filed on March 12, 1973, with respect to the description of AmSouth Common Stock contained therein (and any amendment or report filed for the purpose of updating such description); and

  7. AmSouth's Registration Statement on Form 8-A, filed on July 10, 1989, with respect to the AmSouth's Stockholder Protection Rights Agreement (and any amendment or report filed for the purpose of updating such description).

  All documents and reports subsequently filed by Fortune and AmSouth pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROXY STATEMENT............................................................   1
AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   3
SUMMARY....................................................................   7
  Parties to the Merger....................................................   7
  The Annual Meeting.......................................................   9
  The Merger...............................................................  10
COMPARATIVE MARKET AND STOCK PRICE DATA....................................  21
COMPARATIVE PER SHARE INFORMATION..........................................  23
SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION.......................  24
INTRODUCTION...............................................................  29
  General..................................................................  29
  Parties to the Merger....................................................  29
THE ANNUAL MEETING.........................................................  32
  General..................................................................  32
  Matters to be Considered at the Annual Meeting...........................  32
  Record Date and Voting...................................................  33
  Votes Required...........................................................  33
  Recommendation of the Fortune Board......................................  34
  Revocation of Proxy......................................................  34
  Security Ownership of Management; Voting Agreements......................  34
PROPOSAL TO APPROVE THE MERGER.............................................  35
  General..................................................................  35
  The Merger and the Bank Merger...........................................  35
  Effect of the Merger.....................................................  35
  Merger Consideration.....................................................  35
  Price-Based Termination..................................................  38
  Background of the Merger.................................................  38
  Reasons for the Merger...................................................  39
  Opinion of Financial Advisor.............................................  40
  Effective Date...........................................................  45
  Election and Allocation Procedures.......................................  45
  Issuance of Stock and Payment of Cash....................................  47
  Representations and Warranties...........................................  48
  Certain Covenants........................................................  48
  Conditions to Each Party's Obligations...................................  50
  Regulatory Approvals.....................................................  51
  Conduct of Business Pending Merger.......................................  52
  Termination..............................................................  53
  Management After the Merger..............................................  53
  Interests of Certain Persons in the Merger...............................  54
  Certain Federal Income Tax Consequences..................................  56
  Backup Withholding.......................................................  58
  Accounting Treatment.....................................................  58
  NYSE Listing.............................................................  59
  Expenses.................................................................  59

                                                                            PAGE
                                                                            ----
CERTAIN RELATED TRANSACTIONS...............................................  59
  The Stock Option Agreement...............................................  59
  Resales of AmSouth Common Stock..........................................  61
CERTAIN REGULATORY CONSIDERATIONS..........................................  61
  General..................................................................  61
  Payment of Dividends.....................................................  62
  Conversion of AmSouth Alabama............................................  62
  Transactions with Affiliates.............................................  63
  Capital Adequacy.........................................................  63
  Support of Subsidiary Banks..............................................  65
  FDICIA...................................................................  64
  Brokered Deposits........................................................  65
  FDIC Insurance Assessments...............................................  65
  Depositor Preference.....................................................  66
DESCRIPTION OF AMSOUTH CAPITAL STOCK.......................................  66
  General..................................................................  66
  Common Stock.............................................................  66
  Preferred Stock..........................................................  67
  AmSouth Rights Agreement.................................................  67
  Changes in Control.......................................................  68
COMPARISON OF RIGHTS OF SHAREHOLDERS.......................................  69
  Removal of Directors.....................................................  70
  Vacancies on the Board of Directors......................................  70
  Amendments to the Certificate or Articles of Incorporation and Bylaws....  70
  Authorized Capital Stock.................................................  71
  Changes in Control.......................................................  72
  Shareholder Rights Plan..................................................  74
  Prevention of Greenmail..................................................  74
  Special Meetings of Shareholders; Action Without a Meeting...............  74
  Preemptive Rights........................................................  74
  Proxy Requirements.......................................................  75
  Derivative Actions.......................................................  75
  Affliated Transactions...................................................  75
  Directors' Liability.....................................................  75
  Indemnification..........................................................  76
  Rights of Dissenting Shareholders........................................  77
  Dividends................................................................  78
DISSENTERS' RIGHTS.........................................................  78
ELECTION OF DIRECTORS......................................................  80
  Corporate Governance, Committees and Meetings............................  81
  Compensation of Directors................................................  82
  Stock Owned by Management and Principal Shareholders.....................  82
EXECUTIVE COMPENSATION.....................................................  85
  Report of the Compensation Committee.....................................  85
  Comparative Stock Performance............................................  87
  Pension Plan.............................................................  90
  Severance Compensation Plan..............................................  91
  Certain Transactions.....................................................  91
  Compliance with Section 16(a) of the Exchange Act........................  92

                                                                         PAGE
                                                                         ----
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS...........  92
VALIDITY OF AMSOUTH COMMON STOCK........................................  92
EXPERTS.................................................................  92
SHAREHOLDER PROPOSAL INFORMATION........................................  92
GENERAL.................................................................  93
ANNEX A: Agreement and Plan of Merger................................... A-1
*Schedules Omitted:
  Schedule 1 (Disclosure Schedule)
  Schedule 2 (Book Value of Loan)
  Schedule 3 (Book Value of Loan)
  Annex 3 (Affiliates Agreement)
  Appendix A (Table re consideration to be issued)
ANNEX B: Stock Option Agreement......................................... B-1
ANNEX C: Form of Voting Agreement....................................... C-1
ANNEX D: Opinion of Dillon, Read & Co. Inc.............................. D-1
ANNEX E: Florida Business Corporation Act (S)(S) 607.1301, 607.1302 and
 607.1320............................................................... E-1

* Annex A (Stock Option Agreement) and Annex B (Form of Voting Agreement) to the Agreement and Plan of Merger are Annex B and Annex C, respectively, to the Proxy Statement/Prospectus.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Proxy Statement/Prospectus and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

  All historical financial and share-price information of AmSouth contained herein has been adjusted to give effect to the three-for-two split of AmSouth Common Stock paid on January 15, 1992 to AmSouth shareholders of record on December 13, 1991 (the "AmSouth Stock Split"). As used in this Proxy Statement/Prospectus, the terms "AmSouth" and "Fortune" refer to those entities respectively and, where the context requires, to such entities and their subsidiaries.

PARTIES TO THE MERGER


AmSouth.............................  AmSouth is a bank holding company or-
                                      ganized in November, 1970, under Del-
                                      aware law. AmSouth provides bank and
                                      bank-related services primarily
                                      through subsidiaries operating in Al-
                                      abama, Florida and Tennessee. The
                                      principal executive offices of
                                      AmSouth are located at 1400 AmSouth-
                                      Sonat Tower, Birmingham, Alabama
                                      35203, and its telephone number is
                                      (205) 320-7151.

                                      Based on total consolidated assets of ap-proximately $12.5 billion at December 31, 1993, AmSouth was the second largest bank holding company headquartered in Alabama. At December 31, 1993, AmSouth's total consolidated deposits were approximately $9.6 billion and total consolidated shareholders' equity was approximately $1.1 billion. AmSouth Bank N.A. ("AmSouth Alabama") is the largest subsidiary of AmSouth. As of December 31, 1993, AmSouth Alabama had total consolidated assets of approximately $8.8 billion, total consol-idated deposits of approximately $6.5 billion, and total consolidated share-holders' equity of approximately $738.7 million. AmSouth Alabama is a full-serv-ice commercial bank with approximately 147 banking offices located throughout Alabama at December 31, 1993. AmSouth's other major subsidiaries are AmSouth Bank of Florida ("AmSouth Florida") and AmSouth Bank of Tennessee ("AmSouth Ten-nessee").

                                      At December 31, 1993, AmSouth Florida had total consolidated assets of approxi-mately $2.6 billion, total consolidated deposits of approximately $2.1 billion and total consolidated shareholders' eq-uity of approximately $231.2 million. AmSouth Florida operated 65 offices in Florida at December 31, 1993.

                                      Effective February 1, 1993, First Chatta-nooga Financial Corporation, headquar-tered in Chattanooga, Tennessee ("FCFC"), merged with AmSouth, and First Federal Bank, FSB, a subsidiary of FCFC, merged with AmSouth Tennessee. The mergers were accounted for under the purchase method of accounting under generally accepted accounting principles ("GAAP"). At December 31, 1993, AmSouth Tennessee had total consolidated assets of approxi-mately $1.0 billion, total consolidated deposits of approximately $779.3 million and total consolidated shareholders' eq-uity of approximately $110.2 million. AmSouth Tennessee operated 20 offices in Tennessee as of December 31, 1993.

                                      AmSouth is a party to other pending and
                                      recently completed business combinations described in "Introduction--Parties to the Merger," some of which remain subject to fulfillment of a number of conditions, including shareholder and regulatory ap-provals. As used in this Proxy Statement/Prospectus, the term "Other Business Combinations" includes all such transactions pending at December 31, 1993, except for AmSouth's pending acqui-sition of The Tampa Banking Company, the effect of which is not expected to be ma-terial to the unaudited pro forma finan-cial statements of AmSouth contained herein. No assurances can be given that such conditions will be fulfilled or that all of the "Other Business Combinations" will be consummated.

Fortune.............................  Fortune is a savings and loan holding company organized in November 1983 under Florida law. Fortune provides commercial and retail banking services through its principal subsidiary, Fortune Bank a Sav-ings Bank ("Fortune Bank"). The principal executive offices of Fortune are located at 16120 U.S. Highway 19 North, Clearwa-ter, Florida 34624-6895, and its tele-phone number is (813) 538-1000.

                                      At December 31, 1993, Fortune had total
                                      consolidated assets of approximately $2.7 billion, total consolidated deposits of approximately $1.8 billion and total con-solidated shareholders' equity of approx-imately $167.9 million. Fortune Bank is a Florida-chartered stock savings associa-tion headquartered in Clearwater, Flori-da, and operates 46 branches located from approximately 50 miles north to approxi-mately 200 miles south of Clearwater. Based on total consolidated assets at De-cember 31, 1993, it is currently the largest independent banking organization headquartered on the west coast of Flori-da. Its deposit accounts are insured by the Federal Deposit Insurance Corpora-tion through the Savings Association In-surance Fund.

THE ANNUAL MEETING



Time, Date and Place................  The Annual Meeting will be held on May
                                      12, 1994, at Fortune's executive offices located at 16120 U.S. Highway 19 North, Clearwater, Florida 34624-6895, commenc-ing at 11:00 a.m., local time.

Purpose of the Meeting..............  The purpose of the Annual Meeting is to consider and vote upon (i) a proposal to approve the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A, (ii) election to the Board of Directors of three nominees, (iii) ratification of KPMG Peat Marwick as independent public accountants of Fortune for the fiscal year ending September 30, 1994 and (iv) such other matters as may properly be brought before the Annual Meeting.

Record Date; Shares Entitled to
 Vote...............................  Holders of record of shares of Fortune
                                      Common Stock at the close of business on March 14, 1994, are entitled to notice of and to vote at the Annual Meeting. On such date, 6,358,514 shares of Fortune Common Stock were outstanding and eligi-ble to vote at the Annual Meeting. Each share of Fortune Common Stock will be en-titled to one vote on each matter to be acted upon or which may properly come be-fore the Annual Meeting.

                                      Holders of record of shares of Fortune
                                      Preferred Stock at the close of business on March 14, 1994, are entitled to notice of and to vote on the proposed Merger, but are not entitled to notice of or to vote on any other matters to be acted upon or which may properly come before the Annual Meeting. On such date, 1,380,000 shares of Fortune Preferred Stock were outstanding and eligible to vote on the proposed Merger at the Annual Meeting. Each share of Fortune Preferred Stock will be entitled to one vote on the proposed Merger.


Votes Required......................  The approval of the Merger Agreement will require the affirmative vote of the hold-ers of a majority of the outstanding shares of Fortune Common Stock entitled to vote thereon, and an affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Fortune Preferred Stock entitled to vote thereon. The af-firmative vote of a plurality of the votes cast at the Annual Meeting is re-quired to elect directors, and the affir-mative vote of a majority of the out-standing shares of Fortune Common Stock represented and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG Peat Marwick as independent public accoun-tants. As of March 30, 1994, directors and executive officers of Fortune and their affiliates may have been deemed to be beneficial owners of approximately 22.62% of the outstanding shares of For-tune Common Stock and no shares of For-tune Preferred Stock.

                                      BECAUSE THE REQUIRED VOTE OF THE HOLDERS
                                      OF FORTUNE COMMON STOCK AND FORTUNE PRE-
                                      FERRED STOCK ON THE MERGER AGREEMENT IS
                                      BASED UPON THE NUMBER OF ISSUED AND OUT-
                                      STANDING SHARES OF STOCK, THE FAILURES TO
                                      SUBMIT A PROXY CARD (OR TO VOTE IN PERSON
                                      AT THE ANNUAL MEETING), BROKER NON-VOTES
                                      AND ABSTENTIONS FROM VOTING BY FORTUNE
                                      SHAREHOLDERS WILL HAVE THE SAME EFFECT AS
                                      A "NO" VOTE WITH RESPECT TO THE MERGER
                                      AGREEMENT.

THE MERGER

Effect of the Merger................  Pursuant to the Merger Agreement, at the
                                      Effective Date (as defined below), For-
                                      tune will merge with and into AmSouth,
                                      which will be the surviving corporation.
                                      See "Proposal To Approve The Merger--Ef-fect of the Merger."

Merger Consideration................  The Merger Agreement provides that (sub-
                                      ject to the election and allocation pro-cedures provided for therein) each issued and outstanding share of Fortune Common Stock will be converted into the right to receive, at the election of each holder thereof, either (a) a number of AmSouth Common Stock shares equal to the sum of .538522 and the ratio of $17.125 to the Average AmSouth Closing Price (as defined below) (the "Conversion Ratio"), or (b) cash equal to the sum of $17.125 and the product of .538522 and the Average AmSouth Closing Price (the "Cash Consid-eration"). The Merger Agreement also pro-vides that (subject to the election and allocation procedures provided for there-
                                      in) each issued and outstanding share of Fortune Preferred Stock will be converted into the right to receive, at the elec-tion of each holder thereof, either (x) a number of AmSouth Common Stock shares equal to the product of the Conversion Ratio and 1.333333 (the number of shares of Fortune Common Stock issuable upon conversion of one share of Fortune Pre-ferred Stock, as provided in Fortune's Restated Articles of Incorporation, as amended), or (y) cash equal to the prod-uct of the Cash Consideration and
                                      1.333333. The "Average AmSouth Closing
                                      Price" means the average
                                      of the closing prices of shares of
                                      AmSouth Common Stock as reported by the
                                      NYSE on the NYSE composite transactions
                                      tape for the ten consecutive trading days ending on the tenth business day before the Effective Date.

                                      As further described below, the value of the per share stock consideration and the Cash Consideration to be received by For-tune shareholders will be based on the Average AmSouth Closing Price and will be equal. Also, the Merger Agreement pro-vides that the aggregate number of AmSouth Common Stock shares to be issued in the Merger shall be fixed. Assuming that the Average AmSouth Closing Price is not less than $27.00, based on the number of shares of Fortune Common Stock and Fortune Preferred Stock outstanding on March 31, 1994, and assuming further the exercise of all stock options currently outstanding under Fortune's stock option plans, AmSouth will issue approximately 4,507,000 shares of AmSouth Common Stock and approximately $143.3 million cash in the Merger.

                                      The following is an example of how the
                                      consideration to be received by Fortune
                                      shareholders will be determined. Under
                                      the Merger Agreement, if the Average
                                      AmSouth Closing Price is $31.80, which
                                      was a recent average market price of
                                      AmSouth Common Stock at the time the
                                      Merger Agreement was signed, the Conver-sion Ratio will be 1.077044 shares of AmSouth Common Stock for each share of Fortune Common Stock, and the Cash Con-sideration will be $34.25, and each share of Fortune Preferred Stock will have the right to convert into either 1.436058 shares of AmSouth Common Stock or $45.67 in cash. Based on an Average AmSouth Closing Price of $31.80, 1.077044 shares of AmSouth Common Stock would have a value of $34.25 and 1.436058 shares of AmSouth Common Stock would have a value of $45.67. In such event, 50% of the to-tal number of shares of Fortune Common Stock and Fortune Preferred Stock out-standing on the Effective Date will be converted into AmSouth Common Stock and 50% will be converted into cash. For the purposes of computing these percentages, each share of Fortune Common Stock is counted as one share, and each share of Fortune Preferred Stock is counted as
                                      1.333333 shares, the number of shares of Fortune Common Stock into which it is convertible.

                                      If the Average AmSouth Closing Price ex-ceeds $31.80, the Conversion Ratio will be reduced below 1.077044 and the Cash Consideration will be increased pursuant to a formula, set forth in the Merger Agreement, designed so that, basing the value of the stock consideration on the Average AmSouth Closing Price, the Cash Consideration and the stock consideration will be equal in value. Thus, if the Av-erage AmSouth Closing Price is above $31.80, the Cash Consideration and the value of the stock consideration avail-able to holders of Fortune Common Stock will be above $34.25 (with a correspond-ing value above $45.67 for holders of Fortune Preferred Stock). In such event, because the aggregate number of shares of AmSouth Common Stock and the total amount of cash payable in the Merger will be fixed, the percentage of shares of For-tune stock to be converted into AmSouth Common Stock will be increased and the percentage of shares of Fortune stock to be converted into cash will be reduced.

                                      If the Average AmSouth Closing Price is
                                      less than $31.80, the Conversion Ratio
                                      will be increased and the Cash Considera-tion decreased pursuant to a formula, set forth in the Merger Agreement, designed so that, basing the value of the stock consideration on the Average AmSouth Closing Price, the Cash Consideration and the stock consideration will be equal in value. Thus, if the Average AmSouth Clos-ing Price is below $31.80, the Cash Con-sideration and the value of the stock consideration available to holders of Fortune Common Stock will be below $34.25 (with a corresponding value below $45.67 for holders of Fortune Preferred Stock). In such event, because the aggregate num-ber of shares of AmSouth Common Stock and the total amount of cash payable in the Merger will be fixed, the percentage of shares of Fortune stock to be converted into AmSouth Common Stock will be reduced and the percentage of shares of Fortune stock to be converted into cash will be increased.

                                      Fractional shares of AmSouth Common Stock will not be issued in the Merger. Fortune shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash determined as described herein under "Proposal To Ap-prove The Merger--Effect of the Merger."

  The following table sets forth various assumed Average AmSouth Closing Prices and the resulting Conversion Ratio, the value of AmSouth Common Stock and the Cash Consideration to be received per share of Fortune Common Stock and Fortune Preferred Stock based on such assumed Average AmSouth Closing Price and the percentage of shares of Fortune stock to be converted into AmSouth Common Stock and cash.

                                                                                         PERCENTAGE OF
                                                                                           SHARES OF
                                                                                            FORTUNE
                                     VALUE OF AMSOUTH COMMON  CASH CONSIDERATION TO BE    STOCK TO BE
                                      STOCK TO BE RECEIVED            RECEIVED          CONVERTED INTO*
                                    ------------------------- ------------------------- ------------------
        ASSUMED                     PER SHARE OF PER SHARE OF PER SHARE OF PER SHARE OF
        AVERAGE                       FORTUNE      FORTUNE      FORTUNE      FORTUNE     AMSOUTH
        AMSOUTH          CONVERSION    COMMON     PREFERRED      COMMON     PREFERRED    COMMON
     CLOSING PRICE         RATIO       STOCK        STOCK        STOCK        STOCK       STOCK     CASH
     -------------       ---------- ------------ ------------ ------------ ------------  -------    ----
$36.00..................  1.014216     $36.51       $48.68       $36.51       $48.68        53.1%     46.9%
 35.00..................  1.027808      35.97        47.96        35.97        47.96        52.4      47.6
 34.00..................  1.042198      35.43        47.25        35.43        47.25        51.7      48.3
 33.00..................  1.057461      34.90        46.53        34.90        46.53        50.9      49.1
 32.00..................  1.073678      34.36        45.81        34.36        45.81        50.2      49.8
 31.80..................  1.077044      34.25        45.67        34.25        45.67        50.0      50.0
 31.00..................  1.090941      33.82        45.09        33.82        45.09        49.4      50.6
 30.00..................  1.109355      33.28        44.37        33.28        44.37        48.5      51.5
 29.00..................  1.129039      32.74        43.66        32.74        43.66        47.7      52.3
 28.00..................  1.150129      32.20        42.94        32.20        42.94        46.8      53.2
 27.00..................  1.172781      31.67        42.22        31.67        42.22        45.9      54.1

* For the purpose of computing these percentages, each share of Fortune Common Stock is counted as one share, and each share of Fortune Preferred Stock is counted as 1.333333 shares, the number of shares of Fortune Common Stock into which it is convertible.

  Because the number of shares of AmSouth Common Stock and the total amount of cash to be issued in the Merger will be fixed, no guarantee can be given that an election by any given shareholder will be honored. Rather, the election by each holder will be subject to the election and allocation procedures described herein. Thus, holders may not receive their chosen form of consideration. See "Proposal To Approve The Merger--Election and Allocation Procedures."

Election by Fortune Shareholders....  Each shareholder of Fortune will have the opportunity to submit an election form
                                      ("Election Form") specifying the kind of consideration sought to be received in exchange for his Fortune shares. The Merger Agreement provides that the Elec-tion Form will be mailed 27 days before the expected effective date of the Merger (or on such other date as is mutually agreed) (the "Mailing Date") to each holder of record of Fortune Common Stock and Fortune Preferred Stock as of five business days before the Mailing Date

                                      The Election Form will permit Fortune
                                      shareholders (1) to indicate that they
                                      elect to receive in exchange for their
                                      Fortune shares (a) only AmSouth Common
                                      Stock ("Stock Election Shares") or (b)
                                      only cash ("Cash Election Shares") or (2) to make no election ("No Election Shares"). The Election Form, together with stock certificates representing all shares of For-tune stock covered thereby, must be re-turned to AmSouth Alabama, as exchange agent (the "Exchange Agent"), no later than 5:00 p.m., Central Time, on the date that is 20 days after the Mailing Date (the "Election Deadline"). Fortune shares for which a properly completed Election Form has not been received by the Ex-change Agent by the Election Deadline will be deemed No Election Shares. See "Proposal To Approve The Merger--Election and Allocation Procedures."

                                      Because the number of shares of AmSouth
                                      Common Stock to be issued and the total
                                      amount of cash to be paid in the Merger
                                      will be fixed pursuant to the Merger
                                      Agreement, the extent to which particular elections will be accommodated will de-pend upon the respective numbers of For-tune shareholders who elect cash and stock and who fail to make an election. Accordingly, a Fortune shareholder who elects to receive cash may instead re-ceive shares of AmSouth Common Stock (plus cash in lieu of fractional shares), or a Fortune shareholder who elects to receive shares of AmSouth Common Stock (plus cash in lieu of fractional shares) may instead receive cash.

                                      If the cash election is oversubscribed,
                                      the Fortune shareholders making no elec-tion shall have their Fortune shares ran-domly selected and converted into AmSouth Common Stock to the extent necessary so that the cash election is not oversub-scribed. If the cash election is still oversubscribed, the Fortune shareholders making a cash election shall have their Fortune shares randomly selected and con-verted into AmSouth Common Stock to the extent necessary.

                                      However, in circumstances where the cash election is oversubscribed, the Merger Agreement provides that no particular holder who has elected to receive cash will be selected randomly to receive AmSouth Common Stock if such selection would threaten satisfaction of the condi-tions to the consummation of the Merger. One such condition is the receipt of opinions from counsel and an accounting firm that the Merger qualifies as a tax-free reorganization.

                                      In order to permit such qualification and to receive such opinions, the cash elec-tions of the two largest holders of For-tune Common Stock, The Dyson-Kissner Mo-ran Corporation group (the "Moran Group") and John T. Oxley (who have indicated their intent to make cash elections if the Merger is ap-proved), would be satisfied on a priority basis. John A. Moran, a member of the Mo-ran Group, is a director of Fortune. Other than as a holder of Fortune Common Stock and Mr. Moran's status as both a member of the Moran Group and as a direc-tor of Fortune, the Moran Group is not affiliated with Fortune. Other than as a holder of Fortune Common Stock, Mr. Oxley is not affiliated with Fortune. Neither Mr. Moran, the Moran Group, nor Mr. Oxley is an affiliate of AmSouth within the meaning of the Securities Act of 1933.

                                      In addition, cash elections of other
                                      large Fortune shareholders also may be
                                      satisfied on a priority basis if such
                                      satisfaction would be necessary in order to meet the conditions required for con-summation of the Merger. One such condi-tion is the receipt of opinions from counsel and an accounting firm that the Merger qualifies as a tax-free reorgani-zation. As a result, under such circum-stances, cash elections of smaller For-tune shareholders would be less likely to be satisfied. Except as indicated above with respect to Mr. Moran as a member of the Moran Group and possibly director Ezra K. Zilkha (as a result of his hold-ing 4.92% of Fortune Common Stock as of March 30, 1994), cash elections of direc-tors and officers of Fortune will likely not be satisfied on a priority basis. See "Proposal To Approve The Merger--Election and Allocation Procedures."

                                      Because the tax consequences of receiving cash or AmSouth Common Stock will differ, shareholders of Fortune are urged to read carefully the information under the cap-tion "Proposal to Approve the Merger-- Certain Federal Income Tax Consequences."


Recommendation of Fortune's Board
 of Directors.......................  All members of the Board of Directors of
                                      Fortune participated in the meeting at
                                      which the Merger Agreement was consid-
                                      ered. The directors unanimously approved the Merger Agreement and recommend a vote in favor of its approval by the share-holders of Fortune. For a discussion of the factors considered by Fortune's Board of Directors in reaching its decision, see "Proposal to Approve the Merger--Rea-sons for the Merger;--Recommendations of Fortune's Board of Directors;--Voting at the Annual Meeting."

                                      The Board of Directors of Fortune be-
                                      lieves that the terms of the Merger are
                                      fair to, and in the best interests of,
                                      Fortune's shareholders. The Board of Di-rectors believes that the Merger will provide significant value to all Fortune shareholders. See "Proposal To Approve The Merger--Reasons for the Merger;--Recommendations of Fortune's
                                      Board of Directors;--Voting at the Annual
                                      Meeting." See also, "Proposal To Approve
                                      The Merger--Opinion of Financial Advi-
                                      sor."

Voting Agreements; Security
 Ownership of Management............  As of March 30, 1994, directors and exec-
                                      utive officers of Fortune and their af-
                                      filiates may have been deemed to be bene-ficial owners of approximately 22.62% of the outstanding shares of Fortune Common Stock. As an inducement to AmSouth to en-ter into the Merger Agreement, the direc-tors of Fortune have entered into voting agreements (the "Voting Agreements") to vote the shares of Fortune stock owned by them in favor of the Merger. The direc-tors who signed Voting Agreements owned or controlled, as of March 30, 1994, 1,353,916 shares, or 21.27%, of the out-
                                      standing shares of Fortune Common Stock.
                                      No Fortune directors own any Fortune Pre-ferred Stock. The Voting Agreements are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may tend to discourage com-peting offers to the Merger. Executive officers of Fortune who are not directors owned or controlled, as of March 30, 1994, 85,749 shares, or 1.35%, of the outstanding shares of Fortune Common
                                      Stock. No Fortune executive officers own any Fortune Preferred Stock. See "Pro-posal To Approve The Merger--Reasons for the Merger"; "Annual Meeting--Recommenda-tion of the Fortune Board;--Security Own-ership of Management; Voting Agreements."


                                      In general, elections to receive cash or stock by Fortune directors and executive officers will not be satisfied on a pri-ority basis. In the event cash elections are oversubscribed, however, cash elec-tions by director John A. Moran (in his capacity as a member of the Moran Group) and possibly director Ezra K. Zilkha will be given priority over other Fortune shareholders in order to preserve the Merger as a tax-free reorganization. Pri-ority treatment, if applicable, is a function of the relative size of such persons' share ownership, the Average AmSouth Closing Price and the effect of certain tax laws. Such treatment is not a result of their status as directors or executive officers. See "Proposal to Ap-prove the Merger--Election and Allocation Procedures."

Opinion of Financial Advisor........  Dillon, Read & Co. Inc. ("Dillon Read")
                                      has delivered to Fortune's Board of Di-
                                      rectors its written opinion,
                                      dated the date hereof, to the effect
                                      that, as of the date of its opinion, the consideration to be received in the Merger by the holders of shares of For-tune Common Stock and Fortune Preferred Stock, as determined by applying the for-mula set forth in the Merger Agreement, is fair to such holders from a financial point of view. A copy of the opinion of Dillon Read, which sets forth the assump-tions made, matters considered and limits of its review, is attached to this Proxy Statement/Prospectus as Annex D, and should be read in its entirety. See "Pro-posal To Approve The Merger--Opinion of Financial Advisor."

Effective Date of the Merger........  The Merger will become effective on the date articles of merger are filed with
                                      the Secretary of State of the State of
                                      Florida in accordance with the Florida
                                      Business Corporation Act, and with the
                                      Secretary of State of the State of Dela-ware in accordance with the Delaware Gen-eral Corporation Law or on such later date as the articles of merger may spec-ify (the "Effective Date"). The articles of merger will be filed with both states within thirty days after (a) the later of
                                      (i) the expiration of all applicable
                                      waiting periods, if any, in connection
                                      with approvals of governmental authori-
                                      ties, and (ii) the receipt of all other
                                      required approvals, or (b) on such later date as may be agreed by the parties. Af-ter regulatory approvals that would per-mit consummation of the Merger have been obtained, the parties expect that the Merger will occur on a date that will fa-cilitate an orderly business combination of Fortune and AmSouth, which date may be after the first possible date on which the Merger could occur under the terms of the Merger Agreement. The parties are un-able at this time to predict when or if the Effective Date will occur.

Conditions to the Merger;
Regulatory Approval.................  The obligations of AmSouth and Fortune to consummate the Merger are subject to the satisfaction of certain conditions, in-cluding (i) obtaining requisite share-holder and regulatory approvals, (ii) the receipt of opinions of independent ac-countants and counsel with respect to certain tax aspects of the Merger, (iii) the absence of a material adverse condi-tion (as defined in the Merger Agreement) with respect to Fortune, Fortune Bank and AmSouth, (iv) the conversion or redemp-tion of Fortune's 10% Convertible Subor-dinated Debentures, due 2010 (the "Deben-tures") (which has occurred) and the sat-isfaction of other customary closing con-ditions. See "Proposal To Approve The Merger--Certain Federal Income Tax Conse-quences" and "--Conditions to Each Party's Obligations."

                                      AmSouth plans that Fortune Bank will
                                      merge with and into AmSouth Florida at
                                      the Effective Date (the "Bank Merger").
                                      Receipt of regulatory approvals for the
                                      Bank Merger is a condition to consumma-
                                      tion of the Merger. See "Proposal to Ap-prove the Merger--Regulatory Approvals."

                                      The Merger will require the approval of
                                      the Board of Governors of the Federal Re-serve System (the "Federal Reserve Board"), and the Bank Merger will require the approval of the Federal Reserve Board, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Florida Department of Banking and Finance. Approvals of the Federal Reserve Board and the Federal Deposit Insurance Corporation have been obtained. There can be no assurance that the other regulatory approvals will be obtained, and, if ob-tained, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such ap-provals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and de-scribed under "Proposal to Approve the Merger--Conditions to Each Party's Obli-gations." Also, there can be no assurance that the United States Department of Jus-tice or a state attorney general will not challenge the Merger or the Bank Merger or, if such a challenge is made, as to the result thereof. See "Proposal to Ap-prove the Merger--Regulatory Approvals."

                                      AmSouth and Fortune will solicit Fortune shareholders with revised Proxy Statement/Prospectus disclosure materials if the transaction is modified in a man-ner such that it differs from the terms described in this Proxy
                                      Statement/Prospectus in any manner that
                                      would require resolicitation under the
                                      Securities Exchange Act of 1934 and the
                                      rules and regulations thereunder. Under
                                      the circumstances described in "Proposal to Approve the Merger--Conditions to Each Party's Obligation," holders of Fortune Preferred Stock may not be solicited with revised disclosure materials.

Termination of the Merger
Agreement...........................  The Merger Agreement may be terminated, and the Merger abandoned, before the Ef-fective Date, either before or after its approval by the shareholders of Fortune,
                                      (a) by the mutual consent of AmSouth and Fortune, or (b) by either of them indi-vidually under certain specified circum-stances, including (i) if the Merger has not become effective by June 30, 1994 (subject to extension to September 30, 1994, in the case of a protest to the Merger under the Community Reinvestment
                                      Act), or (ii) in the event of a material breach by the other party of any representation, war-ranty, covenant or agreement contained in the Merger Agreement. See "Proposal to Approve the Merger--Termination."

                                      In addition, the Merger Agreement con-
                                      tains a price-based termination provi-
                                      sion. Under this provision, the Merger
                                      Agreement may be terminated by Fortune at any time during the ten-day period com-mencing with the date of receipt of the last federal regulatory approval required for consummation of the Merger if (a) the average closing price of AmSouth Common Stock over a designated time period is less than $27.00 per share, and (b) AmSouth elects not to increase the con-sideration to shareholders of Fortune as specified in the Merger Agreement. Before making any decision to terminate the transaction, the Board of Directors of Fortune would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision. The matter would not, however, be resubmitted to shareholders. See "Proposal to Approve the Merger--Price-Based Termination."

Interests of Certain Persons in the
Merger..............................  Certain members of Fortune's management and the Board of Directors of Fortune may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of Fortune generally. These include, among other things, provi-sions in the Merger Agreement relating to indemnification, continuation of sever-ance agreements, cash payments under out-standing stock options or the conversion of such outstanding options into options for AmSouth Common Stock, continued em-ployment with AmSouth, service as a di-rector of AmSouth and certain other bene-fits. See "Proposal to Approve the Merg-er--Interests of Certain Persons in the Merger."

Certain Federal Income Tax
Consequences........................  The Merger is intended to be a reorgani-
                                      zation within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); accordingly no gain or loss will be recognized by Fortune shareholders who receive solely AmSouth Common Stock in exchange for their For-tune Common Stock and Fortune Preferred Stock. Receipt of cash in the Merger will be a taxable event. The Merger Agreement provides that consummation of the Merger is conditioned upon receipt by AmSouth and Fortune of an opinion of independent accountants and counsel to the effect that the Merger will constitute a reorga-nization within the meaning of Section 368 of the Code. For a further discussion of the federal income tax consequences of the Merger, see "Proposal to Approve the Merger--

                                      Certain Federal Income Tax Consequences."
                                      See also "Proposal to Approve the Merg-
                                      er--Conditions to Each Party's Obliga-
                                      tions."

                                      BECAUSE CERTAIN TAX CONSEQUENCES OF THE
                                      MERGER MAY VARY DEPENDING UPON THE PAR-
                                      TICULAR CIRCUMSTANCES OF EACH SHAREHOLDER
                                      AND OTHER FACTORS, EACH HOLDER OF FORTUNE
                                      COMMON STOCK AND/OR FORTUNE PREFERRED
                                      STOCK IS URGED TO CONSULT SUCH HOLDER'S
                                      OWN TAX ADVISOR TO DETERMINE THE PARTICU-
                                      LAR TAX CONSEQUENCES TO SUCH HOLDER OF
                                      THE MERGER (INCLUDING THE APPLICATION AND
                                      EFFECT OF STATE AND LOCAL INCOME AND
                                      OTHER TAX LAWS).

Accounting Treatment................  It is intended that the Merger will be accounted for as a purchase under GAAP.

The Stock Option Agreement..........  As an inducement and a condition to
                                      AmSouth's entering into the Merger Agree-ment, AmSouth and Fortune also entered into a Stock Option Agreement dated as of September 13, 1993 (the "Stock Option Agreement"), pursuant to which AmSouth has an option (the "Option"), upon the occurrence of certain events (none of which has yet occurred to the best of AmSouth's and Fortune's knowledge), to purchase up to 551,034 shares of Fortune Common Stock (representing approximately 9.9% of the outstanding shares of Fortune Common Stock on September 13, 1993), at a price of $34.25 per share, subject to ad-justment in certain circumstances and subject to termination within certain pe-riods. The Stock Option Agreement may discourage competing offers to the Merger and is intended to increase the likeli-hood that the Merger will be consummated in accordance with the terms of the Merger Agreement. A copy of the Stock Op-tion Agreement is attached to this Proxy Statement/Prospectus as Annex B. See "Certain Related Transactions--The Stock Option Agreement."

Comparison of Rights of
 Shareholders.......................  See "Comparison of Rights of Sharehold-
                                      ers" for a summary of the material dif-
                                      ferences between the rights of holders of AmSouth Common Stock and holders of For-tune Common Stock and Fortune Preferred Stock.

Dissenters' Rights..................  Under Section 607.1320 of the Florida
                                      Business Corporation Act, holders of For-tune Common Stock and Fortune Preferred Stock may dissent from the Merger and re-ceive payment of the "fair value" of such holder's shares in cash if the Merger is consummated, by following certain proce-dures set forth in the statute, the text of which is attached hereto as Annex E. See "Dissenters' Rights."

                    COMPARATIVE MARKET AND STOCK PRICE DATA

  AmSouth Common Stock is listed on the NYSE. Fortune Common Stock and Fortune Preferred Stock are traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System ("NMS"). The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of AmSouth Common Stock as reported on the NYSE and Fortune Common Stock and Fortune Preferred Stock as reported on the NMS, in each case based on published financial sources, and the dividends declared on such stock. The Fortune Preferred Stock was not issued until December 1, 1992.

                          AMSOUTH COMMON STOCK    FORTUNE COMMON STOCK   FORTUNE PREFERRED STOCK
                         ----------------------- ----------------------- -----------------------------
                          HIGH   LOW   DIVIDENDS  HIGH   LOW   DIVIDENDS  HIGH     LOW     DIVIDENDS
                         ------ ------ --------- ------ ------ --------- -------- -------- -----------
1991
  First Quarter......... $17.25 $12.38    .24    $10.50 $ 7.13   .075         n/a      n/a       n/a
  Second Quarter........  19.13  16.63    .24     10.25   9.00   .075         n/a      n/a       n/a
  Third Quarter.........  22.13  18.75    .24      9.25   7.25   .075         n/a      n/a       n/a
  Fourth Quarter........  22.13  19.13    .26      9.50   7.00   .075         n/a      n/a       n/a
1992
  First Quarter.........  27.38  21.38    .26     12.00   8.38   .075         n/a      n/a       n/a
  Second Quarter........  31.13  26.13    .26     17.00   9.25   .075         n/a      n/a       n/a
  Third Quarter.........  29.00  26.00    .26     20.75  15.25   .075         n/a      n/a       n/a
  Fourth Quarter........  32.63  26.88    .29     18.50  15.50   .075       29.88    26.00       n/a
1993
  First Quarter.........  34.13  29.63    .29     20.25  16.75   .075       31.50    28.13       .50
  Second Quarter........  35.88  30.38    .29     22.75  17.75   .075       35.25    29.50       .50
  Third Quarter.........  33.63  29.25    .29     30.00  26.75   .075       43.00    33.00       .50
  Fourth Quarter........  31.50  27.38    .35     31.75  27.25   .075       42.50    38.50       .50
1994
  First Quarter.........  32.00  29.25    .35     31.75  30.38   .075       43.25    41.25       .50

  On September 10, 1993, the last full trading day before the execution and delivery of the Merger Agreement and the public announcement thereof, the closing price of AmSouth Common Stock was $31.63 per share on the NYSE. On such date the high, low and closing prices of Fortune Common Stock were $27.25, $26.50 and $27.13 per share, respectively, and the high, low and closing prices of Fortune Preferred Stock were $39.75, $39.50 and $39.75 per share, respectively, on the NMS.

  On March 31, 1994, the last practicable trading day before the mailing of this Proxy Statement/Prospectus, the closing price of AmSouth Common Stock was $29.75 per share on the NYSE, and the closing price of Fortune Common Stock was $30.75 per share, and the closing price of Fortune Preferred Stock was $42.25 per share, on the NMS.

  The Cash Consideration and the value of the stock consideration in the Merger will be determined using a formula, set forth in the Merger Agreement, which is based on the Average AmSouth Closing Price (i.e., the average of the closing prices per share of AmSouth Common Stock as reported by the NYSE on the NYSE composite transactions tape for the ten consecutive trading days ending on the tenth business day before the Effective Date (the "Valuation Period")).

  The following table sets forth (i) the closing price per share of AmSouth Common Stock and the closing price per share of Fortune Common Stock and Fortune Preferred Stock on each of (x) September 10, 1993, the last full trading day before the public announcement of the Merger Agreement, and (y) March 31, 1994, (ii) a hypothetical Average AmSouth Closing Price determined as if the Effective Date were such date and

(iii) the pro forma equivalent price per share of Fortune Common Stock and Fortune Preferred Stock determined as if the Effective Date were such date. The pro forma equivalent price per share of Fortune Common Stock and Fortune Preferred Stock at each specified date represents a hypothetical Average AmSouth Closing Price (as if such date had been the Effective Date) multiplied, in the case of Fortune Common Stock, by a fraction equal to the Conversion Ratio that would have existed if such date had been the Effective Date and, in the case of Fortune Preferred Stock, by such Conversion Ratio multiplied by 1.333333.

                         AMSOUTH FORTUNE  FORTUNE   HYPOTHETICAL   PRO FORMA EQUIVALENT  PRO FORMA EQUIVALENT
                         COMMON  COMMON  PREFERRED AVERAGE AMSOUTH  PRICE PER SHARE OF    PRICE PER SHARE OF
                          STOCK   STOCK    STOCK    CLOSING PRICE  FORTUNE COMMON STOCK FORTUNE PREFERRED STOCK
                         ------- ------- --------- --------------- -------------------- -----------------------
September 10, 1993...... $31.63  $27.13   $39.75       $31.28            $33.97(a)             $45.29 (a)
March 31, 1994..........  29.75   30.75    42.25        29.90             33.23(b)               44.30(b)

- --------
(a) Represents a Conversion Ratio of 1.086084. At this Conversion Ratio (assuming a quarterly dividend of $0.35 per share of AmSouth Common Stock), the pro forma equivalent per share dividend for the Fortune Common Stock would be $0.38 per share or $1.52 per share on an annualized basis and the pro forma equivalent per share dividend for the Fortune Preferred Stock (determined by multiplying the pro forma equivalent per share dividend for Fortune Common Stock by 1.333333) would be $0.51 per share or $2.03 per share on an annualized basis.

(b) Represents a Conversion Ratio of 1.111264. At this Conversion Ratio (assuming a quarterly dividend of $0.35 per share of AmSouth Common Stock), the pro forma equivalent per share dividend for the Fortune Common Stock would be $.39 per share or $1.56 per share on an annualized basis and pro forma equivalent per share dividend for the Fortune Preferred Stock (determined by multiplying the pro forma equivalent per share dividend for Fortune Common Stock by 1.333333) would be $.52 per share or $2.07 per share on an annualized basis.

  No assurance can be given as to what the Average AmSouth Closing Price will be during the actual Valuation Period or as to what the market price of AmSouth Common Stock will be at the time the Merger is consummated. Because the market price of AmSouth Common Stock is subject to fluctuation, the Conversion Ratio and the Cash Consideration may change before the Merger. See "Proposal to Approve the Merger--Merger Consideration" and "--Price-Based Termination." Fortune shareholders are encouraged to obtain current market quotations for AmSouth Common Stock, Fortune Common Stock and Fortune Preferred Stock. In addition, there are statutory and regulatory limitations on the ability of AmSouth to pay dividends to its shareholders and there can be no assurance that AmSouth will continue to pay dividends at its current quarterly rate. See "Regulatory Considerations--Payment of Dividends."

                       COMPARATIVE PER SHARE INFORMATION

  The following table sets forth for the AmSouth Common Stock, the Fortune Common Stock and the Fortune Preferred Stock certain historical, pro forma combined and pro forma equivalent per share financial information. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated on January 1, 1993. As discussed under "Proposal to Approve the Merger--Merger Consideration," the Conversion Ratio and the Cash Consideration are subject to adjustment as a result of a change in the price of AmSouth Common Stock. The pro forma information presented would be different if the Conversion Ratio and the Cash Consideration were so adjusted.

  The information shown below should be read in conjunction with the historical and pro forma financial statements of AmSouth, including the respective notes thereto, incorporated by reference herein, and with the historical financial statements of Fortune appearing in Fortune's Annual Report on Form 10-K for the year ended September 30, 1993, a copy of which accompanies this Proxy Statement/Prospectus, including the notes thereto. See "Available Information," "Incorporation of Certain Documents by Reference" and "Summary Condensed Consolidated Financial Information."

                                                                                                AMSOUTH,
                                                                                                FORTUNE
                                                                                               AND OTHER
                                                          AMSOUTH                               BUSINESS      FORTUNE
                          HISTORICAL                        AND       FORTUNE      FORTUNE    COMBINATIONS   PRO FORMA
                   -----------------------------------    FORTUNE    PRO FORMA    PRO FORMA    PRO FORMA     EQUIVALENT
                              FORTUNE         FORTUNE    PRO FORMA   EQUIVALENT   EQUIVALENT   COMBINED,      COMMON,
    PER SHARE      AMSOUTH    COMMON         PREFERRED   COMBINED    COMMON(A)   PREFERRED(A) AS ADJUSTED  AS ADJUSTED(A)
    ---------      -------    -------        ---------   ---------   ----------  ------------ ------------ --------------
NET INCOME
 (LOSS)(b)
 For the year
  ended
  December 31,
  1993............ $ 3.10     $  .52 (c)(d)   $  .76(c)   $ 2.83(e)    $ 3.05(e)    $ 4.06(e)    $ 2.57(f)     $ 2.77(f)
  1992............   2.51(g)    1.60 (c)(h)      --          --           --           --           --            --
  1991............   2.07(g)   (2.34)(c)(h)      --          --           --           --           --            --
CASH DIVIDENDS
 For the year
  ended
  December 31,
  1993............ $ 1.22     $  .30 (c)      $ 2.00(c)   $ 1.22(i)    $ 1.31       $ 1.75       $ 1.22(i)     $ 1.31
  1992............   1.07        .30 (c)         --          --           --           --           --            --
  1991............    .98        .30 (c)         --          --           --           --           --            --
BOOK VALUE(j)
 As of
  December 31,
  1993............ $22.01     $23.56          $22.41(k)   $22.52       $24.26       $32.34       $22.04(l)     $23.74(l)
                      FORTUNE
                     PRO FORMA
                     EQUIVALENT
                     PREFERRED,
    PER SHARE      AS ADJUSTED(A)
    ---------      --------------
NET INCOME
 (LOSS)(b)
 For the year
  ended
  December 31,
  1993............     $ 3.69(f)
  1992............        --
  1991............        --
CASH DIVIDENDS
 For the year
  ended
  December 31,
  1993............     $ 1.75
  1992............        --
  1991............        --
BOOK VALUE(j)
 As of
  December 31,
  1993............     $31.65(l)

- --------
(a) Fortune pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by an assumed Conversion Ratio of 1.077044 for Fortune Common Stock and such Conversion Ratio multiplied by 1.333333, or 1.436058, for Fortune Preferred Stock.
(b) Net income (loss) per common share is based on weighted average common shares outstanding, except for (i) Fortune Common historical amounts which are based on weighted average common shares and common stock equivalent shares outstanding and (ii) Fortune Preferred historical amounts which are based on the weighted average common shares and common equivalent shares outstanding plus the effect of the Fortune Preferred Stock assuming that all such shares of Fortune Preferred Stock were converted into shares of Fortune Common Stock on January 1, 1993.
(c) Amounts have been restated to conform to a calendar year.
(d) Amount is before the cumulative effect of a change in accounting principle for Fortune's adoption of Statement of Financial Standards No. 109, "Accounting for Income Taxes" ("FAS 109").
(e) Amounts are adjusted to include the pro forma effect of the December 9, 1993 acquisition of Mid-State Federal Savings Bank ("Mid-State Federal"), as if such acquisition had taken place on January 1, 1993.
(f) Amounts are adjusted to include the pro forma effect of the December 9, 1993 acquisition of Mid-State Federal and the Other Business Combinations (as defined in "Introduction--Parties to the Merger--AmSouth") as if such acquisitions had taken place on January 1, 1993.
(g) Amounts have been restated for the pooling of interests of Mickler Corporation ("Mickler") and The First National Bank of Clearwater ("Clearwater") but have not been restated for the pooling of interests of First Sunbelt Bankshares, Inc. ("First Sunbelt"), the effect of which is not material to AmSouth's financial statements.
(h) Amounts are before extraordinary items.
(i) Pro forma cash dividends represent historical cash dividends of AmSouth.
(j) Book value per common share is based on total period-end shareholders' equity, except for Fortune Common Stock historical amounts which are adjusted to exclude the liquidation preference on the Fortune Preferred Stock.
(k) Amount is computed assuming all Fortune Preferred Stock is converted into Fortune Common Stock.
(l) Amounts are adjusted to reflect the Other Business Combinations.

              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following tables present summary consolidated financial data for (i) AmSouth on an historical basis, (ii) Fortune on an historical basis, (iii) AmSouth and Fortune on a pro forma combined basis giving effect to the Merger and (iv) AmSouth and Fortune on a pro forma combined basis giving effect to the Merger, as adjusted to give effect to the Other Business Combinations by AmSouth. For information on the accounting treatment of these other acquisitions see "Introduction--Parties to the Merger." The pro forma data in the tables assume (i) that each of the outstanding shares of Fortune Common Stock and Fortune Preferred Stock are converted in the Merger into either cash or shares of AmSouth Common Stock, (ii) that each of the outstanding options to purchase Fortune Common Stock outstanding on December 31, 1993 (other than AmSouth's option pursuant to the Stock Option Agreement), are exercised prior to the Effective Date and converted in the Merger into either cash or shares of AmSouth Common Stock, (iii) that each of the Debentures are converted into shares of Fortune Common Stock prior to the Effective Date and converted in the Merger into either cash or shares of AmSouth Common Stock, (iv) that the total cash paid is approximately $142.5 million and the number of shares of AmSouth Common Stock issued in the Merger is approximately 4,481,000 and (v) that the Merger is accounted for as a purchase. See "Proposal to Approve the Merger-- Accounting Treatment." These tables should be read in conjunction with the historical and pro forma financial statements of AmSouth, including the respective notes thereto, incorporated by reference herein and with the historical financial statements of Fortune, including the notes thereto, appearing in Fortune's Annual Report on Form 10-K for the year ended September 30, 1993, a copy of which accompanies this Proxy Statement/Prospectus. See "Available Information," and "Incorporation of Certain Documents by Reference." Interim historical data reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data. The pro forma combined condensed financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations which would have actually occurred if the transactions had been consummated in the past or which may be obtained in the future.

  The following selected consolidated financial data for AmSouth for the year ended December 31, 1993 give effect to the acquisition of Mickler, Clearwater and First Sunbelt on a pooling of interests accounting basis, and the acquisitions of FCFC, Charter Banking Corp. ("Charter") and Mid-State Federal on a purchase accounting basis. The selected consolidated financial data for the years ended December 31, 1989-1992 have been restated for the pooling of interests of Mickler and Clearwater but have not been restated for the pooling of interests of First Sunbelt, the effect of which is not material to AmSouth's financial statements.

                              AMSOUTH--HISTORICAL

                                         YEAR ENDED DECEMBER 31
                              ------------------------------------------------
                                1993      1992      1991      1990      1989
                              --------  --------  --------  --------  --------
STATEMENT OF EARNINGS
(In Thousands)
  Gross Interest Margin...... $462,077  $393,437  $334,712  $297,525  $277,743
  Provision for Loan Losses..   18,980    36,555    46,029    41,583    44,766
  Noninterest Revenues.......  194,361   164,249   162,502   130,243   124,857
  Noninterest Expenses.......  420,087   370,056   340,748   288,488   275,446
  Applicable Income Taxes....   71,144    43,026    27,636    22,297    15,185
  Net Income.................  146,227   108,049    82,801    75,400    67,203
PER COMMON SHARE DATA
  Net Income................. $   3.10  $   2.51  $   2.07  $   1.97  $   1.71
  Cash Dividends Declared....     1.22      1.07      0.98      0.94      0.89
  Book Value.................    22.01     19.10     17.65     16.40     15.32
AVERAGE STATEMENT OF
 CONDITION
(In Millions)
  Investment Securities...... $  2,399  $  2,536  $  2,476  $  2,196  $  2,088
  Loans, Net of Unearned In-
   come......................    7,043     5,757     5,631     5,734     5,597
  Allowance for Loan Losses..      108        90        91        87        76
  Total Earning Assets.......   10,543     8,756     8,417     8,095     7,841
  Total Assets...............   11,464     9,591     9,266     8,939     8,688
  Deposits...................    8,745     7,608     7,441     7,093     6,811
  Long-Term Debt.............      159       138       135       131       131
  Shareholders' Equity.......      979       791       682       607       588
END-OF-PERIOD STATEMENT OF
 CONDITION
(In Millions)
  Investment Securities...... $  1,618  $  2,415  $  2,664  $  2,150  $  2,105
  Loans, Net of Unearned In-
   come......................    7,930     6,139     5,723     5,840     5,831
  Allowance for Loan Losses..      118        93        89        88        93
  Total Earning Assets.......   11,402     9,297     9,009     8,145     8,135
  Total Assets...............   12,548    10,209     9,925     9,148     8,993
  Deposits...................    9,568     7,800     7,779     7,449     7,047
  Long-Term Debt.............      163       136       139       129       131
  Shareholders' Equity.......    1,090       825       754       625       600
SELECTED FINANCIAL RATIOS
  Return on Average Total As-
   sets......................     1.28%     1.13%     0.89%     0.84%     0.77%
  Return on Average Common
   Equity....................    14.93     13.66     12.14     12.43     11.43
  Taxable Equivalent Gross
   Interest Margin to Average
   Earning Assets............     4.55      4.72      4.24      3.97      3.86
  Overhead Ratio(a)..........    62.34     64.07     65.56     63.88     64.41
  Dividend Payout............    39.35     42.63     47.34     47.72     52.05
  Average Equity to Average
   Assets....................     8.54      8.25      7.36      6.79      6.77
  Allowance at End of Period
   to Loans, Net of Unearned
   Income....................     1.49      1.51      1.56      1.50      1.60
  Allowance at End of Period
   to Nonperforming Loans
   (b).......................   245.82    164.28    134.54    103.35    118.33
  Nonperforming Assets to
   Loans, Net of Unearned
   Income, Foreclosed
   Properties and
   Repossessions(c)..........     0.92      1.59      2.74      2.85      2.18

- --------
(a) The Overhead Ratio is defined as noninterest expenses divided by the sum of the taxable equivalent gross interest margin and noninterest revenues.
(b) Nonperforming loans include nonaccrual loans and restructured loans.
(c) Nonperforming assets include nonaccrual loans, restructured loans, foreclosed properties and repossessions.

                      FORTUNE BANCORP, INC.--HISTORICAL(A)

                          THREE MONTHS
                              ENDED
                           DECEMBER 31                   YEAR ENDED SEPTEMBER 30
                         ------------------  -------------------------------------------------------
                          1993       1992     1993     1992     1991      1990      1989      1988
                         -------    -------  -------  -------  -------   -------   -------   -------
STATEMENT OF EARNINGS
(In Thousands)
 Gross Interest Margin.. $16,776    $18,217  $70,986  $64,198  $61,319   $52,304   $44,020   $42,908
 Provision for Loan
  Losses................   9,168      5,296   13,819   17,163   32,370    15,803    11,537    20,721
 Noninterest Revenues...   1,919      7,920    9,147   18,574   10,225     3,633     4,853    19,486
 Noninterest Expenses...  15,372     13,793   55,430   52,101   50,578    47,158    46,587    43,393
 Applicable Income Tax-
  es....................  (2,332)     2,991    3,969    7,677      270    (1,483)   (2,505)   (1,929)
 Extraordinary items,
  net...................     --         --     2,319      519      --        --        --        --
 Cumulative Effect of
  Accounting Change.....   4,013(b)     --       --       --       --        --        --        --
 Net Income (Loss)......     500      4,057    9,234    6,350  (11,674)   (5,541)   (6,746)      209
PER COMMON SHARE DATA
 Net Income (Loss)...... $ (0.03)   $  0.69  $  1.23  $  1.15  $ (2.40)  $ (1.27)  $ (1.48)  $  0.05
 Cash Dividends De-
  clared................    0.08       0.08     0.30     0.30     0.30      0.30      0.30      0.25
 Book Value at End of
  Period................   23.56      23.28    23.92    22.95    22.36     28.70     28.92     30.10
AVERAGE STATEMENT OF
 CONDITION
(In Millions)
 Investment Securities.. $   970    $   805  $   952  $   753  $   865   $   879   $   948   $ 1,036
 Loans, Net of Unearned
  Income................   1,273      1,464    1,531    1,740    1,987     2,126     2,182     1,770
 Allowance for Loan
  Losses................      25         25       25       24       12        11        12         9
 Total Earning Assets...   2,449      2,444    2,484    2,493    2,852     3,005     3,129     2,806
 Total Assets...........   2,592      2,583    2,620    2,609    2,982     3,181     3,321     2,993
 Deposits...............   1,810      2,015    1,930    2,204    2,319     2,199     2,242     1,898
 Shareholders' Equity...     168        141      160      124      127       129       136       143
END-OF-PERIOD STATEMENT
 OF CONDITION
(In Millions)
 Investment Securities.. $ 1,072    $   806  $   947  $   737  $   778   $   813   $   852   $ 1,016
 Loans, Net of Unearned
  Income................   1,520      1,572    1,443    1,667    1,851     2,087     2,198     1,992
 Allowance for Loan
  Losses................      29         27       23       26       20         9        10        24
 Total Earning Assets...   2,592      2,378    2,390    2,404    2,629     2,890     3,050     3,008
 Total Assets...........   2,747      2,552    2,551    2,550    2,788     3,064     3,247     3,175
 Deposits...............   1,792      2,001    1,826    2,041    2,318     2,243     2,220     2,089
 Shareholders' Equity...     168        163      168      127      122       125       131       136
SELECTED FINANCIAL RA-
 TIOS
 Return on Average Total
  Assets................    0.08%      0.63%    0.35%    0.24%   (0.39)%   (0.17)%   (0.20)%    0.01%
 Return on Average Com-
  mon Equity............    1.19      11.48     5.77     5.11    (9.19)    (4.29)    (4.97)     1.47
 Taxable Equivalent
  Gross Interest Margin
  to Average Earning As-
  sets..................    2.74       2.97     2.85     2.57     2.15      1.74      1.40      1.52
 Overhead Ratio(c)......   82.22      52.77    69.17    62.95    70.69     84.31     95.32     69.55
 Dividend Payout Ratio..     n/a      10.87    24.39    26.09      n/a       n/a       n/a    500.00
 Average Equity to Aver-
  age Assets............    6.48       5.47     6.11     4.76     4.36      4.07      4.09      4.65
 Allowance at End of Pe-
  riod to Loans, Net of
  Unearned Income.......    2.07       1.90     1.69     1.73     1.08      0.43      0.47      1.20
 Allowance at End of Pe-
  riod to Nonperforming
  Loans(d)..............   56.96      31.83    42.17    29.11    20.93     15.19     18.35    107.07
 Net Charge-Offs to
  Average Loans Net of
  Unearned Income.......    1.04       0.99     1.07     0.61     1.08      0.83      1.15      0.07
 Nonperforming Assets to
  Loans, Net of Unearned
  Income, Foreclosed
  Properties and
  Repossessions(e)......    4.14       7.02     4.86     6.76     6.08      4.34      3.63      1.77

- --------
(a) Certain terminology used in the presentation of Fortune's historical data has been changed to conform with terminology used in AmSouth's presentation.
(b) This amount reflects the effect of the adoption of FAS 109.
(c) The Overhead Ratio is defined as noninterest expenses divided by the sum of the taxable equivalent gross interest margin and noninterest revenues.
(d) Nonperforming loans include nonaccrual loans and restructured loans.
(e) Nonperforming assets include nonaccrual loans, accruing loans contractually past due 90 days or more, restructured loans and real estate and other assets owned.

                     AMSOUTH AND FORTUNE PRO FORMA COMBINED

                                                                    AS OF
                                                              DECEMBER 31, 1993
                                                              -----------------
STATEMENT OF CONDITION
(In Thousands, Except Per Share Amounts)
  Cash and Due from Banks....................................    $   620,380
  Federal Funds Sold and Securities Purchased Under Agree-
   ments to Resell...........................................        204,614
  Trading Account Securities.................................         94,844
  Securities Held for Sale...................................      1,660,042
  Investment Securities......................................      2,253,912
  Mortgage Loans Held for Sale...............................        464,730
  Loans, Net of Unearned Income..............................      9,318,156
  Less Allowance for Loan Losses.............................        146,882
                                                                 -----------
   Net Loans.................................................      9,171,274
  Premises and Equipment, Net................................        242,299
  Other Real Estate Owned....................................         30,769
  Intangible Assets..........................................        258,043
  Mortgage Servicing Rights..................................         58,372
  Other Assets...............................................        341,508
                                                                 -----------
   Total Assets..............................................    $15,400,787
                                                                 ===========
Deposits and Interest-Bearing Liabilities:
  Deposits...................................................    $11,376,088
  Federal Funds Purchased and Securities Sold Under Agree-
   ments to Repurchase.......................................      1,160,255
  Other Borrowed Funds(a)....................................        647,648
  Long-Term Debt(a)..........................................        526,562
                                                                 -----------
   Total Deposits and Interest-Bearing Liabilities...........     13,710,553
  Other Liabilities..........................................        474,197
                                                                 -----------
   Total Liabilities.........................................     14,184,750
Shareholders' Equity:
  Common Stock...............................................         55,497
  Capital Surplus............................................        567,891
  Retained Earnings..........................................        619,766
                                                                 -----------
                                                                   1,243,154
  Less: Cost of Common Stock in Treasury.....................         24,173
  Deferred Compensation on Restricted Stock..................          2,944
                                                                 -----------
   Total Shareholders' Equity................................      1,216,037
                                                                 -----------
     Total Liabilities and Shareholders' Equity..............    $15,400,787
                                                                 ===========
  Book Value per Common Share................................    $     22.52
                                                                 ===========

                                                               TWELVE MONTHS
                                                                   ENDED
                                                            DECEMBER 31, 1993(A)
                                                            --------------------
STATEMENT OF EARNINGS
(In Thousands, Except Per Share Amounts)
  Gross Interest Margin....................................       $555,477
  Provision for Loan Losses................................         39,608
  Noninterest Revenues.....................................        205,186
  Noninterest Expenses.....................................        502,657
  Applicable Income Taxes..................................         72,336
  Net Income(b)............................................       $146,062
  Net Income per Share(b)..................................       $   2.83
  Average Common Shares Outstanding........................         51,634

- --------

(a) Adjusted to include the pro forma effect of the December 9, 1993 acquisition of Mid-State Federal as if such acquisition had taken place on January 1, 1993.

(b) Amounts are before the cumulative effect of a change in accounting principle.

    For more detailed pro forma financial information, see "Incorporation of
                        Certain Documents by Reference."

                AMSOUTH, FORTUNE AND OTHER BUSINESS COMBINATIONS
                             PRO FORMA COMBINED (A)

                                                                  AS OF
                                                            DECEMBER 31, 1993
                                                           --------------------
STATEMENT OF CONDITION
(In Thousands, Except Per Share Amounts)
 Cash and Due from Banks..................................     $   663,776
 Federal Funds Sold and Securities Purchased Under Agree-
  ments to Resell.........................................         254,138
 Trading Account Securities...............................          94,844
 Securities Held for Sale.................................       1,682,862
 Investment Securities....................................       2,483,988
 Mortgage Loans Held for Sale.............................         474,972
 Loans, Net of Unearned Income............................      10,048,908
 Less Allowance for Loan Losses...........................         161,656
                                                               -----------
   Net Loans..............................................       9,887,252
 Premises and Equipment, Net..............................         264,342
 Other Real Estate Owned..................................          38,889
 Intangible Assets........................................         259,375
 Mortgage Servicing Rights................................          58,372
 Other Assets.............................................         358,976
                                                               -----------
   Total Assets...........................................     $16,521,786
                                                               ===========
Deposits and Interest-Bearing Liabilities:
 Deposits.................................................     $12,346,252
 Federal Funds Purchased and Securities Sold Under
  Agreements to Repurchase................................       1,162,248
 Other Borrowed Funds(b)..................................         696,398
 Long-Term Debt(b)........................................         543,062
                                                               -----------
   Total Deposits and Interest-Bearing Liabilities........      14,747,960
 Other Liabilities........................................         483,158
                                                               -----------
   Total Liabilities......................................      15,231,118
Shareholders' Equity:
 Common Stock.............................................          60,052
 Capital Surplus..........................................         600,596
 Retained Earnings........................................         657,137
                                                               -----------
                                                                 1,317,785
 Less: Cost of Common Stock in Treasury...................          24,173
 Deferred Compensation on Restricted Stock................           2,944
                                                               -----------
 Total Shareholders' Equity...............................       1,290,668
                                                               -----------
 Total Liabilities and Shareholders' Equity...............     $16,521,786
                                                               ===========
 Book Value per Common Share..............................     $     22.04
                                                               ===========
                                                              TWELVE MONTHS
                                                                  ENDED
                                                           DECEMBER 31, 1993(B)
                                                           --------------------
STATEMENT OF EARNINGS
(In Thousands, Except Per Share Amounts)
 Gross Interest Margin....................................        $602,624
 Provision for Loan Losses................................          48,622
 Noninterest Revenues.....................................         216,995
 Noninterest Expenses.....................................         546,943
 Applicable Income Taxes..................................          74,680
 Net Income(c)............................................        $149,374
 Net Income per Share(c)..................................         $  2.57
 Average Common Shares Outstanding........................          58,150

- --------
(a) Adjusted to reflect the Other Business Combinations.


(b) Adjusted to include the pro forma effect of the December 9, 1993 acquisition of Mid-State Federal as if such acquisition had taken place on January 1, 1993.

(c) Amounts are before the cumulative effect of a change in accounting principle.

  For more detailed pro forma financial information, see "Incorporation of Certain Documents by Reference." For information on regulatory capital ratios of AmSouth on both an historical and a pro forma combined basis after giving effect to the Merger and to AmSouth's Other Business Combinations, see "Certain Regulatory Considerations--Capital Adequacy."

                                  INTRODUCTION

GENERAL

  This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $.01 per share, of Fortune ("Fortune Common Stock") and holders of Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of Fortune ("Fortune Preferred Stock") in connection with the solicitation of proxies by the Board of Directors of Fortune for use at the Annual Meeting of Fortune shareholders to be held at 11:00 a.m. local time on Thursday, May 12, 1994, at the corporate headquarters of Fortune located at 16120 U.S. Highway 19 North, Clearwater, Florida 34624-6895, and at any adjournments or postponements thereof (the "Annual Meeting").

  At the Annual Meeting, the shareholders of record of Fortune Common Stock and Fortune Preferred Stock as of the close of business on March 14, 1994 (the "Record Date"), will, among other things, consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of the 12th day of September, 1993 (the "Merger Agreement"), between Fortune and AmSouth Bancorporation, a Delaware corporation ("AmSouth"), pursuant to which Fortune will merge with and into AmSouth (the "Merger").

  This Proxy Statement/Prospectus is also being furnished by AmSouth to Fortune shareholders as a prospectus in connection with the issuance of shares of AmSouth Common Stock as consideration in the Merger (the "Merger Shares").

  All historical financial and share price-related information of AmSouth contained herein has been adjusted to give effect to the three-for-two split on AmSouth Common Stock paid on January 15, 1992 to AmSouth shareholders of record on December 13, 1991.

PARTIES TO THE MERGER

  AmSouth. AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with 233 banking offices located in Alabama, Florida, Tennessee and Georgia at December 31, 1993. At December 31, 1993, AmSouth had total consolidated assets of approximately $12.5 billion, total consolidated deposits of approximately $9.6 billion and total consolidated shareholders' equity of approximately $1.1 billion. AmSouth was the largest bank holding company headquartered in Alabama in terms of equity capital and the second largest in terms of assets, based on December 31, 1993 information. Through its subsidiaries, AmSouth offers a broad range of banking and bank-related services.

  AmSouth's largest subsidiary is AmSouth Bank N.A. ("AmSouth Alabama"). At December 31, 1993, AmSouth Alabama had total consolidated assets of approximately $8.8 billion, total consolidated deposits of approximately $6.5 billion and total consolidated shareholders' equity of approximately $738.7 million. AmSouth Alabama is a full-service bank with 147 banking offices located throughout Alabama at December 31, 1993. AmSouth Alabama is the largest bank in Alabama, based upon total assets at December 31, 1993. AmSouth's other major banking subsidiaries are AmSouth Bank of Florida ("AmSouth Florida") and AmSouth Bank of Tennessee ("AmSouth Tennessee").

  At December 31, 1993, AmSouth Florida had total consolidated assets of approximately $2.6 billion, total consolidated deposits of approximately $2.1 billion and total consolidated shareholders' equity of approximately $231.2 million. AmSouth Florida operated 65 offices in Florida at December 31, 1993.

  Effective February 1, 1993, First Chattanooga Financial Corporation, headquartered in Chattanooga, Tennessee ("FCFC"), merged with AmSouth, and First Federal Bank, FSB, a subsidiary of FCFC, merged with AmSouth Tennessee. The mergers were accounted for under the purchase method of accounting under generally accepted accounting principles ("GAAP"). At December 31, 1993, AmSouth Tennessee had total consolidated assets of approximately $1.0 billion, total consolidated deposits of approximately $779.3 million and total consolidated shareholders' equity of approximately $110.2 million. AmSouth Tennessee operated 20 offices in Tennessee as of December 31, 1993.

  Other recently completed transactions of AmSouth are described below.

    Effective October 14, 1993, Mickler Corporation, headquartered in Clearwater, Florida ("Mickler"), merged with AmSouth, and The First National Bank of Clearwater ("Clearwater"), a subsidiary of Mickler, merged with AmSouth Florida. AmSouth issued approximately 2,987,000 shares of AmSouth Common Stock in exchange for the outstanding shares of Mickler and Clearwater. These acquisitions were accounted for as a pooling of interests under GAAP. At September 30, 1993, Mickler had total consolidated assets of approximately $436 million and total consolidated deposits of approximately $335 million.

    Also effective October 14, 1993, Charter Banking Corp., headquartered in St. Petersburg, Florida ("Charter"), merged with AmSouth, and First Gulf Bank, a subsidiary of Charter, merged with AmSouth Florida. AmSouth paid approximately $12.8 million in cash for all of the outstanding shares of both institutions. These acquisitions were accounted for as a purchase under GAAP. At September 30, 1993, Charter had total consolidated assets of approximately $106 million and total consolidated deposits of approximately $96 million.

    Effective December 9, 1993, Mid-State Federal Savings Bank, located in Ocala, Florida ("Mid-State Federal"), merged with AmSouth Florida. AmSouth issued approximately 2,041,000 shares of AmSouth Common Stock and paid approximately $31.7 million for all of the outstanding shares of Mid-State Federal common stock; AmSouth also paid $542,000 upon cancellation of the outstanding options to purchase Mid-State Federal common stock. This acquisition was accounted for as a purchase under GAAP. At September 30, 1993, Mid-State Federal had total consolidated assets of approximately $734 million and total consolidated deposits of approximately $645 million.

    Effective December 17, 1993, First Sunbelt Bankshares, Inc., headquartered in Rome, Georgia ("First Sunbelt"), the parent company of The Georgia State Bank of Rome, merged with AmSouth. AmSouth issued approximately 537,000 shares of AmSouth Common Stock in exchange for all of the outstanding shares of First Sunbelt common stock. This acquisition was accounted for as a pooling of interests under GAAP. At September 30, 1993, First Sunbelt had total consolidated assets of approximately $102 million and total consolidated deposits of approximately $92 million.

    Effective January 3, 1994, Orange Banking Corporation ("OBC"), headquartered in Orlando, Florida, the parent company of Orange Bank, merged with AmSouth. AmSouth issued approximately 1,332,000 shares of AmSouth Common Stock in exchange for all of the outstanding shares of OBC common stock. This acquisition was accounted for as a pooling of interests under GAAP. At December 31, 1993, OBC had total consolidated assets of approximately $354 million and total consolidated deposits of approximately $323 million.

    Effective February 10, 1994, FloridaBank, a Federal Savings Bank, located in Jacksonville, Florida ("FloridaBank"), merged with AmSouth Florida. AmSouth issued approximately 759,000 shares of AmSouth Common Stock in exchange for all of the outstanding shares of FloridaBank common stock. This acquisition was accounted for as a pooling of interests under GAAP. At December 31, 1993, FloridaBank had total consolidated assets of approximately $271 million and total consolidated deposits of approximately $203 million.

    Effective April 4, 1994, Parkway Bancorp, Inc. ("Parkway"), which is headquartered in Fort Meyers, Florida, the parent company of Parkway Bank,
  merged with AmSouth. AmSouth issued approximately        shares of AmSouth
  Common Stock for all of the outstanding shares of Parkway common stock. These acquisitions were accounted for as a pooling of interests under GAAP.

  At December 31, 1993, Parkway had total consolidated assets of approximately $127 million and total consolidated deposits of approximately $116 million.

    Effective April 4, 1994, Citizens National Corporation ("Citizens"), which is headquartered in Naples, Florida, the parent company of Citizens National Bank of Naples, merged with AmSouth. AmSouth issued approximately shares of AmSouth Common Stock in exchange for the outstanding shares of Citizens. These acquisitions were accounted for as a pooling of interests under GAAP. At December 31, 1993, Citizens had total consolidated assets of approximately $300 million and total consolidated deposits of approximately $270 million.

  In addition, AmSouth is a party to the pending business combinations described below. Except as noted, consummation of each of these transactions remains subject to fulfillment of a number of conditions, including shareholder and regulatory approvals. No assurances can be given that such conditions will be fulfilled or that such transactions will be consummated.


    On August 3, 1993, AmSouth signed an agreement to acquire First Federal Savings Bank, Calhoun, Georgia ("Calhoun"), headquartered in Calhoun, Georgia. At December 31, 1993, Calhoun had total assets of approximately $72 million and total deposits of approximately $59 million. Under the terms of the agreement, AmSouth will issue 0.9991 of a share of AmSouth Common Stock for each of the outstanding shares of Calhoun common stock. At December 31, 1993, Calhoun had 414,330 shares of common stock outstanding. Shareholder and regulatory approvals have been received. This acquisition will be accounted for as a pooling of interests under GAAP.


    On March 9, 1994, AmSouth signed an agreement to acquire The Tampa Banking Company ("Tampa"), which is located in Tampa, Florida, and its subsidiary, The Bank of Tampa. At December 31, 1993, Tampa had total consolidated assets of approximately $211 million and total consolidated deposits of approximately $196 million. Under the terms of the agreement, AmSouth will issue 1.5592 of a share of AmSouth Common Stock for each of the outstanding shares of Tampa common stock, subject to adjustment. At December 31, 1993, Tampa had approximately 626,000 shares of common stock outstanding. The transaction will be accounted for as a pooling of interests under GAAP.

    On March 31, 1994, AmSouth signed an agreement to acquire Community Federal Savings Bank ("Community"), headquartered in Fort Oglethorpe, Georgia. At December 31, 1993, Community had total assets of approximately $102 million and total deposits of approximately $87 million. Under the terms of the Agreement, AmSouth will pay $65.50 for each of the outstanding shares of Community common stock for a total purchase price of approximately $17.2 million.

  Excluding Tampa and Community, which are not expected to have a material effect on the pro forma financial statements of AmSouth, the pending transaction and the completed transactions which were pending at December 31, 1993 are sometimes referred to collectively herein as the "Other Business Combinations."

  AmSouth continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt or equity securities can be expected. Any future business combination or series of business combinations that AmSouth might undertake may be material, in terms of assets acquired or liabilities assumed, to AmSouth's financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice may result in dilution of book value and net income per share for the acquirors.

  On December 21, 1993, AmSouth's Registration Statement on Form S-3, pursuant to which AmSouth may offer from time to time not more than $300 million of unsecured senior debt securities, unsecured subordinated debt securities, and/or warrants to purchase such debt securities, was declared effective by the Commission. AmSouth intends to utilize approximately $143.3 million of proceeds from the issuance of such securities to fund the cash portion of the Fortune purchase price. Additionally, AmSouth has lines of credit arrangements with two financial institutions enabling AmSouth to borrow up to $21 million upon such terms as AmSouth and the banks mutually agree. Such available credit and proceeds from the issuance of the debt securities may be utilized to fund future business combinations.

  AmSouth's other subsidiaries include AmSouth Mortgage Company, Inc., which offers first mortgage loans through 41 originating offices in nine states, AmSouth Leasing Corporation, a specialized lender providing equipment leasing, and AmSouth Investment Services, Inc., a registered broker-dealer that provides securities brokerage services.

  AmSouth was incorporated under the laws of the State of Delaware in 1970. Its principal executive office is located at 1400 AmSouth-Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203. Its telephone number is (205) 320-7151.

  Additional information about AmSouth and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

  Fortune. Fortune is a savings and loan holding company organized in November 1983, under Florida law. Fortune provides commercial and retail banking services through its principal subsidiary, Fortune Bank a Savings Bank ("Fortune Bank"). The principal executive offices of Fortune are located at 16120 U.S. Highway 19 North, Clearwater, Florida 34624-6895, and its telephone number is (813) 538-1000.

  At December 31, 1993, Fortune had total consolidated assets of approximately $2.7 billion, total consolidated deposits of approximately $1.8 billion and total consolidated shareholders' equity of approximately $167.9 million. Fortune Bank is a Florida-chartered stock savings association headquartered in Clearwater, Florida, and operates 46 branches located from approximately 50 miles north to approximately 200 miles south of Clearwater. Based on consolidated assets at December 31, 1993, it is currently the largest independent banking organization headquartered on the west coast of Florida. Its deposit accounts are insured by the Federal Deposit Insurance Corporation through the Savings Association Insurance Fund. Additional information about Fortune and Fortune Bank is included in Fortune's Annual Report on Form 10-K for the year ended September 30, 1993, a copy of which accompanies this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                               THE ANNUAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to Fortune shareholders in connection with the solicitation of proxies by the Fortune Board of Directors for use at the Annual Meeting. The Annual Meeting is scheduled to be held on Thursday, May 12, 1994, at 11:00 a.m. local time, at Fortune's corporate headquarters. Only holders of record of Fortune Common Stock and Fortune Preferred Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting.

  HOLDERS OF FORTUNE COMMON STOCK AND FORTUNE PREFERRED STOCK ARE REQUESTED PROMPTLY TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO FORTUNE IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

  The cost of soliciting proxies will be borne by Fortune. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and employees of Fortune who will not be specifically compensated for such solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and Fortune will reimburse such persons for their reasonable expenses incurred in that connection. Fortune has also retained Morrow & Co., Inc., a proxy soliciting firm, to assist in solicitation of proxies at a fee of $7,500, plus reimbursement of out-of-pocket costs.

  FORTUNE SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

  The Annual Meeting has been called for the following purposes: (1) to approve the Merger Agreement between Fortune and AmSouth, a copy of which is attached to this Proxy Statement/Prospectus as Annex

A; (2) to elect three directors each for terms of three years or, if the Merger is approved by Fortune shareholders, for terms ending on the date of consummation of the Merger; (3) to ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick as independent accountants of Fortune for the fiscal year ending September 30, 1994; and (4) to transact such other business as may properly come before the Annual Meeting. Each copy of this Proxy Statement/Prospectus mailed to Fortune shareholders is accompanied by a form of proxy for use at the Annual Meeting.

RECORD DATE AND VOTING

  The Record Date for the determination of shareholders who will receive notice of and be entitled to vote at the Annual Meeting is March 14, 1994. Accordingly, only holders of record of shares of Fortune Common Stock and Fortune Preferred Stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting as provided herein. On the Record Date, 6,358,514 shares of Fortune Common Stock and 1,380,000 shares of Fortune Preferred Stock were outstanding and eligible to be voted at the Annual Meeting. Holders of Fortune Common Stock will be entitled to one vote for each share held by them of record at the close of business on the Record Date on each proposal described herein and on any other matter that may be presented for consideration and action by the shareholders at the Annual Meeting.

  Holders of Fortune Preferred Stock will be entitled to one vote for each share held by them of record at the close of business on the Record Date solely with respect to the Merger proposal. Holders of Fortune Preferred Stock will not be entitled to vote on any other matter. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Fortune Preferred Stock, voting separately as a class, is required for any amendment, alteration or repeal, whether by merger or otherwise, of Fortune's Restated Articles of Incorporation, as amended, that would adversely affect the powers, preferences, privileges or rights of shares of Fortune Preferred Stock. Under the Merger Agreement, Fortune will be merged into AmSouth, the separate existence of Fortune will cease and the Fortune Preferred Stock will become and be converted into the right to receive either cash or AmSouth Common Stock upon the terms described in the Merger Agreement. The Merger Agreement does not provide for the issuance of any AmSouth preferred stock to holders of Fortune Preferred Stock. As a result, the Merger could be deemed to adversely affect certain powers, preferences, privileges or rights of shares of Fortune Preferred Stock, and, therefore, the Merger is being submitted to a vote of the holders of Fortune Preferred Stock. See "Comparison of Rights of Shareholders--Authorized Capital Stock--Fortune."

VOTES REQUIRED

  The presence, in person or by proxy, of at least a majority of the total number of shares of Fortune Common Stock outstanding on the record date and a majority of the total number of shares of Fortune Preferred Stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

  The approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Fortune Common Stock entitled to vote thereon, and an affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Fortune Preferred Stock entitled to vote thereon. With respect to the vote on the proposal to approve the Merger, abstentions and failures to vote (including broker non-votes) will have the same effect as negative votes. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect directors, and the affirmative vote of a majority of the outstanding shares of Fortune Common Stock represented and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG Peat Marwick as independent public accountants. With respect to election of directors, abstentions and failures to vote (including broker non-votes) will be deemed not to have been cast and will have no legal effect on the election of directors. With respect to the ratification of the appointment of public accountants, abstentions and failures to vote (including broker non-votes) will have the same effect as negative votes.

  If the enclosed form of proxy is properly executed and returned to Fortune in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies relating to shares of Fortune Common Stock will be voted (1) FOR approval of the Merger of Fortune with and into AmSouth; (2) FOR the election of the Board of Directors' three nominees as directors; and (3) FOR ratification of the appointment of KPMG Peat Marwick as independent public accountants of Fortune for the fiscal year ending September 30, 1994. Executed but unmarked proxies relating to shares of Fortune Preferred Stock will be voted FOR approval of the Merger of Fortune with and into AmSouth. If any other matters properly come before the Annual Meeting, the persons named as proxies will, unless the shareholder otherwise specifies in the proxy, vote upon such matters as determined by a majority of the Board of Directors.

RECOMMENDATION OF THE FORTUNE BOARD

  The Fortune Board of Directors has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Fortune and its shareholders. The Fortune Board of Directors therefore unanimously recommends that holders of Fortune Common Stock and Fortune Preferred Stock vote FOR approval of the Merger Agreement. For the reasons described below, the Fortune Board of Directors believes that the Merger will provide significant value to all Fortune shareholders. See "Proposal to Approve the Merger--Background of the Merger" and "--Reasons for the Merger." The Fortune Board of Directors also unanimously recommends that holders of Fortune Common Stock vote FOR the election of the three nominees to the Board of Directors and FOR ratification of the appointment of KPMG Peat Marwick as independent public accountants.

REVOCATION OF PROXY

  The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time before its exercise by filing a written notice of revocation, or by delivering a duly executed proxy bearing a later date, to the Secretary of Fortune at 16120 U.S. Highway 19 North, Clearwater, Florida 34624-6895, or by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF MANAGEMENT; VOTING AGREEMENTS

  As of March 30, 1994, directors and executive officers of Fortune and their affiliates may have been deemed to be beneficial owners of approximately 22.62% of the outstanding shares of Fortune Common Stock. As consideration and an inducement to AmSouth's entering into the Merger Agreement, each of the directors of Fortune have entered into voting agreements with AmSouth (the "Voting Agreements") pursuant to which each of them has agreed to vote the shares of Fortune Common Stock that he owns (or has the power to vote) in favor of the Merger, and against any business combination or other reorganization involving Fortune with any entity other than AmSouth. A form of the Voting Agreement is attached as Annex C to this Proxy Statement/Prospectus. The directors who signed Voting Agreements owned or controlled, as of March 30, 1994, 1,353,916 shares, or 21.27%, of the outstanding shares of Fortune Common Stock. No Fortune directors own any Fortune Preferred Stock. The Voting Agreements are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may tend to discourage competing offers to the Merger. Executive officers of Fortune who are not directors owned or controlled, as of March 30, 1994, 85,749 shares, or 1.35%, of the outstanding shares of Fortune Common Stock. No Fortune executive officer owns any Fortune Preferred Stock.

                         PROPOSAL TO APPROVE THE MERGER

                                (Proposal No. 1)

GENERAL

  The following information, insofar as it relates to matters contained in the Merger Agreement or the Stock Option Agreement between AmSouth and Fortune, is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement, which are incorporated herein by reference and attached hereto as Annex A and Annex B, respectively. Fortune shareholders are urged to read the Merger Agreement and the Stock Option Agreement in their entirety.

THE MERGER AND THE BANK MERGER

  The Merger Agreement provides that AmSouth will acquire Fortune through a merger of Fortune into AmSouth, with AmSouth being the surviving entity. Upon consummation of the Merger, all shares of Fortune Common Stock and Fortune Preferred Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any shares of Fortune Common Stock or Fortune Preferred Stock will cease to have any rights with respect thereto, except the right to receive cash or shares of AmSouth Common Stock to be paid or issued upon the surrender of such certificate, without interest, as described below. AmSouth also plans to merge Fortune Bank into AmSouth Florida at the Effective Date (the "Bank Merger").

EFFECT OF THE MERGER

  At the Effective Date, as defined below, Fortune will merge with and into AmSouth. The Fortune Common Stock and Fortune Preferred Stock will be exchanged for shares of AmSouth Common Stock or cash as described under "Merger Consideration." Each share of AmSouth Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

  No fractional shares of AmSouth Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, AmSouth will make a cash payment equal to the fractional interest which a Fortune shareholder would otherwise receive multiplied by the closing price of AmSouth Common Stock on the NYSE on the Effective Date.

  The amount and form of the consideration to be received by holders of Fortune Common Stock and Fortune Preferred Stock were arrived at through arm's length negotiations between AmSouth and Fortune. See "Proposal to Approve the Merger-- Background of the Merger." For certain information concerning the historical range of sales prices of Fortune Common Stock and Fortune Preferred Stock, see "Comparative Market and Stock Price Data." For information regarding certain rights attached to each share of AmSouth Common Stock, including, when issued, to each of the shares of AmSouth Common Stock to be issued in the Merger, see "Description of AmSouth Capital Stock--AmSouth Rights Agreement."

MERGER CONSIDERATION

  Upon consummation of the Merger, each issued and outstanding share of Fortune Common Stock and each issued and outstanding share of Fortune Preferred Stock will be converted as follows: each such share of Fortune Common Stock will be converted into the right to receive, at the election of each holder thereof (subject to the election and allocation procedures provided for in the Merger Agreement), either (a) a number of AmSouth Common Stock shares equal to the sum of .538522 and the ratio of $17.125 to the Average AmSouth Closing Price (as defined below) (the "Conversion Ratio"), or (b) cash equal to the sum of $17.125 and the product of .538522 and the Average AmSouth Closing Price (the "Cash Consideration"); and each such share of Fortune Preferred Stock will be converted into the right to receive, at the election of each holder thereof (subject to the election and allocation procedures provided for in the Merger Agreement), either (x) a number of AmSouth Common Stock shares equal to the product of the Conversion Ratio and 1.333333 (the number of shares of Fortune Common Stock issuable upon conversion of one share of Fortune Preferred Stock, as provided in Fortune's Restated Articles of Incorporation, as amended, the document which governs the terms of the Fortune Preferred Stock), or (y) cash equal to the product of the Cash Consideration and 1.333333. The "Average AmSouth Closing Price" means the average of the closing prices of shares of AmSouth Common Stock as reported on the NYSE composite transactions tape for the ten consecutive trading days ending on the tenth business day before the Effective Date (the "Valuation Period").

  As further described below, the value of the per share stock consideration and the Cash Consideration to be received by Fortune shareholders will be based on the Average AmSouth Closing Price and will be equal. Also, the Merger Agreement provides that the aggregate number of AmSouth Common Stock shares to be issued in the Merger shall (subject to certain exceptions) be fixed at a number (the "Stock Limit") equal to the product of .538522 and the total number of shares of Fortune Common Stock and Fortune Preferred Stock outstanding on the Effective Date (for this purpose each share of Fortune Common Stock is counted as one share, and each share of Fortune Preferred Stock is counted as
1.333333 shares, the number of shares of Fortune Common Stock into which it is convertible) including dissenting shares, but excluding any shares of Fortune Common Stock and Fortune Preferred Stock held by Fortune or any subsidiary other than in a fiduciary capacity or in satisfaction of a debt previously contracted, which shares will not be converted and will be cancelled. Assuming that the Average AmSouth Closing Price is not less than $27.00, based on the number of shares of Fortune Common Stock and Fortune Preferred Stock outstanding on March 31, 1994, and assuming further the exercise of all stock options currently outstanding under Fortune's stock option plans, AmSouth will issue approximately 4,507,000 shares of AmSouth Common Stock and approximately $143.3 million cash in the Merger.

  The total number of shares of AmSouth Common Stock issuable in the Merger and the total amount of cash payable in the Merger will be fixed through the operation of the terms of the Merger Agreement. As a result, the percentage of Fortune shares to be converted into AmSouth Common Stock and the percentage to be converted into cash will vary with upward and downward fluctuations in the Average AmSouth Closing Price. Assuming an Average AmSouth Closing Price between $27 and $36 per share, the percentage of Fortune shares to be converted into AmSouth Common Stock will range between approximately 46% and 53%, respectively, as set forth in the table below.

  For example, under the Merger Agreement, if the Average AmSouth Closing Price is $31.80, which was a recent average market price of AmSouth Common Stock at the time the Merger Agreement was signed, the Conversion Ratio will be 1.077044 shares of AmSouth Common Stock for each share of Fortune Common Stock, and the Cash Consideration will be $34.25, and each share of Fortune Preferred Stock will have the right to convert into either 1.436058 shares of AmSouth Common Stock or $45.67 in cash. Based on an Average AmSouth Closing Price of $31.80,
1.077044 shares of AmSouth Common Stock will have a value of $34.25 and
1.436058 shares of AmSouth Common Stock will have a value of $45.67. In such event, 50% of the total number of shares of Fortune Common Stock and Fortune Preferred Stock outstanding on the Effective Date will be converted into AmSouth Common Stock and 50% will be converted into cash. For the purposes of computing these percentages, each share of Fortune Common Stock is counted as one share, and each share of Fortune Preferred Stock is counted as 1.333333 shares, the number of shares of Fortune Common Stock into which it is convertible.

  If the Average AmSouth Closing Price exceeds $31.80, the Conversion Ratio will be reduced below 1.077044 and the Cash Consideration will be increased pursuant to a formula, set forth in the Merger Agreement, designed so that, basing the value of the stock consideration on the Average AmSouth Closing Price, the Cash Consideration and the stock consideration will remain equal in value. Thus, if the Average AmSouth Closing Price is above $31.80, the Cash Consideration and the value of the stock consideration available to holders of Fortune Common Stock will be above $34.25 (with a corresponding value above $45.67 for holders of Fortune Preferred Stock). In such event, because the aggregate number of shares of AmSouth

Common Stock and the total amount of cash payable in the Merger will be fixed, the percentage of shares of Fortune stock to be converted into AmSouth Common Stock will be increased and the percentage of shares of Fortune stock to be converted into cash will be reduced.

  If the Average AmSouth Closing Price is less than $31.80, the Conversion Ratio will be increased and the Cash Consideration decreased pursuant to a formula, set forth in the Merger Agreement, designed so that, basing the value of the stock consideration on the Average AmSouth Closing Price, the Cash Consideration and the stock consideration will still be equal in value. Thus, if the Average AmSouth Closing Price is below $31.80, the Cash Consideration and the value of the stock consideration available to holders of Fortune Common Stock will be below $34.25 (with a corresponding value below $45.67 for holders of Fortune Preferred Stock). In such event, because the aggregate number of shares of AmSouth Common Stock and the total amount of cash payable in the Merger will be fixed, the percentage of shares of Fortune stock to be converted into AmSouth Common Stock will be reduced and the percentage of shares of Fortune stock to be converted into cash will be increased.

  The following table sets forth various assumed Average AmSouth Closing Prices and the resulting Conversion Ratio, the value of AmSouth Common Stock and the Cash Consideration to be received per share of Fortune Common Stock and Fortune Preferred Stock based on such assumed Average AmSouth Closing Price, and the percentage of shares of Fortune stock to be converted into AmSouth Common Stock and cash.

                                                                                         PERCENTAGE OF
                                                                                           SHARES OF
                                                                                         FORTUNE STOCK
                                     VALUE OF AMSOUTH COMMON  CASH CONSIDERATION TO BE       TO BE
                                      STOCK TO BE RECEIVED            RECEIVED          CONVERTED INTO*
                                    ------------------------- ------------------------- ------------------
        ASSUMED                     PER SHARE OF PER SHARE OF PER SHARE OF PER SHARE OF
        AVERAGE                       FORTUNE      FORTUNE      FORTUNE      FORTUNE     AMSOUTH
        AMSOUTH          CONVERSION    COMMON     PREFERRED      COMMON     PREFERRED    COMMON
     CLOSING PRICE         RATIO       STOCK        STOCK        STOCK        STOCK       STOCK     CASH
     -------------       ---------- ------------ ------------ ------------ ------------ ---------  -------
$36.00..................  1.014216     $36.51       $48.68       $36.51       $48.68        53.1%     46.9%
 35.00..................  1.027808      35.97        47.96        35.97        47.96        52.4      47.6
 34.00..................  1.042198      35.43        47.25        35.43        47.25        51.7      48.3
 33.00..................  1.057461      34.90        46.53        34.90        46.53        50.9      49.1
 32.00..................  1.073678      34.36        45.81        34.36        45.81        50.2      49.8
 31.80..................  1.077044      34.25        45.67        34.25        45.67        50.0      50.0
 31.00..................  1.090941      33.82        45.09        33.82        45.09        49.4      50.6
 30.00..................  1.109355      33.28        44.37        33.28        44.37        48.5      51.5
 29.00..................  1.129039      32.74        43.66        32.74        43.66        47.7      52.3
 28.00..................  1.150129      32.20        42.94        32.20        42.94        46.8      53.2
 27.00..................  1.172781      31.67        42.22        31.67        42.22        45.9      54.1

- --------
* For the purposes of computing these percentages, each share of Fortune Common Stock is counted as one share, and each share of Fortune Preferred Stock is counted as 1.333333 shares, the number of shares of Fortune Common Stock into which it is convertible.

  Because the number of shares of AmSouth Common Stock and the total amount of cash to be issued in the Merger will be fixed, no guarantee can be given that an election by any given shareholder to receive a particular form of consideration will be honored. Rather, the election by each holder will be subject to the election and allocation procedures described below. Thus, holders may not receive their chosen form of consideration. See "Proposal to Approve the Merger--Election and Allocation Procedures."

  If AmSouth effects a reclassification, recapitalization, stock split, consolidation or similar change in AmSouth Common Stock before the Effective Date, the Conversion Ratio and Cash Consideration will be appropriately adjusted.

  Although the Average AmSouth Closing Price, which will determine the value of the cash or stock consideration to be received by Fortune shareholders, will be based on the average market price of AmSouth

Common Stock during the Valuation Period, the market price of AmSouth Common Stock may fluctuate thereafter and, on the Effective Date, may be more or less than the Average AmSouth Closing Price.

  At the Effective Date, all rights with respect to Fortune Common Stock pursuant to stock options granted by Fortune under Fortune's stock option plans that are outstanding at such time, whether or not then exercisable, will be converted into the right to receive, in AmSouth's sole discretion, either an option to purchase shares of AmSouth Common Stock or cash, as discussed below in "Proposal to Approve the Merger--Interests of Certain Persons in the Merger--Stock Options."

  It is possible that certain shares of Fortune Common Stock and Fortune Preferred Stock will not be converted in the Merger. Shares of Fortune Common Stock or Fortune Preferred Stock with respect to which dissenters' rights have been properly perfected will not be converted into the right to receive shares of AmSouth Common Stock or Cash Consideration. See "Dissenters' Rights." In addition, as of the Effective Date, each share of Fortune Common Stock and Fortune Preferred Stock held directly or indirectly by Fortune or Fortune Bank, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired, and no exchange or payment will be made with respect to such shares.

PRICE-BASED TERMINATION

  The Merger Agreement provides that Fortune may terminate the Merger Agreement at any time within ten days after the date of receipt of the last federal regulatory approval required for consummation of the Merger if the average closing price of AmSouth Common Stock as reported on the NYSE composite transactions tape for the ten consecutive trading days ending on such regulatory approval date is less than $27.00. However, AmSouth will have the option to avoid such termination under the circumstances described below.

  If Fortune elects to trigger the price-based termination provision, it must give prompt written notice to AmSouth (provided that such notice of election may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, AmSouth will have the option to increase the value of the cash or the AmSouth Common Stock (based on such average closing price), or a combination thereof, being offered to Fortune shareholders so that the per share value of the cash or the AmSouth Common Stock (based on such average closing price), or a combination thereof, is at least equal to the per share consideration that would have been received if the average closing price had been $27.00 per share, so long as the transaction, as adjusted, qualifies as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). If AmSouth so elects within such seven-day period, it will give prompt written notice to Fortune of its election and of the increase in the average per share value of the cash and/or stock consideration, in which case no termination will have occurred, and the Merger Agreement will remain in effect in accordance with its terms (except to the extent the value of the cash and/or stock consideration is so modified).

  Before making any decision to trigger this provision, the Fortune Board of Directors would consult with its financial and other advisors and would consider all financial and other information it deems relevant to its decision. The matter would not, however, be resubmitted to Fortune's shareholders but is a decision within the sole discretion of the Fortune Board of Directors.

BACKGROUND OF THE MERGER

  Fortune recently has pursued a strategy of developing a presence on the west coast of Florida as an independent financial institution. In November 1992, Fortune completed a $34.5 million offering of the Fortune Preferred Stock to enable it to continue to grow either internally or through strategic acquisitions in its marketplace.

  Management and the Fortune Board of Directors also have been cognizant of the significant consolidation that has been occurring among the providers of banking services in Fortune's banking market. Fortune is and has been aware that larger entities that emerge from consolidations may acquire substantial competitive advantages, including greater diversity in their loan portfolios, cost savings through the integration of overlapping operations and support functions, improved access to capital and funding and the ability to spread costs of new products, services and research and development over a wider customer base.

  In March 1993, Mr. John R. Torell III, Chairman and Chief Executive Officer of Fortune, was contacted by Mr. John W. Woods, Chairman, President and Chief Executive Officer of AmSouth, to explore the possibility of a business combination. Thereafter, at various times during the spring and summer of 1993, representatives of Fortune met with representatives of AmSouth to discuss the benefits and synergies that could result from a merger of the two companies.

  In early July 1993, Fortune was contacted by another banking institution (the "Other Institution") that expressed an interest in a business combination with Fortune. As a result, Fortune entered into preliminary merger discussions with the Other Institution at the same time as it was holding discussions with AmSouth. Pursuant to confidentiality agreements, Fortune provided both AmSouth and the Other Institution confidential information about Fortune's business, operations and affairs. In mid-July 1993, Fortune invited both parties to submit acquisition proposals to it by the last week in August 1993. On August 23, 1993, AmSouth submitted a nonbinding letter to Fortune outlining the preliminary terms of a proposed merger between Fortune and AmSouth. On August 25, 1993, the Other Institution advised Fortune that it was not prepared at the time to make a competitive proposal.

  Members of senior management and counsel for and financial advisors to Fortune and AmSouth held detailed discussions during the last week of August 1993, and the first two weeks of September 1993, regarding the terms of a definitive agreement and plan of merger of the two companies. The Fortune Board of Directors met on September 10, 1993, and again on September 12, 1993, with members of its senior management and its financial and legal advisors. At these meetings, senior management and the financial and legal advisors made detailed presentations concerning all material aspects of the proposed merger and related transactions. The Fortune Board of Directors concluded that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the shareholders of Fortune. At the September 12, 1993, meeting, all members of the Fortune Board of Directors participated and unanimously approved the Merger Agreement and the Stock Option Agreement.

  The Board of Directors of AmSouth (the "AmSouth Board") met on July 15, 1993, with members of senior management of AmSouth. Such members of management made detailed presentations concerning all material aspects of the proposed merger and related transactions. Presentations were also made to the AmSouth Board by AmSouth's financial advisors and counsel. At the conclusion of the presentations, the AmSouth Board authorized management to enter into a definitive merger agreement and related agreements with Fortune on terms substantially conforming to those discussed at the meeting. The AmSouth Board further authorized the issuance of shares of AmSouth Common Stock in connection with the Merger.

  Following such approvals, Fortune and AmSouth executed the definitive Merger Agreement and the definitive Stock Option Agreement. AmSouth thereafter also obtained the Voting Agreements from each of the directors of Fortune.

REASONS FOR THE MERGER

  AmSouth. The AmSouth Board has approved the Merger Agreement and the Stock Option Agreement, dated September 13, 1993, and determined that the Merger and the issuance of the Merger Shares pursuant thereto are in the best interests of AmSouth and its shareholders. In approving the Merger Agreement, the

AmSouth Board considered a number of factors. The material factors considered by the AmSouth Board were the following:

    (a) The AmSouth Board's review, based in part on the presentations made and written material submitted by AmSouth management, of (i) the business, operations, earnings and financial condition, including the capital levels and asset quality, of Fortune on a historical, prospective and pro forma basis, and (ii) the demographic, economic and financial characteristics of Fortune's market area, including existing competition, on a historical basis;

    (b) The financial advice rendered by AmSouth's financial advisor regarding the amount of the proposed consideration to be paid in the Merger and the potential reaction of the financial community; and

    (c) A variety of factors affecting and relating to the overall strategic focus of AmSouth, including AmSouth's desire to expand in areas near Alabama and to improve its presence in the Florida market.

  Fortune. THE BOARD OF DIRECTORS OF FORTUNE BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FORTUNE'S SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF FORTUNE VOTE IN PERSON OR BY PROXY AT THE ANNUAL MEETING FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. The Board of Directors believes that the Merger will provide significant value to all Fortune shareholders.

  In reaching its determination to approve the Merger Agreement, Fortune's Board of Directors considered a number of factors, both from a short term and longer term perspective, including, among others:

    (a) information concerning the financial performance, condition, business operations and prospects of each of Fortune and AmSouth, as well as the earnings potential, prospects and future value of the two companies separately and as a combined enterprise;

    (b) the compatibility of the respective businesses and the management philosophies of Fortune and AmSouth;

    (c) the possible alternatives to the Merger available to Fortune;

    (d) the consideration to be received by Fortune shareholders in the Merger in relation to the current market value and book value of Fortune, and the increased dividend rate that Fortune shareholders who become AmSouth shareholders are expected to enjoy;

    (e) the proposed tax-free nature of the transaction to Fortune and to its shareholders who receive AmSouth Common Stock as a result of the Merger;

    (f) the fact that the Merger would afford Fortune shareholders (subject to limitations in the Merger Agreement) the opportunity to exchange their shares for an ownership interest in a combined enterprise which is larger and has greater financial resources than Fortune on a stand-alone basis;

    (g) the advice of Dillon Read rendered at the Board of Directors meetings on September 10 and 12, 1993, to the effect that, as of those dates, the consideration to be received in the Merger, as determined by applying the formula set forth in the Merger Agreement, was fair from a financial point of view to the holders of Fortune Common Stock and the holders of Fortune Preferred Stock;

    (h) the historic market prices and book values of Fortune Common Stock, Fortune Preferred Stock and the AmSouth Common Stock into which Fortune Common Stock and Fortune Preferred Stock may (subject to the limitations of the Merger Agreement) be converted; and

    (i) the current and prospective economic environment and the competition from larger institutions that Fortune likely would encounter were it to remain an independent company.

OPINION OF FINANCIAL ADVISOR

  The Board of Directors of Fortune retained Dillon Read to evaluate the fairness, from a financial point of view, of the consideration to be received by Fortune shareholders in the Merger. Dillon Read rendered its oral opinion at Fortune's Board of Directors meetings on September 10, 1993, and September 12, 1993, to the effect that, as of those dates, the consideration provided for in the Merger Agreement was fair to the shareholders of Fortune from a financial point of view. On the date of this Proxy Statement/Prospectus, Dillon Read rendered its written opinion to Fortune's Board of Directors that, as of that date, the consideration provided for in the Merger Agreement was fair to the holders of shares of Fortune Common Stock and Fortune Preferred Stock from a financial point of view. A copy of Dillon Read's written opinion is attached as Annex D to this Proxy Statement/Prospectus. The summary of Dillon Read's opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. FORTUNE SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITS ON THE REVIEW UNDERTAKEN BY DILLON READ.

  Dillon Read's opinion is directed only to the consideration to be received by Fortune shareholders in the Merger and does not constitute a recommendation to any Fortune shareholder as to how such shareholder should vote at the Annual Meeting. Dillon Read did not determine or recommend the kind or amount of consideration to be paid in the Merger.

  In connection with its opinion, Dillon Read reviewed, analyzed and relied upon material relating to the financial and operating condition of Fortune and AmSouth, including, among other things, the following: (i) the Merger Agreement; (ii) this Proxy Statement/Prospectus; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K for the five years ended September 30, 1993, of Fortune and the five years ended December 31, 1993, of AmSouth;
(iv) certain interim reports to shareholders and Quarterly Reports of Fortune and AmSouth and certain other communications from Fortune and AmSouth to their respective shareholders; (v) certain internal financial analyses and forecasts for Fortune and AmSouth prepared by their respective managements or consultants retained by their managements; (vi) certain publicly available information concerning the trading of, and the trading market for, the Fortune Common Stock, the Fortune Preferred Stock, and the AmSouth Common Stock; and (vii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that Dillon Read considered relevant to its inquiry. In addition, Dillon Read held discussions with the senior managements of Fortune and AmSouth concerning the past and current operations, financial condition and prospects, as well as the results of regulatory examinations of their respective companies.

  In conducting its review and arriving at its opinion, Dillon Read relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Dillon Read did not attempt to verify such information independently. Dillon Read relied upon the managements of Fortune and AmSouth as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it and assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. Dillon Read also assumed, without independent verification, that the aggregate allowances for loan losses for Fortune and AmSouth are adequate to cover such losses. Dillon Read did not make or obtain any evaluations or appraisals of the property of Fortune or AmSouth, nor did Dillon Read examine any individual loan credit files. Dillon Read was informed by Fortune, and assumed for purpose of its opinion, that the Merger will be recorded as a purchase under GAAP.

  Set forth below is a brief summary of selected analyses undertaken by Dillon Read in connection with rendering its opinions to the Fortune Board of Directors.

  Analysis of the AmSouth Offer. Dillon Read reviewed the terms of the proposed transaction as reflected in the Merger Agreement. Dillon Read also calculated the imputed value of the AmSouth offer to holders of Fortune Common Stock and Fortune Preferred Stock at various Average AmSouth Closing Prices. Assuming an Average AmSouth Closing Price of $31.80 (which was a recent average market price of AmSouth common stock at the time the Merger Agreement was signed), each share of Fortune Common Stock would be converted into AmSouth Common Stock or cash with a value of $34.25 and each share of Fortune Preferred

Stock would be converted into AmSouth Common Stock or cash with a value of $45.67. This consideration would represent a price/fully diluted book value multiple of 1.51 and a price/fully diluted tangible book value multiple of
1.64. Dillon Read also calculated that, based on an assumed range of Average AmSouth Closing Prices of between $27.00 and $40.00 per share, the consideration to be paid to Fortune shareholders under the Merger Agreement represented a price/fully diluted book value multiple of between 1.40 and 1.71, and a price/fully diluted tangible book value multiple of between 1.51 and 1.85.

  Dividend Analysis. Dillon Read analyzed the effect of the AmSouth offer on the dividends received by Fortune shareholders. Assuming an Average AmSouth Closing Price of $31.80 (which was a recent average market price of AmSouth Common Stock at the time the Merger Agreement was signed), and given the current indicated annual dividend for AmSouth Common Stock of $1.40 per share, the holder of each share of Fortune Common Stock who receives AmSouth Common Stock in exchange will realize annual dividend income of approximately $1.51, which compares with the current annual dividend of $0.30 per share on Fortune Common Stock. Likewise, the holder of each share of Fortune Preferred Stock would receive annual dividends of approximately $2.01, which compares with the current annual dividend of $2.00 per share on Fortune Preferred Stock.

  Analysis of Selected Merger Transactions. Dillon Read reviewed certain financial data related to selected bank holding company acquisitions of thrifts announced since July 1992. The selected acquisitions included the following transactions:

ACQUIROR
                                     ACQUIREE


Southern National Corporation        The First Savings Bank, FSB
First Fidelity Bancorporation        Peoples Westchester Savings Bank
First Alabama Bancshares, Inc.       Secor Bank, FSB
Bank of Boston Corporation           Society for Savings Bancorp
First Union Corporation              South Carolina Federal
First Union Corporation              DFSoutheastern Inc.
BB&T Financial Corporation           First Fincorp, Inc.
ONBANCorp., Inc.                     First Franklin Financial Corp.
SunTrust Banks, Inc.                 Coast Bank, FSB
First Union Corporation              Meritor Savings, FA
Society Corporation                  First Federal Savings and Loan of Ft.
                                     Myers

  For each of the selected transactions, Dillon Read calculated the purchase price as a percentage of the target's book value, tangible book value and total assets; as a multiple of the target's latest twelve months earnings per share; and as a premium over the target's market price per share one week prior to the announcement. The calculations yielded the following statistics:
(i) the price offered as a percentage of book value ranged from 75% to 160% with an average of 128% as compared to 151% for the Merger; (ii) the price offered as a percentage of tangible book value ranged from 116% to 247% with an average of 153% as compared to 164% for the Merger; (iii) the price offered as a percentage of assets ranged from 3.64% to 14.62% with an average of 8.50% as compared to 10.77% for the Merger; (iv) the price offered as a multiple of the latest twelve months earnings per share ranged from 9.9 times to 32.8 times with an average of 17.4 times as compared to 21.1 times associated with the Merger; (v) the core deposit premium (price offered less tangible book value divided by core deposits) ranged from 0.57% to 6.72% with a mean of 3.75% as compared to 6.38% for the Merger; (vi) the nonperforming assets as a percentage of assets ranged from 0.46% to 5.17% with an average of 2.59% as compared to 3.24% for Fortune; and (vii) the premium over the target's market price per share one week prior to announcement ranged from 3.3% to 81.6%, with an average of 36.8% as compared to a premium of 23.9% (measured as of September 10, 1993) associated with the Merger.

  Dillon Read also performed the same analysis on four thrift acquisitions by AmSouth announced since June, 1992. The target thrifts were First Federal Savings Bank of Calhoun, Georgia, FloridaBank, FSB, Mid-

State Federal Savings Bank and First Chattanooga Financial Corporation. These calculations yielded the following statistics: (i) the price offered as a percentage of book value ranged from 126% to 179% with a mean of 148% as compared to 151% for the Merger; (ii) the price offered as a percentage of tangible book value ranged from 126% to 182% with a mean of 154% as compared to 164% for the Merger; (iii) the price offered as a percentage of assets ranged from 10.05% to 20.35% with a mean of 13.53% as compared to 10.77% for the Merger; (iv) the price offered as a multiple of the latest twelve months earnings per share ranged from 11.2 times to 37.1 times with an average of 20.2 times as compared to 21.1 times associated with the Merger; (v) the core deposit premium (price offered less tangible book value divided by core deposits) ranged from 3.20% to 7.62% with a mean of 5.79% as compared to 6.38% for the Merger; (vi) the nonperforming assets as a percentage of assets ranged from 0.12% to 2.72% with a mean of 1.76% as compared to 3.24% for Fortune; and
(vii) the premium over the target's market price per share one week prior to the announcement ranged from 29.2% to 69.6% with an average of 51.9% as compared to a premium of 23.9% (measured as of September 10, 1993) associated with the Merger.

  The aforementioned comparisons are limited, in that no company or transaction is identical to Fortune or AmSouth as it currently exists or the Merger. Previous acquisitions generally occurred in different stock market and economic conditions, making an analysis of the results of the foregoing not purely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

  AmSouth Analyses. Dillon Read reviewed the historical performance of AmSouth, the historical performance of its publicly traded peers, the historical and current stock market valuation of AmSouth and its peers, and management and financial analysts' earnings projections for AmSouth. Dillon Read compared the financial performance of AmSouth based on various financial measures of earnings performance, capital adequacy, asset quality and operating efficiency to that of a group of bank holding companies with assets ranging between $8.1 billion and $123.8 billion, including Society Corp., First Alabama Bancshares, Inc., Comerica Incorporated, Huntington Bancshares Inc., SunTrust Banks, Inc., NationsBank Corporation, SouthTrust Corporation, First Union Corporation and Barnett Banks, Inc. This analysis showed, among other things, that as of June 30, 1993, AmSouth's equity to assets ratio was 8.41% compared to a range of 6.76% to 8.51% and a mean of 7.35% for the group; AmSouth's tangible equity to assets ratio was 7.35% compared to a range of 5.15% to 7.61% and a mean of 6.46% for the group; AmSouth's ratio of nonperforming assets to total loans and other real estate owned was 1.08% compared to a range of 0.87% to 2.75% and a mean of 1.85% for the group; AmSouth's ratio of reserves to nonperforming assets was 139% compared to a range of 79% to 183% and a mean of 116% for the group; AmSouth's return on average equity for the four quarters ended June 30, 1993 was 14.7% compared with a range of 10.5% to 19.6% and a mean of 15.9% for the group; and AmSouth's return on average assets for the four quarters ended June 30, 1993 was 1.23% compared with a range of 0.72% to 1.46% and a mean of 1.17% for the group. This analysis also showed, among other things, that as of September 10, 1993, AmSouth's price earnings multiple based on 1993 estimated earnings was 9.8 compared to a range of 9.6 to 12.1 and a mean of 10.7 for the group, and that AmSouth's ratio of price to book value was 148.8% compared to a range of 152.0% to 230.1% and a mean of 175.7% for the group.

  Dillon Read performed the same analysis on a group of southeastern bank holding companies with assets ranging from $5.1 billion to $13.7 billion, including First Virginia Banks, Inc., Mercantile Bankshares Corp., First Alabama Bancshares, Inc., Synovus Financial Corp., Signet Banking Corporation, Central Bancshares of the South, Inc., BB&T Financial Corporation, Southern National Corporation, First Tennessee National Corp., Central Fidelity Banks, Inc., SouthTrust Corporation, First Citizens Bancshares, Inc., First American Corporation, Union Planters Corporation and Crestar Financial Corporation. This analysis showed, among other things, that as of June 30, 1993, AmSouth's equity to assets ratio was 8.41% compared to a range of 6.72% to 11.52% and a mean of 8.05% for the group; AmSouth's tangible equity to assets ratio was 7.35% compared to a range of 6.08% to 11.18% and a mean of 7.54% for the group; AmSouth's ratio of nonperforming assets to total loans and other real estate owned of 1.08% compared to a range of 0.72% to 2.65% and a mean of 1.44% for the group; AmSouth's ratio of reserves to nonperforming assets was 139% compared to a range of 91% to 236% and a mean of 169% for the group; AmSouth's return on average equity for the four quarters ended June 30, 1993 was 14.71% compared with a range of 12.22% to 18.14% and a mean of 15.35% for the group; and AmSouth's return on average assets for the four quarters ended June 30, 1993 was 1.23% compared with a range of 0.94% to 1.65% and a mean of 1.20% for the group. This analysis also showed that, among other things, as of September 10, 1993, AmSouth's price earnings multiple based on 1993 estimated earnings was
9.8 compared to a range of 9.3 to 17.8 and a mean of 11.1 for the group, and that its ratio of price to book value of 148.8% compared to a range of 128.0% to 278.4% and a mean of 171.7% for the group.

  Discounted Cash Flow Analysis. Dillon Read analyzed the internal rate of return to AmSouth on its proposed investment in Fortune using earnings projected by the management of Fortune adjusted for purchase accounting, synergistic benefits and goodwill amortization and utilizing a terminal price earnings multiple of 12.0 times 1998 earnings. The calculations suggested a return on the investment made in Fortune by AmSouth of 12.24%. As indicated below, this analysis is not necessarily indicative of actual value or actual future results and does not purport to reflect pricing multiples at which any securities may trade at any time in the future.

  The summary set forth above does not purport to be a complete description of the presentations by Dillon Read to Fortune's Board of Directors of the analyses performed by Dillon Read. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Dillon Read believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part or all of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying Dillon Read's presentations and opinion. In addition, Dillon Read may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Dillon Read's view of the actual value of the Merger to Fortune or AmSouth, which date may be after the first possible date on which the Merger could occur under the terms of the Merger Agreement. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

  In performing its analyses, Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fortune and AmSouth. The analyses performed by Dillon Read are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Dillon Read's analysis of the fairness of the consideration to be received by holders of Fortune Common Stock and Fortune Preferred Stock in the Merger and were provided to Fortune's Board of Directors in connection with the delivery of Dillon Read's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future.

  As described above, Dillon Read's opinion and presentation to Fortune's Board of Directors were among the many factors taken into consideration by Fortune's Board of Directors in making its determination to approve the Merger Agreement.

  In connection with their opinion dated as of the date of this Proxy Statement/Prospectus, Dillon Read confirmed the appropriateness of their reliance on the analyses used to render their earlier opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  Dillon Read is an investment banking firm with experience in the valuation of businesses and their securities in connection with transactions, including mergers and acquisitions. Fortune selected Dillon Read to act as its financial advisor in connection with the Merger on the basis of such experience. For its services in connection with rendering an opinion to Fortune, Fortune has paid Dillon Read $285,000. Fortune also has agreed to reimburse Dillon Read for its reasonable out-of-pocket expenses, and to indemnify Dillon Read against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Dillon Read's engagement as financial advisor.

EFFECTIVE DATE

  The Merger will become effective on the date articles of merger are filed with the Secretary of State of the State of Florida in accordance with the Florida Business Corporation Act and with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, or on such later date as the articles of merger may specify (the "Effective Date"). The articles of merger will be filed with both states within 30 days after (a) the later of: (i) expiration of all applicable waiting periods, if any, in connection with approvals of governmental authorities and (ii) the receipt of all other required approvals, or (b) on such later date as may be agreed by the parties. After regulatory approvals that would permit consummation of the Merger have been obtained, the parties expect that the Merger will occur on a date that will facilitate an orderly business combination of Fortune and AmSouth, which date may be after the first possible date on which the Merger could occur under the terms of the Merger Agreement. The parties are unable at this time to predict when or if the Effective Date will occur.

ELECTION AND ALLOCATION PROCEDURES

  Description of Elections. Each record holder of Fortune Common Stock and of Fortune Preferred Stock will have the right to submit an Election Form specifying the kind of consideration sought to be received. The Election Form and other appropriate transmittal materials will be mailed by the Exchange Agent (AmSouth Alabama) on the Mailing Date (27 days before the expected Effective Date, or on such other date as is mutually agreed) to each holder of record of Fortune Common Stock and Fortune Preferred Stock as of five business days before the Mailing Date. Holders of record of shares of Fortune Common Stock or Fortune Preferred Stock who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Election Forms that cover all the shares of Fortune Common Stock or Fortune Preferred Stock held by such record holder for each beneficial owner thereof. See "Proposal to Approve the Merger--Certain Federal Income Tax Consequences--Tax Consequences to Fortune Shareholders Who Receive Both Cash and AmSouth Stock in the Merger." The Election Form will permit Fortune shareholders (1) to indicate that they elect to receive in exchange for their Fortune shares (a) only AmSouth Common Stock (Stock Election Shares) or (b) only cash (Cash Election Shares) or (2) to make no election (No Election Shares). The Election Form, together with stock certificates representing all shares of Fortune stock covered thereby, must be completed, signed and returned to the Exchange Agent no later than the Election Deadline (5:00 p.m., Central Time, on the date that is 20 days after the Mailing Date). If a certificate for Fortune stock has been lost, stolen or destroyed, an Election Form will be properly completed only if accompanied by appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by such Fortune shareholder and appropriate and customary indemnification. Fortune shares for which an Election Form has not been properly completed and received by the Exchange Agent by the Election Deadline will be deemed No Election Shares. The Election Forms will be accompanied by instructions specifying other details of the exchange. FORTUNE SHAREHOLDERS SHOULD NOT SEND THEIR CERTIFICATES UNTIL THEY RECEIVE AN ELECTION FORM.

  In the Merger, the aggregate number of shares of AmSouth Common Stock to be issued and the total amount of cash payable will be fixed. Accordingly, there can be no assurance that each Fortune shareholder will receive the form of consideration that such holder elects. In the event that the elections result in an oversubscription of either AmSouth Common Stock or cash, the procedures for allocating AmSouth Common Stock and cash, described below under "Allocation Procedures," will be followed by the Exchange Agent.

  Any Election Form may be revoked or changed by written notice from the person submitting such Election Form to the Exchange Agent, but to be effective such notice must actually be received by the Exchange Agent at or before the Election Deadline. The Exchange Agent will have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made, and such determination shall be final.

  Persons who become shareholders of Fortune after the date five days before the Mailing Date and before the close of business on the day before the Election Deadline, or any other shareholders who need an Election

Form, may obtain copies of the Election Form upon request from AmSouth either in writing at AmSouth Bancorporation, Post Office Box 11007, Birmingham, Alabama 35288, Attention: Investor Relations Department, or by telephone at 205/583-4439.

  Allocation Procedures. Within five business days after the Election Deadline, the Exchange Agent will allocate among holders of Fortune Common Stock and Fortune Preferred Stock rights to receive AmSouth Common Stock or cash as follows (provided that in no event will the Exchange Agent be required to effectuate the allocation before the Effective Date):

    (a) If the number of AmSouth Common Stock shares to be issued for Stock Election Shares is less than the Stock Limit, then (i) all Stock Election Shares will be converted into AmSouth Common Stock, (ii) a sufficient number of No Election Shares and then, if necessary, Cash Election Shares will be selected randomly by the Exchange Agent (except as noted below) to receive AmSouth Common Stock, so that the total of AmSouth Common Stock shares to be issued will equal as closely as practicable the Stock Limit and (iii) the Cash Election Shares and No Election Shares not so selected will be converted into cash.

    (b) If the number of AmSouth Common Stock shares to be issued for Stock Election Shares exceeds the Stock Limit, then (i) all Cash Election Shares and No Election Shares will be converted into cash, (ii) a sufficient number of Stock Election Shares will be selected randomly by the Exchange Agent to receive cash so that the total of AmSouth Common Stock shares to be issued will equal as closely as practicable the Stock Limit and (iii) the Stock Election Shares not so selected will be converted into AmSouth Common Stock.

    (c) If the number of AmSouth Common Stock shares to be issued on conversion of Stock Election Shares equals or is nearly equal to (as determined by the Exchange Agent) the Stock Limit, Stock Election Shares will receive AmSouth Common Stock, and all Cash Election Shares and No Election Shares will receive cash.

    (d) If the number of AmSouth Common Stock shares to be issued on conversion of Stock Election Shares and No Election Shares equals or is nearly equal to (as determined by the Exchange Agent) the Stock Limit, all Cash Election Shares will receive cash and all Stock Election Shares and No Election Shares will receive AmSouth Common Stock.

  Notwithstanding the random selection procedures described above, the Merger Agreement provides that no particular Cash Election Shares or Stock Election Shares will be selected randomly to receive AmSouth Common Stock or cash, as the case may be, if such selection would threaten satisfaction of any of the conditions to consummation of the Merger. One of the conditions to consummation of the Merger is the receipt by the parties of an opinion from counsel and an accounting firm that the Merger will constitute a tax-free reorganization for federal income tax purposes.

  Under applicable tax rules the inclusion of certain large Fortune shareholders in the random selection process in the event cash elections are oversubscribed may jeopardize the status of the Merger as a tax-free reorganization. The two largest holders of Fortune Common Stock, The Dyson-Kissner-Moran Corporation group (the "Moran Group"), and John T. Oxley, have indicated to Fortune that they intend to make a cash election if the Merger is approved. John A. Moran, a member of the Moran Group, is a director of Fortune. Other than as a holder of Fortune Common Stock and Mr. Moran's status as both a member of the Moran Group and as a director of Fortune, the Moran Group is not affiliated with Fortune. Other than as a holder of Fortune Common Stock, Mr. Oxley is not affiliated with Fortune. As of March 30, 1994, the Moran Group and Mr. Oxley owned approximately 13.30% and 14.03%, respectively, of the outstanding shares of Fortune Common Stock. As a result of the foregoing, in the event cash elections are oversubscribed, the cash elections of the Moran Group and Mr. Oxley will be satisfied on a priority basis so as not to jeopardize the status of the Merger as a tax-free reorganization. In addition, cash elections of other large Fortune shareholders may be satisfied on a priority basis if necessary so as not to jeopardize the status of the Merger as a tax-free reorganization. Thus, in circumstances where cash elections are oversubscribed, under the terms of the Merger Agreement and in order to preserve the Merger as a tax-free reorganization, the largest Fortune shareholders will be more likely to receive their choice of cash consideration than smaller Fortune shareholders. In general, elections to receive cash or stock by Fortune directors and executive officers will not be satisfied on a priority basis. In the event cash elections are oversubscribed, however, cash elections by director John A. Moran (in his capacity as a member of the Moran Group) and possibly director Ezra K. Zilkha (as a result of his holding 4.92% of Fortune Common Stock as of March 30, 1994) will be given priority over other Fortune shareholders in order to preserve the Merger as a tax-free reorganization. It is also conceivable, although unlikely, that any other director or executive officer of Fortune would be given priority treatment with respect to their cash elections. Priority treatment, if applicable, is a function of the relative size of such persons' share ownership, the Average AmSouth Closing Price and the effect of certain tax laws. Such treatment is not a result of their status as directors or executive officers.

  Any necessary random selection process to be used by the Exchange Agent will consist of such procedures as will be mutually determined by Fortune and AmSouth as will be further described in the Election Form. No assurance can be given that an election by any given shareholder, except the cash elections of the two largest shareholders named above, will be honored. Because the number of shares of AmSouth Common Stock to be issued and the total amount of cash to be paid in the Merger will be fixed pursuant to the Merger Agreement, the extent to which elections will be accommodated will depend upon the numbers of shares which elect cash and stock and as to which no election is made. Accordingly, a Fortune shareholder who elects to receive cash may instead receive shares of AmSouth Common Stock (plus cash in lieu of a fractional share) or a Fortune shareholder who elects to receive shares of AmSouth Common Stock (plus cash in lieu of a fractional share) may instead receive all cash. In addition, it is possible, in such cases, that a beneficial owner of Fortune Common Stock who holds his shares in more than one record ownership or a record holder of both Fortune Common Stock and Fortune Preferred Stock could receive both cash (in addition to cash received in lieu of fractional shares) and AmSouth Common Stock in the Merger. Because the tax consequences of receiving cash, AmSouth Common Stock or a combination of cash and AmSouth Common Stock will differ, shareholders of Fortune are urged to read carefully the information under "Proposal to Approve the Merger--Certain Federal Income Tax Consequences" in this Proxy Statement/Prospectus, and to consult with their own tax advisors before returning the Election Form.

ISSUANCE OF STOCK AND PAYMENT OF CASH

  General. On and after the Effective Date, AmSouth will deliver to the Exchange Agent certificates representing the number of shares of AmSouth Common Stock issuable and the amount of cash payable in the Merger. The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to the shares of AmSouth Common Stock held by it pursuant to the Merger Agreement, except that it will receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

  Exchange of Certificates; Delivery of AmSouth Common Stock and Cash. On the Effective Date, holders of certificates representing Fortune Common Stock and Fortune Preferred Stock will cease to have any rights as shareholders of Fortune and will have only the right to receive the cash or AmSouth Common Stock into which their Fortune shares are to be converted. No holder of certificates formerly representing Fortune shares will be entitled to receive either cash or shares of AmSouth Common Stock until the certificates are surrendered to the Exchange Agent, and no interest will accrue in respect thereof. Each AmSouth Common Stock share for which Fortune shares are exchanged in the Merger will be deemed to have been issued on the Effective Date. Accordingly, Fortune shareholders who receive AmSouth Common Stock in the Merger will be entitled to vote their shares and to receive any dividends or other distributions, without interest, that may be payable to holders of record of AmSouth Common Stock after the Effective Date, except that no such dividend will be remitted until the certificates representing Fortune Common Stock or Fortune Preferred Stock have been properly delivered to the Exchange Agent.

  Until so surrendered, each certificate that before the Effective Date represented outstanding Fortune Common Stock or Fortune Preferred Stock will, except as otherwise provided in the Merger Agreement, be deemed to evidence ownership of the number of shares of AmSouth Common Stock or the right to receive the amount of cash into which the same has been converted in the Merger. After the Effective Date, there will be no further transfers on the records of Fortune of certificates theretofore representing Fortune Common Stock or Fortune Preferred Stock and, if such certificates are presented to Fortune for transfer, they will be canceled against delivery of certificates for AmSouth Common Stock or cash.

  Within five business days after the allocation described above under "Election and Allocation Procedures--Allocation Procedures," the Exchange Agent will distribute AmSouth Common Stock and cash with respect to shares of Fortune Common Stock and Fortune Preferred Stock which have been properly surrendered to the Exchange Agent. No dividends that have been declared on AmSouth Common Stock will be remitted with respect to shares of Fortune Common Stock or Fortune Preferred Stock that have been converted into shares of AmSouth Common Stock in the Merger until the certificate or certificates previously representing Fortune Common Stock or Fortune Preferred Stock have been surrendered to the Exchange Agent, at which time such dividends will be remitted to such person, without interest. Stock certificates will not be delivered for fractional shares resulting from the exchange of Fortune stock for AmSouth Common Stock. Instead, each holder of Fortune stock who would otherwise be entitled to a fractional share will receive in lieu thereof a check in an amount equal to the value of such fractional share based upon the closing price of AmSouth Common Stock on the NYSE composite transactions tape on the Effective Date.

  Neither AmSouth, Fortune nor the Exchange Agent will be liable to any former holder of Fortune Common Stock or Fortune Preferred Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  Any shares of Fortune Common Stock or Fortune Preferred Stock with respect to which dissenters' rights have been properly perfected will be treated in accordance with the procedures described below under "Dissenters' Rights."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties relating to, among other things: (a) each of AmSouth's, Fortune's and certain of their respective subsidiaries' organization and similar corporate matters; (b) each of AmSouth's and Fortune's capital structure; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) conflicts under charters or bylaws, required consents or approvals and violations of any agreements, instruments or laws; (e) documents filed by each of AmSouth and Fortune with the Securities and Exchange Commission (the "Commission") and the accuracy of information contained therein; (f) absence of certain material adverse events, changes or effects; (g) undisclosed liabilities; (h) the accuracy of information supplied by each of AmSouth and Fortune in connection with the Registration Statement and this Proxy Statement/Prospectus; (i) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (j) litigation; (k) compliance with law; and (l) tax returns and audits.

CERTAIN COVENANTS

  Modification of Certain Fortune Policies. The Merger Agreement provides that Fortune, at the request of AmSouth, will modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserve) before the Effective Date so as to be consistent on a mutually satisfactory basis with those of AmSouth and with AmSouth's plans with respect to the conduct of its business following the Merger. The Fortune policies subject to modification include potential strategies for accelerated disposition and recovery of certain classified assets. Fortune representations, warranties and covenants contained in the Merger Agreement will not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of the foregoing.

The modifications required by this provision of the Merger Agreement are not expected to have a material adverse effect upon the results of operations or financial condition of AmSouth following the Merger. Such modifications are not the result of any specific regulatory action.

  No Solicitation. The Merger Agreement provides that Fortune and its subsidiaries will not: (a) solicit or encourage inquiries or proposals with respect to the purchase of all or a substantial part of the assets or equity of Fortune or any of its subsidiaries, except as contemplated by the Merger Agreement; or (b) except to the extent required for the discharge by the Fortune Board of Directors of its fiduciary duties as advised in writing by counsel, furnish any information relating to, or participate in any negotiations or discussions concerning, any such inquiries or proposals. The Merger Agreement provides that Fortune will notify AmSouth of any such inquiries or proposals received by Fortune.

  Indemnification. The Merger Agreement provides that from and after the Effective Date, AmSouth (or AmSouth Florida) will indemnify, defend and hold harmless each person who at any time before the Effective Date is or was an officer, director, employee or agent of Fortune or Fortune Bank (or any person who serves another entity in any such capacity at Fortune's request) against all losses, claims, damages, costs, expenses, liabilities, fees, judgments or amounts that are paid in settlement of or in connection with any claim, action, suit or proceeding based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer, employee or agent of Fortune or of Fortune Bank, regardless of whether the claim is asserted before or after the Effective Date. The indemnification will be provided under the Certificate of Incorporation of AmSouth or the Articles of Incorporation of AmSouth Florida as in effect on the date of the Merger Agreement, to the full extent allowed for indemnification of that entity's own directors, officers, employees and agents as the case may be.

  Employee Benefit Plans. AmSouth has agreed that employees and officers of Fortune and its subsidiaries who are employed by AmSouth or its subsidiaries will be entitled to participate in AmSouth pension, welfare and employee benefit plans on the same terms as AmSouth employees and officers, giving effect to years of service with Fortune and its subsidiaries (and predecessors) as if such service were with AmSouth (except for AmSouth's Retirement Plan, in which case giving effect to years of service shall be for vesting purposes only and not for benefit accrual purposes). Employees and officers of Fortune and its subsidiaries who become employees and officers of AmSouth will also receive compensation arrangements and fringe benefits as are provided to AmSouth's and its subsidiaries' employees and officers of equal status and position. AmSouth will honor Fortune's existing Severance Plan covering certain executive officers of Fortune and Fortune Bank, as described under "Proposal to Approve the Merger--Interests of Certain Persons in the Merger." The treatment under the Merger Agreement of the holders of Fortune stock options is also described therein.

  Best Efforts to Consummate Merger. Fortune and AmSouth have both agreed to use their best efforts in good faith to take or cause to be taken all action necessary to consummate the Merger as promptly as practicable. It shall not be a violation of this covenant, however, if the consummation of the Merger is delayed by a resolicitation of proxies or other action arising as a result of an acquisition by AmSouth subsequent to the date of the Merger Agreement. AmSouth has agreed to notify the Chief Executive Officer of Fortune before AmSouth enters into an agreement to make a material acquisition.

  Redemption of Convertible Debentures. Fortune agreed to redeem its Debentures before the Effective Date, and on December 27, 1993, Fortune called for redemption thereof. For each $1,000 of principal amount thereof, the Debentures were either redeemed for $1,020 in cash plus accrued interest, or converted into Fortune Common Stock at the conversion rate of $25.50 per share. Of the approximately $17.0 million in principal amount of Debentures outstanding on December 31, 1993, approximately $16.8 million thereof were converted into 660,889 shares of Fortune Common Stock, and approximately $200,000 thereof were redeemed for cash.

CONDITIONS TO EACH PARTY'S OBLIGATIONS

  The respective obligations of AmSouth and Fortune to effect the Merger are subject to certain conditions, including, but not limited to, the following:

    (a) approval of the Merger by holders of Fortune Common Stock and Fortune Preferred Stock;

    (b) procurement of all regulatory approvals and consents required for the Merger and the Bank Merger and the expiration of all waiting periods in connection therewith, provided, however, that no approval or consent shall have imposed any conditions or requirements which would (i) result in any material limitation on the ability of AmSouth effectively to exercise full rights of ownership of all the shares of Fortune Common Stock, (ii) require a divestiture which would constitute, if made solely by Fortune or Fortune Bank, taken as a whole, a substantial and material portion of their business or properties, or (iii) in the good faith reasonable judgment of the Board of Directors of AmSouth, otherwise materially and adversely affect the economic assumptions of the transactions contemplated hereby so as to render inadvisable the consummation of the Merger, but only if such regulatory conditions or requirements are a departure from past practices of such regulators;

    (c) no discovery by AmSouth of a material adverse condition with respect to Fortune that in AmSouth's reasonable opinion would result in (i) substantial loss or damage to the assets of Fortune and its subsidiaries that would materially impair the ability of Fortune to conduct its business, or (ii) a reduction of $10 million or more in Fortune's consolidated total shareholders' equity as of June 30, 1993 (excluding, among other things, regular quarterly dividend payments and the first $2.5 million of loss, if any, with respect to one of Fortune's largest problem credits);

    (d) no discovery by Fortune of a material adverse condition with respect to AmSouth that in Fortune's reasonable opinion would result in (i) substantial loss or damage to the assets of AmSouth and its subsidiaries that would materially affect the ability of AmSouth to conduct its business, or (ii) a reduction of $55.7 million or more in AmSouth's consolidated total shareholders' equity as of June 30, 1993 (excluding regular quarterly dividend payments);

    (e) the absence of any unstayed or final injunction prohibiting consummation of the Merger or of any litigation or governmental proceeding seeking to restrain, prohibit or invalidate the Merger;

    (f) receipt by each party of "comfort letters" from the other's accountants with respect to facts concerning the financial condition of the other party;

    (g) receipt by each party of an acceptable legal opinion as is customary in a transaction of this kind;

    (h) the accuracy, in all material respects, on the Effective Date of the representations and warranties of the other party and the compliance, in all material respects, with the covenants of the other party;

    (i) the effectiveness of the Registration Statement filed with the Commission and compliance by AmSouth with all "blue sky" requirements necessary to consummate the transactions contemplated by the Merger;

    (j) receipt by Fortune and AmSouth from counsel and independent accountants, respectively (who shall be entitled to rely on representations by Fortune and AmSouth as to factual matters), of opinions, dated the Effective Date, in form and substance satisfactory to both Fortune and AmSouth, to the effect that for federal income tax purposes:

      (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code; and

      (ii) with respect to counsel's opinion to Fortune only (except with respect to holders of Fortune Common Stock and Fortune
           Preferred Stock who exercise dissenters' rights and except for cash in lieu of a fractional share interest paid to holders of Fortune Common Stock or Fortune Preferred Stock):

              (x) no gain or loss will be recognized by a holder of Fortune
                  Common Stock or Fortune Preferred Stock upon conversion in the Merger of such stock into AmSouth Common Stock,

              (y) the basis of the shares of AmSouth Common Stock to be
                  received by a shareholder of Fortune will be the same as such shareholder's basis in the Fortune Common Stock or Fortune Preferred Stock exchanged therefor, and

              (z) the holding period of the AmSouth Common Stock received in the Merger by a holder of Fortune Common Stock or Fortune Preferred Stock exchanged therefor will include the period during which such holder held the Fortune Common Stock or Fortune Preferred Stock exchanged therefor, provided that such Fortune Common Stock or Fortune Preferred Stock was held as a capital asset immediately before the Effective Date.

    (k) that two credits held by Fortune Bank (which as of the date of this Proxy Statement/Prospectus are reflected on Fortune's books at approximately $7.5 million and $2.5 million, respectively) shall be sold, collected, written off or otherwise valued at zero by the Effective Date; and

    (l) the redemption or conversion to Fortune Common Stock of the Debentures before the Effective Date, which has been accomplished.

  If the Merger is not approved by the requisite number of holders of Fortune Preferred Stock, the parties will use reasonable best efforts to consummate the Merger by providing an alternate treatment of the Fortune Preferred Stock, provided that such alternate treatment (a) does not alter the fundamental economic assumptions upon which the Merger is based, and (b) does not require the approval of the holders of Fortune Preferred Stock. If such an alternative treatment is agreed upon, the holders of Fortune Preferred Stock will not be solicited with revised disclosure materials. There can be no assurance, however, that any alternate treatment will be mutually agreeable to the parties or that the failure to obtain the requisite approval of the holders of Fortune Preferred Stock will not result in termination of the Merger Agreement. See "Proposal to Approve the Merger--Termination."

REGULATORY APPROVALS

  The Merger. Section 4 of the Bank Holding Company Act of 1956, as amended, requires that AmSouth obtain the prior approval of the Federal Reserve Board for the indirect acquisition of certain nonbanking companies, including a savings association such as Fortune Bank. In evaluating the Merger under this section, the Federal Reserve Board will consider, among other things, whether the Merger can reasonably be expected to produce benefits to the public such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices.

  The Bank Merger. AmSouth plans to merge Fortune Bank into AmSouth Florida on the Effective Date with AmSouth Florida being the survivor. The Bank Merger is also subject to the prior receipt of certain regulatory approvals, and there can be no assurance that such approvals will be obtained or that the Bank Merger will be consummated. Receipt of such regulatory approvals is a condition to the Merger.

  The Bank Merger will require the prior approvals of (i) the Federal Reserve Board pursuant to Section 5(d)(3) of the Federal Deposit Insurance Act (the "FDIA"), (ii) the Federal Deposit Insurance Corporation (the "FDIC") pursuant to the Bank Merger Act, (iii) the OTS pursuant to its transfer of assets regulations, and (iv) the Florida Department of Banking and Finance (the "Florida Department"). In acting upon applications under Section 5(d)(3) of the FDIA and the Bank Merger Act, the Federal Reserve Board and the FDIC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board and the FDIC from approving the Bank Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless those agencies find that any anticompetitive effects are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the Bank Merger may not be consummated until the 30th day following the date of FDIC approval. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the requirements of the Community Reinvestment Act of 1977 have not adequately been met.

  In acting upon a transfer of assets application filed with it, the OTS will take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions, whether any supervisory problems exist with respect to Fortune Bank and the convenience and needs of the communities to be served.

  The Florida Department will approve a transaction such as the Bank Merger if it appears that: (i) the surviving state chartered bank meets the requirements of Florida law as to the formation of a new state bank; (ii) the agreement provides the surviving state bank with an adequate capital structure in relation to its deposit liabilities and post-merger activities; (iii) the agreement is fair; and (iv) the transaction is not contrary to public policy. The Florida law requirements for approval of the formation of a new state bank (which requirements will apply to the surviving state bank) include a finding by the Florida Department that: (1) the state bank will promote public convenience; (2) local conditions indicate reasonable promise of successful operation for the state bank and those financial institutions already in the primary service area; (3) the capitalization of the state bank is adequate;
(4) the capital structure meets certain requirements (including paid-in capital of an amount not less than 50% of total capital accounts, paid-in surplus equal to not less than 20% of paid-in capital and a fund for undivided profits equal to not less than 5% of paid-in capital); and (5) the officers and directors have sufficient financial institution experience. Approval by the Florida Department is subject to receipt of federal regulatory approvals and will be deemed revoked and terminated if such federal regulatory approvals are not received within six months after approval by the Florida Department.

  Status of Regulatory Approvals and Other Information. Applications have been submitted seeking the approval of the OTS and the Florida Department with respect to the Merger and/or the Bank Merger, as appropriate. Approvals of the Federal Reserve Board and the FDIC have been obtained.

  The Merger cannot proceed in the absence of the requisite regulatory approvals. See "Proposal to Approve the Merger--Conditions to Each Party's Obligations." There can be no assurance that the other regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described above under "Proposal to Approve the Merger--Conditions to Each Party's Obligations." There can likewise be no assurance that the United States Department of Justice or a state attorney general will not challenge the Merger or the Bank Merger, or if such a challenge is made, as to the result thereof.

  On June 1, 1993, Fortune and Fortune Bank filed applications with the OTS and the Florida Department for permission to convert Fortune Bank from a state chartered savings association to a state chartered commercial bank. The conversion has been approved by the Florida Department and the OTS. Approval must also be obtained from the Federal Reserve Board in order to consummate the conversion. Fortune has not yet filed an application with the Federal Reserve Board. Fortune has agreed in the Merger Agreement that it will not complete the conversion without AmSouth's prior written consent. The parties do not expect that the conversion process (whether or not completed) will materially affect the timing or prospects for the regulatory approvals of the Merger or the Bank Merger. However, Fortune presently intends, assuming all regulatory approvals are obtained and remain in effect, that it would complete the conversion if the Merger is not consummated.

CONDUCT OF BUSINESS PENDING MERGER

  The Merger Agreement contains certain restrictions regarding the conduct of Fortune's and AmSouth's business pending consummation of the Merger. In particular, Fortune has agreed that, before the Effective

Date, except as permitted by the Merger Agreement or the Stock Option Agreement or as otherwise consented to in writing by AmSouth, it and each of its subsidiaries will not: (a) declare or pay any dividends on or make other distributions in respect of any of its outstanding shares of capital stock, except for regular quarterly dividends on Fortune Common Stock and Fortune Preferred Stock and except for a final pro rata dividend on Fortune Common Stock and Fortune Preferred Stock for the portion of the quarter that has elapsed before the Effective Date occurs, or effect certain other changes in its capitalization; (b) issue any additional shares of its capital stock, or any options, calls or commitments relating to its capital stock, or any convertible or similar securities, subject to certain exceptions (including certain securities pursuant to existing benefit plans and agreements); (c) make any increases in compensation or agree to pay any bonus, except in the ordinary course of business consistent with past practice; (d) substantially modify its business as heretofore conducted or enter into a new line of business; (e) amend its articles of incorporation or bylaws or Fortune Bank's articles of incorporation or bylaws; (f) dispose of or discontinue any major portion of its business or property, or merge or consolidate with, or acquire all or (relative to Fortune) a substantial portion of, the business or property of another entity; (g) dispose of any material assets except in the ordinary course of business; (h) enter into, terminate or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit plan or arrangement or agreement related thereto, with respect to its directors, officers or other employees; or (i) knowingly take any action for the purpose of causing deterioration of its customer deposit or loan relationships, or without written notice to AmSouth, take any action that would reasonably be likely to have such effect.

  AmSouth has agreed that it will not, and will not permit any of its bank subsidiaries to, without the prior written consent of Fortune: (a) substantially modify the manner in which it has conducted its business; (b) dispose of to a non-affiliate of AmSouth, or discontinue, any major portion of its business; or (c) declare or pay any cash dividend on AmSouth Common Stock inconsistent with prior practices (including its history of increases in cash dividends).

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after approval by the shareholders of Fortune: (a) by mutual consent of AmSouth and Fortune; (b) by either AmSouth or Fortune if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement which breach has not been cured within 45 days after notice; (c) by either AmSouth or Fortune if the Merger is not consummated before June 30, 1994 (subject to extension to September 30, 1994, in the case of a protest to the Merger under the Community Reinvestment Act), unless the delay is due to a breach by the party seeking to terminate; (d) by either party if the agreement is not approved by holders of Fortune Common Stock and Fortune Preferred Stock;
(e) by either party if regulatory approvals are not obtained, or by AmSouth if such approvals are unreasonably conditioned; (f) by Fortune if the average closing price of AmSouth Common Stock as reported on the NYSE composite transactions tape over a designated time period is less than $27.00, as described under "Proposal to Approve the Merger--Price-Based Termination"; and
(g) by AmSouth or Fortune if either discovers certain material adverse conditions with respect to the other as described in "Proposal to Approve the Merger--Conditions to Each Party's Obligations."

MANAGEMENT AFTER THE MERGER

  The directors and officers of AmSouth and AmSouth Florida immediately prior to the Effective Date will continue as directors and officers of those respective entities thereafter as will those directors and officers of Fortune Bank retained by AmSouth and AmSouth Florida. See "Election to AmSouth Board of Directors" and "Severance Compensation Plan" below.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of Fortune's Board of Directors, shareholders should be aware that certain members of Fortune's Board of Directors and management may be deemed to have interests in the Merger in addition to their interests, if any, as holders of Fortune Common Stock.

  Election to AmSouth Board of Directors. Pursuant to the Merger Agreement, John R. Torell III, Chairman of the Board of Directors and Chief Executive Officer of Fortune, will be nominated to the Board of Directors of AmSouth as soon as practicable after the Effective Date.

  Severance Compensation Plan. Fortune's severance compensation plan was adopted in 1992, and amended in February 1994 (the "Severance Plan"). The Severance Plan protects certain senior management employees if a change in control of Fortune results in voluntary or involuntary termination of employment within two years of the change in control, provided that following the change in control the employee's compensation is reduced or his responsibilities are diminished. The definition of "change in control" includes the merger of Fortune into another company. The plan provides for two levels of severance compensation depending on the office held by plan beneficiaries. Severance payments will not be made if the termination of employment is due to death, retirement, termination for cause or disability. Pursuant to the Merger Agreement, AmSouth has agreed to honor the terms and provisions of the Severance Plan.

  Upon a qualifying termination, Senior Vice Presidents of Fortune will receive: (a) a lump sum payment equal to their respective highest weekly gross salary during the two-year period preceding the termination multiplied by 52;
(b) a lump sum payment equal to the greater of (i) their respective bonus payments for the last fiscal year, or (ii) a pro rata share of the anticipated bonus for the current fiscal year (determined by the number of complete months worked in the fiscal year divided by 12); and (c) a paid-up annuity providing the employee with the pension benefits he would have received under the Fortune pension plan had the employee been fully vested and remained with Fortune at the employee's current compensation level through the date of vesting. If the employee is vested at the time of termination, he will not receive the annuity described in (c) above. There are 11 Senior Vice Presidents of Fortune covered under the Severance Plan.

  Upon a qualifying termination, the Chief Executive Officer, President and Executive Vice Presidents of Fortune will be paid: (a) a lump sum payment equal to their highest weekly salary in the preceding two-year period multiplied by 104; (b) a lump sum payment equal to an amount equal to two times the greater of (i) their respective bonus payments for the last fiscal year, or (ii) a pro rata share of the bonus the employee likely would have received in the current fiscal year; and (c) a paid-up annuity providing the employee with the pension benefits he would have received under the Fortune pension plan had the employee been fully vested and remained with Fortune at his current compensation level through the date of vesting. The aggregate present value of the severance benefit may not exceed three times the employee's base amount under Section 280G of the Code. Thus, an employee may not receive more than three times the employee's average annual income over the prior five-year period. If a change in control occurred giving rise to payments under the Severance Plan on March 30, 1994, the approximate amounts payable to the executive officers covered under the Severance Plan and named in the Summary Compensation Table are estimated to be as follows: Mr. Torell, $693,560; Mr. McCraw, $723,830; Mr. Shaw, $370,000; Mr. Gladysz, $328,000 and Mr. Griffin, $342,000.

  The February 1994 Amendment will only apply to certain senior management officers of Fortune who accept employment with AmSouth after the Merger (the "Designated Employees"). The effect of the Amendment is as follows:

    (i) a qualifying termination will only include (a) a voluntary termination after the employee has been assigned to a job with a lower grade than the job that the employee initially accepted at AmSouth or (b) involuntary termination, except because of death, disability, retirement or termination for cause;

    (ii) the lump sum payment and bonus payment that may be received will be reduced by the amount of compensation received from AmSouth during the period for which the payment is calculated.

  The executive officers currently identified as Designated Employees are Mr. McCraw and Mr. Shaw. The amounts that could be received under the Amendment due to a qualifying termination cannot be determined at this time, but would be less than the amounts shown above.

  AmSouth also has entered into additional agreements with Mr. McCraw and Mr. Shaw. The agreement with Mr. McCraw provides that AmSouth Florida will employ Mr. McCraw as Executive Vice President and West Coast Area Executive and a director of AmSouth Florida and will pay him a $50,000 retention bonus on December 31, 1994 and a $50,000 retention bonus on December 31, 1995. Mr. McCraw will be paid a base salary of $180,000 and established as a participant in AmSouth's Executive Incentive Plan. Mr. McCraw will be granted 4,000 shares of restricted AmSouth Common Stock and options to purchase 5,000 shares of AmSouth Common Stock within 60 days of employment and will be provided a monthly auto allowance, a Change in Control Agreement and country club membership.

  The agreement with Mr. Shaw provides that AmSouth Mortgage Company, Inc. will employ Mr. Shaw as Executive Vice President and head of the Clearwater-based operations of AmSouth Mortgage Company, Inc. upon consummation of the Merger and will pay him (i) a bonus of $25,000 upon completion of the Merger, and (ii) an annual base salary of $142,000. Mr. Shaw will be established as a participant in AmSouth's Management Incentive Plan and will be granted 2,000 shares of restricted AmSouth Common Stock and options to purchase 2,500 shares of AmSouth Common Stock. Mr. Shaw will be a director of AmSouth Mortgage Company, Inc. and will be given an auto allowance and certain club dues.

  Stock Options. The Merger Agreement provides that holders of options granted under Fortune's stock option plans to buy shares of Fortune Common Stock that have not been exercised before the Effective Date of the Merger, whether or not such options are exercisable, will receive in replacement of their options to purchase Fortune Common Stock either: (a) an option to purchase AmSouth Common Stock on the same terms as the option to purchase shares of Fortune Common Stock, in an amount and at a price appropriately adjusted to reflect the per share consideration received in the Merger by holders of Fortune Common Stock; or (b) cash in an amount equal to the difference between (i) the per share consideration to be received in the Merger by holders of Fortune Common Stock, and (ii) the exercise price of the subject Fortune Common Stock option. Subject to the foregoing, each option to buy Fortune Common Stock will terminate on consummation of the Merger. The determination of whether a Fortune option will be converted into the right to receive cash or a substitute AmSouth option will be made by AmSouth, in its sole discretion, on a case by case basis. As of March 30, 1994, directors and officers as a group held options outstanding on 164,979 shares of Fortune Common Stock under these plans with an average exercise price of $16.48. The Merger Agreement does not restrict the exercisability, before the Merger, of options for Fortune Common Stock that were granted under existing Fortune benefit plans. Also, the Merger Agreement does not restrict the ability of an option holder to sell, before the Merger, Fortune Common Stock obtained after exercise of an option.

  Restricted Stock Awards. Pursuant to Fortune's 1993 Stock Incentive Plan, 1991 Stock Incentive Plan and Restricted Stock Bonus Plan, Fortune has awarded bonuses of restricted shares of Fortune Common Stock to certain of its directors and officers. These shares vest in accordance with a predetermined vesting schedule. As of March 30, 1994, there were 80,242 restricted shares issued under the 1993 and 1991 Stock Incentive Plans and 7,060 restricted shares issued under the Restricted Stock Bonus Plan, respectively, which were nonvested. Under the terms of the 1991 and 1993 Stock Incentive Plans and the Restricted Stock Bonus Plan, upon a change of control of Fortune, the Board of Directors of Fortune may vote to make a cash payment to the holders of all nonvested shares in an amount equal to the fair market value of such nonvested shares on the date of the change in control. Alternatively, the Compensation Committee appointed by the Board of Directors may accelerate the vesting of such restricted shares at any time. Under the terms of the 1993 Stock Incentive Plan and the Restricted Stock Bonus Plan, the Board of Directors of Fortune may instead vote to call for forfeiture of all non-vested shares on the date of the change in control. The Board of Directors of Fortune has not yet taken any action with regard to these alternatives. If the vesting of restricted shares is accelerated prior to the Merger, the holders of such shares will have the same rights with respect to the Merger as any other holder of shares of Fortune Common Stock.

  Indemnification. For a discussion of certain agreements by AmSouth to provide indemnification of directors and officers of Fortune, see "Proposal to Approve the Merger--Indemnification."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The discussion below provides general information about certain expected federal income tax consequences of the Merger. EACH FORTUNE SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER FOR SUCH SHAREHOLDER, INCLUDING THE APPLICABLE AND POSSIBLE EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS. The consummation of the Merger is conditioned upon the receipt by Fortune of an opinion from counsel that is satisfactory to Fortune and upon the receipt by AmSouth of an opinion from independent accountants that is satisfactory to AmSouth, both opinions dated the Effective Date, to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Also, counsel's opinion to Fortune is to cover the following additional federal income tax consequences:

    (a) except with respect to holders of Fortune Common Stock and Fortune Preferred Stock who exercise dissenters' rights and except for cash payments, including cash in lieu of a fractional share interest, to holders of Fortune Common Stock or Fortune Preferred Stock no gain or loss will be recognized by a holder of Fortune Common Stock or Fortune Preferred Stock upon conversion in the Merger of such stock into AmSouth Common Stock,

    (b) the basis of the shares of AmSouth Common Stock to be received by a shareholder of Fortune will be the same as such shareholder's basis in the Fortune Common Stock or Fortune Preferred Stock exchanged therefor, and

    (c) the holding period of the AmSouth Common Stock received in the Merger by a holder of Fortune Common Stock or Fortune Preferred Stock exchanged therefor will include the period during which such holder held the Fortune Common Stock or Fortune Preferred Stock exchanged therefor, provided that such Fortune Common Stock or Fortune Preferred Stock was held as a capital asset immediately before the Effective Date.

  In rendering the foregoing opinions, counsel and the independent accountants will be entitled to rely on representations by AmSouth and Fortune as to factual matters.

  The federal income tax consequences of the Merger to a Fortune shareholder will differ depending primarily upon whether such shareholder receives for his Fortune stock solely cash, solely AmSouth Common Stock (except for cash received in lieu of fractional shares of AmSouth Common Stock) or both cash and AmSouth Common Stock. The following discussion describes generally counsel's opinion to Fortune with respect to the federal income tax consequences to Fortune shareholders in each of these categories. The discussion is based on the assumption that the Fortune shares constitute a capital asset in the hands of the shareholders.

  Tax Consequences to Fortune Shareholders Who Receive Solely Cash for their Shares in the Merger. The exchange by a Fortune shareholder of all his Fortune shares solely for cash in the Merger (or as the result of such shareholder's exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes. Such a shareholder will recognize gain or loss measured by the difference between the tax basis for his Fortune shares and the amount of cash received (unless the receipt of cash is treated as a dividend, as described below). In general, such gain or loss will be computed separately for each block of stock held by the shareholder and will be capital gain or loss.

  In certain circumstances, the receipt of solely cash by a Fortune shareholder could be treated as a dividend (to the extent of the shareholder's ratable share of applicable earnings and profits) if the shareholder constructively owns shares of Fortune stock that are exchanged for AmSouth Common Stock in the Merger. Additionally, in certain circumstances, although the application of the law is not entirely clear, the receipt of solely cash by a Fortune shareholder could be treated as a dividend (to the extent of the shareholder's ratable share of applicable earnings and profits) if the shareholder owns AmSouth Common Stock, actually or constructively, after the Merger (other than AmSouth shares received in the Merger). Generally, a shareholder constructively owns stock that is owned by members of the shareholder's family, and by certain controlled or related partnerships, estates, trusts and corporations, pursuant to the constructive ownership rules of Section 318 of the Code, as well as any shares that the shareholder has an option to acquire.

  The receipt of solely cash by a Fortune shareholder in exchange for his Fortune stock will not be treated as a dividend if such exchange or receipt results in a meaningful reduction or a substantially disproportionate reduction in the shareholder's ownership interest or results in a complete termination of the shareholder's interest, taking into account, in each case, the constructive ownership rules described above. A complete termination of a shareholder's interest will occur if, after receipt of cash in exchange for Fortune stock, the shareholder owns no shares of stock in AmSouth. Thus, a Fortune shareholder who receives solely cash for all of the Fortune shares actually owned by him will generally qualify for capital gain treatment under the complete termination test if none of the Fortune shares constructively owned by him are exchanged in the Merger for AmSouth Common Stock and the shareholder does not otherwise own, actually or constructively, any shares of AmSouth Common Stock after the Merger. Where the complete termination of interest test is not satisfied with respect to a particular shareholder (because, for example, Fortune shares owned by a related party are exchanged for AmSouth Common Stock in the Merger), that shareholder will nonetheless generally be entitled to capital gain treatment if the receipt of cash in exchange for his Fortune shares results in a "substantially disproportionate" reduction or a "meaningful" reduction in his ownership interest.

  Although the application of the law is not entirely clear, a shareholder's reduction in ownership interest should normally be "substantially disproportionate," and capital gain treatment should normally result, if the shareholder's proportionate stock interest in AmSouth immediately after the Merger is 20% or more below what his proportionate interest in AmSouth would have been if he had received solely AmSouth Common Stock in the Merger. Even if such reduction in interest would not amount to 20%, the Internal Revenue Service has indicated in published rulings that a distribution that results in any actual reduction in interest of a small, minority shareholder in a publicly held corporation will result in a "meaningful" reduction and will not constitute a dividend if the shareholder exercises no control with respect to corporate affairs.

  Tax Consequences to Fortune Shareholders Who Receive Solely AmSouth Stock in the Merger. A Fortune shareholder will recognize neither gain nor loss on the exchange of all his Fortune shares solely for AmSouth Common Stock in the Merger. The tax basis of the AmSouth Common Stock received in the Merger by such a Fortune shareholder will be equal to the shareholder's tax basis for the Fortune stock exchanged therefor, and such shareholder will include the period during which the Fortune stock surrendered was held in his holding period for the AmSouth Common Stock received in exchange therefor.

  Fortune shareholders who receive cash in lieu of fractional shares of AmSouth Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then redeemed by AmSouth. These cash payments will be treated as having been received in full payment in exchange for the amount of AmSouth Common Stock so redeemed. The shareholders will recognize capital gain or loss equal to the difference between the cash received and the basis of the fractional share interest that would have been issued.

  Tax Consequences to Fortune Shareholders Who Receive Both Cash and AmSouth Stock in the Merger. The election procedures will relate to record ownership of each class of Fortune stock. Accordingly, it is possible that a beneficial owner of Fortune Common Stock who holds his shares in more than one record ownership or a record holder of both Fortune Common Stock and Fortune Preferred Stock could receive both cash (in addition to cash received in lieu of fractional shares of AmSouth Common Stock) and AmSouth Common Stock in exchange for shares of Fortune stock. Fortune shareholders who receive cash in exchange for some of their shares of Fortune stock, and who realize a gain upon the exchange (with gain or loss computed separately for each block of Fortune stock exchanged and measured by the excess of the fair market value of the consideration received over the tax basis of the Fortune stock exchanged), will recognize such gain only to the extent of the cash received with respect to such shares. In certain circumstances, although the application of the law is not entirely clear, it is possible that the cash received in the Merger by a shareholder in exchange for some of his shares of Fortune stock will be treated for federal income tax purposes as received by such shareholder ratably as partial consideration (in addition to AmSouth Common Stock) for each share of Fortune stock exchanged by him in the Merger. An analysis similar to the analysis relating to Fortune shareholders who receive solely cash for their shares in the Merger will apply to determine if the receipt of any of such cash by the shareholder will be treated as the receipt of a dividend (rather than a capital gain). No loss will be recognized by a Fortune shareholder who realizes a loss with respect to the exchange of some of his Fortune shares for cash, but also receives AmSouth Common Stock in exchange for other shares of Fortune stock.

BACKUP WITHHOLDING

  Unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold 31% of any cash payments to which a Fortune shareholder or other payee is entitled pursuant to the Merger unless the shareholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the Election Form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the Exchange Agent.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION AND THE OPINIONS DESCRIBED ABOVE ARE BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS DESCRIBED ABOVE ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING DISCUSSION OR THE OPINIONS DESCRIBED ABOVE. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION AND THE OPINIONS. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES AND UNCERTAINTIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, EACH FORTUNE SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  AmSouth intends to treat the Merger as a "purchase" under GAAP. Under the purchase method of accounting, the assets and liabilities of Fortune will be, as of the Effective Date, recorded at their respective fair values and added to those of AmSouth. The expected excess of the consideration paid by AmSouth over the fair value of Fortune's assets and liabilities will be recorded as goodwill.

  All pro forma financial information contained or incorporated by reference in this Proxy Statement/Prospectus has been prepared using the purchase method to account for the Merger. See "Summary Condensed Consolidated Financial Information" and "Incorporation of Certain Documents by Reference."

NYSE LISTING

  AmSouth Common Stock is listed on the NYSE. AmSouth has agreed in the Merger Agreement to use its best efforts to assure that the shares of AmSouth Common Stock to be issued pursuant to the Merger Agreement be authorized for listing on the NYSE. An application will be filed by AmSouth for listing the shares of AmSouth Common Stock on the NYSE.

EXPENSES

  Except as set forth below, whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such expense. Expenses incurred in connection with printing of the Registration Statement and this Proxy Statement/Prospectus shall be shared equally by AmSouth and Fortune. If the Merger Agreement is terminated by one party because of another party's breach of a material representation, warranty or covenant or because of the discovery of a material adverse condition with respect to the other party, then the breaching party or the party with respect to which a material adverse condition was discovered shall promptly pay its own transaction expenses and half of the other party's transaction expenses.

                          CERTAIN RELATED TRANSACTIONS

THE STOCK OPTION AGREEMENT

  As an inducement and a condition to AmSouth's execution of the Merger Agreement, AmSouth and Fortune entered into the Stock Option Agreement, dated September 13, 1993, pursuant to which Fortune granted AmSouth an option (the "Option") entitling AmSouth to purchase up to 551,034 shares, or approximately 9.9% of the outstanding shares, of Fortune Common Stock on September 13, 1993. The Option may be exercised, subject to termination within certain periods, only under the circumstances described below (none of which has yet occurred to the best of AmSouth's and Fortune's knowledge) at a cash price per share equal to $34.25, subject to adjustment in certain circumstances.

  The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement, and may discourage persons from proposing a competing offer to acquire Fortune. The existence of the Stock Option Agreement could significantly increase the cost to a potential acquiror of acquiring Fortune, compared to its cost had Fortune not entered into the Stock Option Agreement.

  The following is a brief summary of the terms of the Stock Option Agreement, a copy of which is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Stock Option Agreement.

  Subject to applicable law and regulatory restrictions, AmSouth may exercise the Option, in whole or in part, only if a Purchase Event (defined below) occurs before the Option's termination, so long as AmSouth, at the time, is not in material breach of the Merger Agreement. "Purchase Event" means either:

  (a) Fortune authorizes, recommends or publicly proposes or enters an agreement with any person other than AmSouth to effect an Acquisition Transaction, or fails to publicly oppose a Tender Offer or an Exchange Offer. "Acquisition Transaction" means (i) a merger, consolidation or similar transaction involving Fortune or Fortune Bank, (ii) the disposition, by sale, lease, exchange, or otherwise, of assets of Fortune or Fortune Bank representing 15% or more of the consolidated assets of Fortune and its subsidiaries, or (iii) the issuance, sale or other disposition of securities representing more than 25% of the voting power of Fortune or Fortune Bank, other than the issuance of securities as a result of the conversion of Fortune Preferred Stock or Debentures. "Tender Offer" and "Exchange Offer" mean a tender offer or exchange offer by a person to purchase any shares of Fortune Common Stock such that, upon consummation of such offer, such person would own or control more than 25% of the then outstanding shares of Fortune Common Stock; or

  (b) Any person or group (other than AmSouth or any subsidiary) acquires beneficial ownership, or any persons form a group (as such term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) which beneficially owns or has the right to acquire beneficial ownership, of more than 25% of the then outstanding shares of Fortune Common Stock.

  The Option will terminate upon the earliest to occur of the following: (1) immediately before the Effective Date; (2) 12 months after the first occurrence of a Purchase Event; (3) 18 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event (defined below); or (4) 12 months after the termination of the Merger Agreement (i) by AmSouth pursuant to the occurrence of a material breach by Fortune of any representation, warranty or covenant, or (ii) by the mutual consent of AmSouth and Fortune if AmSouth at the time would have been entitled to terminate the Merger Agreement due to a material breach by Fortune (but if within 12 months after such termination a Purchase Event or a Preliminary Purchase Event occurs, then the Option terminates 12 months after the first occurrence of such event).

  "Preliminary Purchase Event" means either:

  (a) any person (other than AmSouth or any subsidiary) commences or files a registration statement under the Securities Act with respect to a Tender Offer or Exchange Offer; or

  (b) the shareholders of Fortune have not approved the Merger Agreement at the Annual Meeting, the Annual Meeting is not held or is cancelled before termination of the Merger Agreement, or Fortune's Board of Directors withdraws or modifies in a manner adverse to AmSouth the recommendation of Fortune's Board of Directors with respect to the Merger Agreement, in each case, after it has been publicly announced that any person (other than AmSouth or any subsidiary) has (i) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (iii) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act, the Home Owner's Loan Act of 1933, the Bank Merger Act, or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

  If AmSouth is entitled and seeks to exercise the Option, it must send to Fortune a written notice (the date of which is the "Notice Date") specifying the total number of shares of Fortune Common Stock that AmSouth intends to purchase. If prior notification to regulatory authorities is required in connection with such purchase, Fortune must cooperate with AmSouth in the filing of the required notice or application for approval and the obtaining of such approval. Under applicable law, AmSouth may not acquire five percent or more of the issued and outstanding shares of Fortune Common Stock without the prior approval of the Federal Reserve Board. Certain other regulatory approvals (including approvals from the OTS and the Florida Department of Banking and Finance) may also be required before such an acquisition could be completed.

  The Option may be assigned by AmSouth (i) in whole or in part, after the occurrence of a Purchase Event, (ii) in whole, to a wholly owned subsidiary at any time, or (iii) in whole or in part, with the prior written approval of Fortune. Also, any shares of Fortune Common Stock purchased upon the exercise of the Option may, under certain circumstances, be resold by AmSouth pursuant to certain registration rights under the Stock Option Agreement. If there is any change in the Fortune Common Stock by reason of stock dividends, split-ups, recapitalizations, repurchases or the like, the type and number of shares of Fortune Common Stock subject to the Option, and the purchase price per share, as the case may be, will be adjusted appropriately. If any additional shares of Fortune Common Stock are issued after September 13, 1993 (other than pursuant to an event described in the preceding sentence), the number of shares of Fortune Common Stock subject to the Option will be adjusted so that, after such issuance, it equals 9.9% of the number of shares of Fortune Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

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

  If, before termination of the Option, Fortune enters into an acquisition agreement with a party other than AmSouth, the acquisition agreement must make proper provision so that the Option will, on the consummation of the transaction contemplated thereby and upon the terms and conditions set forth in the Stock Option Agreement, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of AmSouth, of either (x) the acquiring person, (y) any person that controls the acquiring person, or (z) Fortune, in case of a merger in which Fortune is the survivor. The Substitute Option must have substantially the same terms as the Option, but in no event will the Substitute Option be exercisable for more than 9.9% of the shares of common stock of the issuer of the Substitute Option. If the Substitute Option would be exercisable for more than 9.9% of such shares, the issuer of the Substitute Option will make a cash payment to AmSouth equal to the decrease in value of the Substitute Option resulting from the effect of this limitation.

RESALES OF AMSOUTH COMMON STOCK

  All shares of AmSouth Common Stock received by Fortune shareholders in the Merger will be freely transferable, except that shares of AmSouth Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Fortune before the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of AmSouth), or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Fortune or AmSouth generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. Fortune has agreed in the Merger Agreement to use its best efforts to cause each director, officer and other person who is an affiliate of Fortune to enter into a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of AmSouth Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

                       CERTAIN REGULATORY CONSIDERATIONS

 The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information relevant to AmSouth. Federal regulation of financial institutions such as AmSouth is intended primarily for the protection of depositors rather than shareholders of those entities. See "Available Information" and "Incorporation of Certain Documents by Reference."

GENERAL

  As a bank holding company, AmSouth is subject to the regulation and supervision of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not in general directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

  AmSouth's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable federal and state banking agencies. AmSouth Alabama and Citizens National Bank of Naples (which under current plans will be merged into AmSouth Florida in May 1994) are national banking associations subject to regulation and supervision by the Comptroller of the Currency (the "Comptroller"). All the other Subsidiary Banks are state-chartered banks that are not members of the Federal Reserve System, and therefore are generally subject to the regulations of and supervision by the FDIC. The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and

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

the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  Consummation of the Merger will not result in AmSouth's becoming a savings and loan holding company subject to regulation as such.

PAYMENT OF DIVIDENDS

  AmSouth is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of AmSouth, including cash flow to pay dividends on AmSouth Common Stock, is dividends from the Subsidiary Banks. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Banks to AmSouth as well as by AmSouth to its shareholders.

  AmSouth Alabama (and Citizens National Bank of Naples prior to its merger into AmSouth Florida) is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the Board of Directors of such bank in any year will exceed the total of (i) the bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. A national bank also can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

  All of the other Subsidiary Banks are subject to varying restrictions on the payment of dividends under applicable state laws. With respect to AmSouth Florida and AmSouth Tennessee, state law imposes dividend restrictions substantially similar to those imposed under federal law on AmSouth Alabama. Furthermore, if, in the opinion of the applicable federal bank regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Comptroller and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured bank may not pay any dividend if payment would cause it to become undercapitalized or once it is undercapitalized. See "FDICIA." Moreover, the Federal Reserve Board, the Comptroller and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At December 31, 1993, under dividend restrictions imposed under federal and state laws, the Subsidiary Banks, without obtaining governmental approvals, could declare aggregate dividends of approximately $150.0 million.

  The payment of dividends by AmSouth and the Subsidiary Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CONVERSION OF AMSOUTH ALABAMA

  On January 21, 1994, AmSouth announced that applications had been filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the State of Alabama to convert AmSouth Alabama, its largest subsidiary bank, from a national banking association to a state-chartered bank that is a member of the Federal Reserve System. AmSouth expects to realize modest cost savings as a result of the conversion.

  AmSouth Alabama's operations, including its capital adequacy and capacity for the payment of dividends, are not expected to change in any material respect as a result of the conversion. Following the conversion, Amsouth Alabama's primary federal regulator would be the Federal Reserve Board. It would no longer be subject to regulation and supervision by the Comptroller.

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

  As an Alabama-chartered bank, in particular AmSouth Alabama would no longer be subject to the regulations of the Comptroller with respect to payment of dividends, but would be subject to similar restrictions under federal law and Alabama state law.

TRANSACTIONS WITH AFFILIATES

  There are various legal restrictions on the extent to which AmSouth and its nonbank subsidiaries can borrow or otherwise obtain credit from its Subsidiary Banks. Each Subsidiary Bank (and its subsidiaries) is limited in engaging in borrowing and other "covered transactions" with nonbank or non-savings bank affiliates to the following amounts: (i) in the case of any such affiliate, the aggregate amount of covered transactions of the Subsidiary Bank and its subsidiaries may not exceed 10% of the capital stock and surplus of such Subsidiary Bank; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the Subsidiary Bank and its subsidiaries may not exceed 20% of the capital stock and surplus of such Subsidiary Bank. Covered transactions also are subject to certain collateralization requirements. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

CAPITAL ADEQUACY

  The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of the Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves. At December 31, 1993, AmSouth's consolidated Tier 1 Capital and Total Capital ratios were 10.95% and 13.31%, respectively. At December 31, 1993, on a pro forma combined basis after giving effect to the Merger on a purchase accounting basis AmSouth's consolidated Tier 1 Capital and Total Capital ratios would have been approximately 9.63% and 13.19%, respectively. Also as of that date, on a pro forma combined basis after giving effect to the Merger and to the Other Business Combinations referred to under "Introduction--Parties to the Merger--AmSouth," AmSouth's consolidated Tier 1 Capital and Total Capital ratios would have been approximately 9.69% and 13.17%, respectively.

  In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3% for bank holding companies that meet certain specific criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. AmSouth's Leverage Ratio at December 31, 1993 was 8.65%. At December 31, 1993, on a pro forma combined basis after giving effect to the Merger on a purchase accounting basis AmSouth's Leverage Ratio would have been approximately 7.13%. Also as of that date, on a pro forma combined basis after giving effect to the Merger and the Other Business Combinations, AmSouth's Leverage Ratio would have been approximately 7.09%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  Each of the Subsidiary Banks is subject to risk-based and leverage capital requirements similar to those described above adopted by the Comptroller or the FDIC, as the case may be. AmSouth believes that each of

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

the Subsidiary Banks was in compliance with applicable minimum capital requirements as of December 31, 1993. Neither AmSouth nor any of the Subsidiary Banks has been advised by any federal banking agency of any specific minimum Leverage Ratio requirement applicable to it.

  Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See "FDICIA."

  All of the Federal banking agencies have proposed regulations that would add an additional risk-based capital requirement based upon the amount of an institution's exposure to interest rate risk. In addition, bank regulators continue to indicate their desire generally to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of AmSouth is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

SUPPORT OF SUBSIDIARY BANKS

  Under Federal Reserve Board policy, AmSouth is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, AmSouth may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

FDICIA

  On December 19, 1991, FDICIA was enacted. FDICIA substantially revised the depository institution regulatory and funding provisions of the FDIA and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk-adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. An FDIC-insured depository institution is defined to be adequately capitalized if it maintains a Leverage Ratio of at least 4%, a risk-adjusted Tier 1 Capital Ratio of at least 4% and a Total Capital Ratio of at least 8%. In addition, an FDIC-insured bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. An FDIC-insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions and are not applicable to holding companies which control such institutions. However, the Federal Reserve Board has indicated that, in regulating bank holding

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


companies, it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. Although the capital categories defined under the prompt corrective action regulations are not directly applicable to AmSouth under existing law and regulations, if AmSouth were placed in a capital category it would qualify as well capitalized as of December 31, 1993.

  FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

  AmSouth believes that at December 31, 1993, all of the Subsidiary Banks were well capitalized under the criteria described above.

  Various other legislation, including proposals to revise the bank regulatory system and to limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress.

BROKERED DEPOSITS

  The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits. Under the regulations, a bank cannot accept, rollover or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because all the Subsidiary Banks were well capitalized as of December 31, 1993, AmSouth believes the brokered deposits regulation will have no material effect on the funding or liquidity of any of the Subsidiary Banks.

FDIC INSURANCE ASSESSMENTS

  The Subsidiary Banks are subject to FDIC deposit insurance assessments. As required by FDICIA, the FDIC has adopted a new risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the new schedule, the premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.


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

  The FDIC is authorized to raise insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on AmSouth's earnings.

  Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank's regulatory agency.

DEPOSITOR PREFERENCE

  The recently adopted Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

                      DESCRIPTION OF AMSOUTH CAPITAL STOCK

  The following summaries of certain provisions of the Restated Certificate of Incorporation, as amended (the "AmSouth Certificate"), and the Bylaws of AmSouth (the "AmSouth Bylaws") and the AmSouth Rights Agreement (defined below) do not purport to be complete and are qualified in their entirety by reference to such instruments, each of which is incorporated by reference as an exhibit to the Registration Statement. See "Available Information."

GENERAL

  As provided in the AmSouth Certificate, AmSouth's authorized capital stock consists of 200,000,000 shares of AmSouth Common Stock and 2,000,000 shares of preferred stock, without par value (the "AmSouth Preferred Stock"). As of the Record Date, there were 51,658,378 shares of AmSouth Common Stock outstanding and 1,500,000 shares of AmSouth Common Stock were held as treasury stock. As of the date of this Proxy Statement/Prospectus, no shares of AmSouth Preferred Stock were issued and outstanding.

  The rights of AmSouth to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of AmSouth's shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that AmSouth itself may be a creditor of that subsidiary with recognized claims. Claims on AmSouth's subsidiaries by creditors other than AmSouth will include substantial obligations with respect to deposit liabilities and purchased funds. See "Certain Regulatory Considerations-- Payment of Dividends" and "--Support of Subsidiary Banks."

COMMON STOCK

  Dividends. Subject to the rights of holders of AmSouth Preferred Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of AmSouth Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the AmSouth Board, the holders of AmSouth Common Stock are entitled to share ratably in such dividends.

  Voting Rights. Each holder of AmSouth Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

  Preemptive Rights. The holders of AmSouth Common Stock have no preemptive rights to acquire any additional shares of AmSouth.

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  Issuance of Stock. The AmSouth Certificate authorizes the AmSouth Board to issue authorized shares of AmSouth Common Stock without shareholder approval. However, AmSouth Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of AmSouth Common Stock under certain circumstances.

  Liquidation Rights. In the event of liquidation, dissolution or winding-up of AmSouth, whether voluntary or involuntary, the holders of AmSouth Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding AmSouth Preferred Stock.

PREFERRED STOCK

  AmSouth Preferred Stock may be issued from time to time as a class without series, or if so determined by the AmSouth Board, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of AmSouth Preferred Stock (or of the entire class of AmSouth Preferred Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the AmSouth Board. AmSouth Preferred Stock will have a preference over AmSouth Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of AmSouth and such other preferences as may be fixed by the AmSouth Board.

AMSOUTH RIGHTS AGREEMENT

  Each share of AmSouth Common Stock has, and when issued each of the Merger Shares will have, attached to it one right (an "AmSouth Right") issued pursuant to a Stockholder Protection Rights Agreement (the "AmSouth Rights Agreement"). Each AmSouth Right entitles its registered holder to purchase one one-hundredth of a share of AmSouth Series A Preferred Stock, without par value, designed to have economic and voting terms similar to one share of AmSouth Common Stock, for $115.00 (the "Exercise Price"), subject to adjustment, after the close of business on the earlier of (i) the tenth day after commencement of a tender or exchange offer which, if consummated, would result in a person's becoming the beneficial owner of 15% or more of the outstanding shares of AmSouth Common Stock (an "Acquiring Person") and (ii) the tenth day after the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person. In any case, the time described in the foregoing sentence is referred to as the "Separation Time."

  The AmSouth Rights will not be exercisable until the business day following the Separation Time. The AmSouth Rights will expire on the earlier of (i) the close of business on June 15, 1999 and (ii) the date on which the AmSouth Rights are redeemed as described below (the "Expiration Time"). The AmSouth Board may, at its option, at any time prior to the Flip-in Date, redeem all the AmSouth Rights at a price of $0.01 per right (the "Redemption Price").

  If a Flip-in Date occurs, AmSouth will ensure and provide that each AmSouth Right (other than AmSouth Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof or by any transferees, direct or indirect, of any of the foregoing, which AmSouth Rights shall become void) will constitute the right to purchase from AmSouth shares of AmSouth Common Stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the AmSouth Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of AmSouth Common Stock, elect to exchange the AmSouth Rights for shares of AmSouth Common Stock at an exchange ratio of one share of AmSouth Common Stock per AmSouth Right.

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

  AmSouth may not consolidate or merge, or engage in certain other transactions, with an Acquiring Person without entering into a supplemental agreement with the Acquiring Person providing that upon consummation or occurrence of the transaction each AmSouth Right shall thereafter constitute the right to purchase stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

  The AmSouth Rights will not prevent a takeover of AmSouth. The AmSouth Rights, however, may have certain anti-takeover effects. The AmSouth Rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding AmSouth Common Stock unless the AmSouth Rights are first redeemed by the AmSouth Board.

CHANGES IN CONTROL

  Certain provisions of the AmSouth Certificate and AmSouth Bylaws may have the effect of preventing, discouraging or delaying any change in control of AmSouth. For a discussion of the AmSouth Rights Agreement and its effect on potential takeovers, see "AmSouth Rights Agreement." The authority of the AmSouth Board to issue AmSouth Preferred Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the AmSouth Board to prevent a change in control despite a shift in ownership of the AmSouth Common Stock. See "General" and "Preferred Stock." In addition, the AmSouth Board's power to issue additional shares of AmSouth Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "Common Stock." The following provisions also may deter any change in control of AmSouth.

  Classification of Board of Directors. The AmSouth Board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of AmSouth are elected at each annual meeting of the shareholders of AmSouth. Classification of the AmSouth Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the AmSouth Board and thereby could impede a change in control of AmSouth.

  Removal of Directors. The AmSouth Certificate provides that a director of AmSouth may be removed only for cause by the affirmative vote of the holders of 80% of the shares of AmSouth Common Stock then entitled to vote at an election of directors.

  Written Consent. As permitted by Delaware law, the AmSouth Certificate prohibits AmSouth shareholders from taking any action that either is required to be taken or may be taken at an annual or special meeting without such a meeting, whether by written consent or otherwise.

  Business Combinations. The AmSouth Certificate provides that any "Business Combination" involving AmSouth and (i) any person that beneficially owns more than 10% of the AmSouth Common Stock, (ii) any affiliate of AmSouth which beneficially owned more than 10% of the AmSouth Common Stock during the prior two years or (iii) any transferee of any shares of AmSouth Common Stock that were beneficially owned by an "Interested Stockholder" during the prior two years (any of the foregoing being defined for the purpose of this paragraph as an "Interested Stockholder") must be approved by (i) the holders of not less than 80% of the outstanding shares of AmSouth's voting stock and (ii) the holders of not less than 67% of such voting stock held by stockholders other than the Interested Stockholder. These special voting requirements do not apply, however, if either (i) a majority of the Continuing Directors (as defined) of AmSouth has approved the Business Combination or the Interested Stockholder's becoming such or (ii) the terms of the proposed Business Combination satisfy certain minimum price and other standards. For purposes of these provisions, a "Business Combination" is defined to include (i) any merger or other corporate reorganization of AmSouth with or into an Interested Stockholder, (ii) the disposition by AmSouth of a Substantial Part (as defined) of its assets to an Interested Stockholder, (iii) any merger or other corporate reorganization of an Interested Stockholder with or into AmSouth, (iv) the acquisition by AmSouth of a Substantial Part (as defined) of the assets of an Interested Stockholder, (v) the issuance by AmSouth of any of its securities to an Interested

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

Stockholder, (vi) any recapitalization that would increase the voting power of an Interested Stockholder, (vii) the adoption of any plan for the liquidation or dissolution of AmSouth proposed by or on behalf of an Interested Stockholder and (viii) any agreement providing for any of the transactions described above. This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of AmSouth. However, it is not intended to, and will not, prevent or deter all tender offers for shares of AmSouth.

  Amendment of AmSouth Certificate. The provisions of the AmSouth Certificate relating to the structure of the AmSouth Board may not be amended, altered or repealed without the affirmative vote of 80% of the outstanding voting stock of AmSouth. The Business Combination provision of the AmSouth Certificate may not be amended, altered or repealed except by the supermajority vote required to approve a Business Combination. The provision of the AmSouth Certificate dealing with written consent in lieu of shareholders' meetings may not be amended, altered or repealed without the affirmative vote of the holders of 67% of the outstanding voting stock.

  Delaware Business Combination Statute. Subject to certain exceptions, the Delaware General Corporation Law (the "DGCL") prohibits AmSouth from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding AmSouth Common Stock (or any person who is an affiliate of AmSouth and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the AmSouth Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (the "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, the DGCL allows AmSouth to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the AmSouth Board and is authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of AmSouth which is not owned by the Interested Stockholder or
(ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding voting stock of AmSouth (excluding AmSouth stock held by officers and directors of AmSouth or by certain AmSouth stock plans).

  Control Acquisitions. The Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as AmSouth, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

  In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of AmSouth Common Stock, or otherwise obtaining control over AmSouth.

  Changes in control of AmSouth are also subject to certain statutory notice and approval requirements under the laws of the states in which certain of the Subsidiary Banks are located.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

  At the Effective Date, as a consequence of the Merger, shareholders of Fortune, whose rights are governed by Fortune's Restated Articles of Incorporation, as amended (the "Fortune Articles"), and Bylaws

(the "Fortune Bylaws") and by federal law, will become shareholders of AmSouth, and their rights as shareholders of AmSouth will be determined by the DGCL, the AmSouth Certificate and the AmSouth Bylaws. The following is a summary of certain material differences in the rights of shareholders of AmSouth and Fortune. THE SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAWS, THE AMSOUTH CERTIFICATE, THE AMSOUTH BYLAWS, THE FORTUNE ARTICLES AND THE FORTUNE BYLAWS.

REMOVAL OF DIRECTORS

  AmSouth. The AmSouth Certificate, as allowed by the DGCL, provides that a director may be removed from office but only for cause and by the affirmative vote of the holders of at least 80% of the outstanding voting shares of stock then entitled to vote at an election of directors, voting together as a single class.

  Fortune. The Fortune Articles permit shareholders to remove a director with or without cause, subject to certain rights of holders of Fortune Preferred Stock, by an affirmative vote of two-thirds of the total votes eligible to be cast at a duly constituted meeting called expressly for that purpose. The Fortune Articles do not define the term "cause."

VACANCIES ON THE BOARD OF DIRECTORS

  AmSouth. The AmSouth Certificate provides that, subject to the rights of the holders of any AmSouth preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office who have been elected by a majority of the holders of AmSouth capital stock entitled to vote generally for the election of directors, even though less than a quorum. The AmSouth Certificate provides that any directors so elected will serve for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred.

  Fortune. The Fortune Bylaws provide that any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, even if the number of remaining directors does not constitute a quorum of the Board of Directors. A director elected to fill a vacancy holds office until the next election of directors by the shareholders.

AMENDMENTS TO THE CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

  AmSouth. Under the DGCL, a corporation's certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The AmSouth Certificate requires supermajority shareholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the AmSouth Certificate governing (i) business combinations between AmSouth and an interested shareholder, (ii) shareholder meetings and (iii) the structure of the AmSouth Board. See "Description of AmSouth Capital Stock--Changes in Control." As is permitted by the DGCL, the AmSouth Certificate gives its Board of Directors the power to adopt, amend or repeal the AmSouth Bylaws. The AmSouth shareholders entitled to vote have concurrent power to adopt, amend or repeal the AmSouth Bylaws.

  Fortune. The Fortune Articles provide that either the Board of Directors or the shareholders may adopt, alter, amend or repeal the Fortune Bylaws. The Board of Directors may take such action by an affirmative vote of at least two-thirds of the directors at a meeting expressly called for that purpose. Similarly, such action by shareholders requires an affirmative vote of at least two-thirds of the total votes eligible to be cast at a meeting called expressly for that purpose.

  The Fortune Articles require the vote of a majority of all the total votes eligible to be cast at a meeting of shareholders to amend, alter, change or repeal the provisions of the Fortune Articles. However, the affirmative vote of the holders of two-thirds of the total votes eligible to be cast at a meeting of shareholders is required to amend, alter, change or repeal the provisions of the Fortune Articles described above relating to the election of directors, the amendment of the Fortune Bylaws, shareholder action without a meeting, special meetings of shareholders and approval of mergers and business combinations, as well as to amend the provisions of the Fortune Articles relating to such two-thirds vote requirement.

AUTHORIZED CAPITAL STOCK

  AmSouth. The AmSouth Certificate authorizes the issuance of up to 200,000,000 shares of AmSouth Common Stock, of which 51,658,378 shares were outstanding and 1,500,000 shares were held as treasury shares as of the Record Date and up to 2,000,000 shares of AmSouth Preferred Stock, of which no shares were issued or outstanding as of the Record Date. The AmSouth Preferred Stock is issuable in series, each series having such rights and preferences as the AmSouth Board may fix and determine by resolution.

  Fortune. The Fortune Articles authorize the issuance of up to 10,000,000 shares of Fortune Common Stock, of which 6,358,514 shares were issued and outstanding as of the Record Date and up to 3,000,000 shares of Fortune Preferred Stock, of which 1,380,000 shares were issued and outstanding as of the Record Date.

  Pursuant to the Merger Agreement, holders of Fortune Preferred Stock will receive either cash or AmSouth Common Stock in exchange for their shares. The shares of AmSouth Common Stock to be issued in connection with the Merger do not have dividend, liquidation, redemption, voting, or conversion rights that are similar or equivalent to the rights of holders of Fortune Preferred Stock described below.

  Under the Fortune Articles, holders of shares of Fortune Preferred Stock are entitled to receive, when and as declared by Fortune's Board of Directors out of assets legally available therefor, cash dividends at the rate per annum of $2.00 per share, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year. Such dividends are cumulative from the date of original issue. Unless full cumulative dividends on all outstanding shares of Fortune Preferred Stock are paid or declared and set apart for payment for all past dividend payment periods (i) no dividends may be paid or declared and set apart for payment, or other distribution made (other than stock dividends) upon the Fortune Common Stock or on any other stock of Fortune ranking junior to the Fortune Preferred Stock, (ii) no Fortune Common Stock, or any other stock of Fortune ranking junior to, or on a parity with the Fortune Preferred Stock as to dividends or upon liquidation may be redeemed, purchased, or otherwise acquired for any consideration by Fortune (except for conversion of such junior or parity stock into, or exchange of such junior or parity stock for, stock ranking junior to the Fortune Preferred Stock as to dividends and upon liquidation).

  Upon any voluntary or involuntary liquidation, dissolution or winding up of Fortune, the holders of Fortune Preferred Stock are entitled to receive out of assets of Fortune available for distribution to shareholders, before any distribution of assets is made to holders of Fortune Common Stock or of any other shares of Fortune stock ranking as to such distribution junior to the Fortune Preferred Stock, liquidating distributions in the amount of $25 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Fortune Preferred Stock are not entitled to any further participation in any distribution of assets of Fortune.

  The Fortune Preferred Stock is redeemable at the option of Fortune for cash on at least 30 but not more than 60 days' notice at any time in whole or in part, after December 1, 1996. With respect to any such redemption, the Fortune Preferred Stock is redeemable at certain redemption prices as set forth in the Fortune Articles.

  The Fortune Articles provide that, except as indicated below, or except as expressly required by applicable law, the holders of the Fortune Preferred Stock have no voting rights. If the equivalent of six

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

quarterly dividends payable on the Fortune Preferred Stock are in arrears, the number of directors of Fortune are to be increased by two and the holders of Fortune Preferred Stock voting separately as a class are entitled to elect two directors to fill such vacancies. Also, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Fortune Preferred Stock is required to (1) authorize, create, issue or reclassify any authorized stock of Fortune into, or authorize, create, or issue any obligations or security convertible into or evidencing a right to purchase, any shares of, or increase the authorized or issued amount of, any class or series of stock of Fortune ranking prior to the Fortune Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, and (2) amend, alter or repeal, whether by merger or otherwise, the provisions of the Fortune Articles, so as to adversely affect the powers, preferences, privileges or rights of shares of the Fortune Preferred Stock.

  The Fortune Articles provide that, in the case of a transaction such as the Merger, the holders of Fortune Preferred Stock shall have the right to convert their shares into one "Conversion Unit." A Conversion Unit shall consist of the kind and amount of consideration that would be receivable by a holder of the number of shares of Fortune Common Stock issuable upon conversion of the Fortune Preferred Stock immediately before such transaction. The Fortune Articles also provide that, in a transaction such as the Merger, if (i) more than 50% of the consideration to the holders of Fortune Common Stock consists of common stock that has been admitted for listing on a national securities exchange or quoted on the NMS ("Public Stock"), such as the AmSouth Common Stock, then a holder of Fortune Preferred Stock (in lieu of the right to convert into one Conversion Unit) shall have the right to convert his shares into shares of such Public Stock at an adjusted conversion price as determined pursuant to a formula set forth in the Fortune Articles and (ii) if 50% or less of the consideration to holders of Fortune Common Stock consists of Public Stock, then a holder of Fortune Preferred Stock (in lieu of the right to receive one Conversion Unit) shall have the right to convert his shares into one or more Conversion Units as determined pursuant to a formula set forth in the Fortune Articles.

  Under terms of the Merger Agreement, a holder of Fortune Preferred Stock will have the right to receive the kind and amount of consideration (either cash or AmSouth Common Stock) that a holder of Fortune Common Stock will receive (subject to the election and allocation procedures described herein) multiplied by 1.333333 (the number of shares of Fortune Common Stock issuable upon conversion of one share of Fortune Preferred Stock as provided in the Fortune Articles). The Merger Agreement does not provide for the issuance of any AmSouth Preferred Stock to holders of Fortune Preferred Stock. As a result, the Merger could be deemed to adversely affect certain powers, preferences, privileges or rights of shares of Fortune Preferred Stock, and therefore, the Merger is being submitted to a vote of the holders of the Fortune Preferred Stock.

  Shares of Fortune Preferred Stock are convertible to Fortune Common Stock at the holder's option at the conversion price of $18.75 per share, subject to certain adjustments.

CHANGES IN CONTROL

  AmSouth. As a Delaware corporation, AmSouth is subject to the business combination statute described under the heading "Description of AmSouth Capital Stock--Changes in Control--Delaware Business Combination Statute." As a bank holding company, acquisitions of control of AmSouth are also subject to the Change in Bank Control Act of 1978 and the BHCA as described under the heading "Description of AmSouth Capital Stock--Changes in Control--Control Acquisitions." The AmSouth Articles also contain provisions regarding shareholder approval of business combinations under certain circumstances, as described under the heading "Description of AmSouth Capital Stock--Changes in Control--Business Combinations."

  Fortune. The Fortune Articles have similar provisions regarding shareholder approval of proposed business combinations. In general, the fair price provision of the Fortune Articles requires the approval by the holders of two-thirds of the voting power of the outstanding capital stock of Fortune entitled to vote generally in the election of directors as a condition for mergers and certain other business combinations of Fortune ("Business Combinations") involving, as a party to any such Business Combination, any beneficial holder of more than 10% of such voting power (an "Interested Shareholder") unless the transaction is either approved by at least a majority of the members of the Board of Directors who are unaffiliated with the Interested Shareholder and were directors before the Interested Shareholder became an Interested Shareholder (the "Continuing Directors"), or certain minimum price and procedural requirements are met. The term "Continuing Directors" also includes certain successors to Continuing Directors if unaffiliated with the Interested Shareholder. The term "Interested Shareholder" also refers to certain assignees of Interested Shareholders and to affiliates of Fortune who, within two years before the date in question, beneficially held 10% or more of the voting power of the outstanding stock of Fortune entitled to vote generally in the election of directors.

  The FBCA regulates the voting of shares of certain Florida corporations by persons who acquire a large block of stock in those corporations. The FBCA restricts the voting rights of a person who acquires "control shares" in an "issuing public corporation." The DGCL does not contain a similar "control share" provision. "Control shares" are defined under the FBCA as those shares that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. An "issuing public corporation" is a corporation that has (i) 100 or more shareholders;
(ii) its principal place of business, its principal office or substantial assets within Florida; and (iii) either (A) more than 10% of its shareholders resident in Florida, (B) more than 10% of its shares owned by Florida residents or (C) 1,000 shareholders resident in Florida.

  If a control share acquisition has been made, the control shares have no voting rights unless the holders of a majority of shares other than those held by the interested shareholder and by members of the corporation's management grant voting rights to those shares. The Interested Shareholder has the right to request a shareholders' meeting to determine his voting rights within 50 days of the date the interested shareholder gives notice of his control share acquisition to the corporation. The notice must contain certain information concerning the Interested Shareholder and the acquisition of his shares. The Interested Shareholder must pay the expenses of the shareholders' meeting. If no notice is filed with the corporation within 60 days of the date of the control share acquisition, the corporation has the right to redeem the control shares.

  If an interested shareholder acquires a majority of the outstanding shares of the corporation and is granted voting rights pursuant to the procedure outlined above, the other shareholders of the corporation have dissenters' rights to require the corporation to purchase their shares for a "fair value." The term "fair value" is defined as a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

  The FBCA contains several provisions by which acquisitions approved by a corporation's board of directors may be structured to avoid these provisions. For example, the corporation can elect not to be subject to these provisions by adopting an amendment to its articles of incorporation or bylaws expressly stating that such provisions shall not apply to the corporation. In addition, such provisions will not apply to an acquisition if the corporation executes a merger agreement with the interested shareholder.

  The Change in Savings and Loan Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a savings and loan holding company, such as Fortune, unless the OTS has been given 60 days prior written notice of such proposed acquisition and within that time period the OTS has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the OTS issues written notice of its intent not to disapprove the acquisition. Under a rebuttable presumption established by the OTS, the acquisition of more than 10% of a class of voting stock of a savings and loan holding company would, under the circumstances set forth in the presumption, constitute the acquisition of control.

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

  In addition, any "company" would be required to obtain the approval of the OTS under the Home Owners Loan Act before acquiring 25% (10% if the circumstances under a rebuttable presumption established by the OTS apply) or more of the outstanding shares of Fortune Common Stock, or otherwise obtaining control over Fortune.

SHAREHOLDER RIGHTS PLAN

  AmSouth. As described above (see "Description of AmSouth Capital Stock-- AmSouth Rights Agreement"), AmSouth adopted the AmSouth Rights Agreement in 1989. When issued upon consummation of the Merger, the Merger Shares will have attached AmSouth Rights.

  Fortune. The Fortune Board has not adopted a shareholder rights plan.

PREVENTION OF GREENMAIL

  AmSouth. AmSouth has no provision directly applicable to greenmail.

  Fortune. The Fortune Articles provide that any direct or indirect purchase or other acquisition by Fortune of its securities from any person or group that
(i) holds 5% or more of the class of equity securities to be purchased or otherwise acquired (an "Interested Securityholder"), and (ii) has beneficially owned such securities for less than two years, is required to be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of Fortune entitled to vote generally in the election of directors, excluding such stock beneficially owned by such Interested Securityholder, provided that shareholder approval is not required if the purchase occurs as part of a tender or exchange offer by Fortune to purchase securities of the same class made on the same terms to all holders of such securities and in compliance with the applicable requirements of the Exchange Act.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

  AmSouth. Under the AmSouth Certificate and Bylaws, a special meeting of AmSouth's shareholders may only be called by the AmSouth Board, the Chief Executive Officer of AmSouth or the holders of a majority of the outstanding AmSouth Common Stock entitled to be voted for directors. Under the AmSouth Certificate and Bylaws, no action required to be taken or which may be taken at any annual or special meeting of AmSouth shareholders may be taken without such a meeting.

  Fortune. The Fortune Bylaws provide that shareholder action may be taken at the annual meeting of shareholders or at a special meeting of shareholders called by the Chairman of the Board of Directors or the president, or a majority of the Board of Directors or the holders of not less than one-third of the outstanding capital stock entitled to vote at the meeting. The Fortune Bylaws do not prohibit shareholder action by written consent. In addition, the FBCA permits the holders of 10% of the outstanding shares entitled to vote at a shareholders' meeting to require that such a meeting be called. A corporation may, in its articles of incorporation, raise the percentage of shareholders necessary to call a meeting from 10%, but may not raise it above 50%.

PREEMPTIVE RIGHTS

  AmSouth. The holders of AmSouth Common Stock have no preemptive rights to acquire any additional shares of AmSouth Common Stock or any other shares of AmSouth Capital Stock.

  Fortune. The holders of Fortune Common Stock and Fortune Preferred Stock have no preemptive rights to acquire any shares of Fortune Common Stock or any other shares of Fortune Capital Stock.

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

PROXY REQUIREMENTS

  AmSouth. Under the DGCL, proxies are valid for up to three years unless otherwise specified therein. Under the DGCL, a proxy is irrevocable if it specifically states that it is irrevocable and if it is also coupled with an interest sufficient in law to support that power.

  Fortune. Under the FBCA, proxies are valid for an eleven-month period unless otherwise specified therein. In addition, the FBCA specifies that, when an appointment form conspicuously states that it is irrevocable, proxies from pledgees, purchasers, creditors, contract employees and persons designated in a shareholder agreement are irrevocable.

DERIVATIVE ACTIONS

  AmSouth. The DGCL permits shareholders to bring derivative actions on behalf of AmSouth.

  Fortune. The FBCA permits shareholders to bring derivative actions on behalf of Fortune. Under the FBCA, however, a shareholder must obtain court approval if he wishes to settle or discontinue a derivative action. If the court finds that the derivative action was without reasonable cause, the court may require the plaintiff to pay the defendant's reasonable expenses.

AFFILIATED TRANSACTIONS

  AmSouth. As a Delaware corporation, AmSouth is subject to the business combination statute described under the heading "Description of AmSouth Capital Stock--Changes in Control--Delaware Business Combination Statute."

  Fortune. The FBCA requires that any affiliated transaction, which term includes a merger, sale of significant assets of the corporation and similar extraordinary corporate transactions, between the corporation and an interested shareholder (generally defined as any person who is the beneficial owner of more than 10% of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if: (a) the affiliated transaction has been approved by a majority of the corporation's disinterested directors; (b) the corporation has not had more than 300 shareholders at any time during the preceding three years; (c) the interested shareholder has been the beneficial owner of at least 80 percent of the corporation's outstanding voting shares for at least five years; (d) the interested shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation; or (e) certain fair price requirements have been met.

DIRECTORS' LIABILITY

  AmSouth. The AmSouth Certificate, as allowed by Delaware law, provides that a director of AmSouth will have no personal liability to AmSouth or its shareholders for monetary damages for breach of his or her fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of laws, (c) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to AmSouth and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

  Fortune. The FBCA provides that a director of a Florida corporation, such as Fortune, will have no personal liability to Fortune or any other person for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breaches or fails to perform his

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

duties as a director and the breach or failure constitutes: (a) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful; (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (c) an assent to an unlawful declaration of dividends or distribution of Fortune's assets, or any unlawful purchase of Fortune's own shares; (d) in an action by or in the right of Fortune or a shareholder, conscious disregard for the best interests of Fortune or willful misconduct; or (e) in an action by any person other than Fortune or its shareholders, recklessness, or an act or omission committed in bad faith, or with malicious purpose, or in a manner exhibiting wanton and willful disregard of human rights, safety or property. These provisions would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence, and would further absolve directors of personal liability for breaches of the traditional "duty of loyalty" unless one of the five factors set forth above was found to be present. The provisions of the FBCA are self-implementing in that a corporation need not take any action to avail its directors of these protections.

INDEMNIFICATION

  AmSouth. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of AmSouth, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AmSouth and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of AmSouth, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AmSouth and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to AmSouth unless and only to the extent that the Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. AmSouth's Certificate provides for indemnification of the directors and officers of AmSouth against liabilities to the extent provided by Delaware law.

  Fortune. The Fortune Bylaws provide for indemnification of directors and officers to the extent permitted by applicable law. The general effect of the bylaw provisions is to indemnify any director or officer against any liability arising from any action or suit to the full extent permitted by Florida law, as discussed in the following paragraphs.

  The FBCA establishes the scope of indemnification that a Florida corporation such as Fortune may provide for officers, directors, employees and agents of such corporation. A Florida corporation is permitted to indemnify any person who may be a party to any third party action if the person is or was a director, officer, employee or agent of the corporation and acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, to be indemnified, the person must have had no reasonable cause to believe the conduct was unlawful. A Florida corporation also may advance indemnification expenses so long as indemnification is permitted under the circumstances.

  A Florida corporation is also permitted to indemnify any person who may be a party to a derivative action if the person is or was a director, officer, employee or agent of the corporation and acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification may be made for any claim, issue or matter for which the person was found to be liable unless a court determines that, despite adjudication of liability but in view of all circumstances of the case, the person was fairly and reasonably entitled to indemnity.

  Any indemnification made under the circumstances described above, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met these standards of conduct. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by independent legal counsel or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

  It is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred, provided the person has been successful in defense of any proceeding referred to in the above discussion of permissive indemnifications.

  A Florida corporation may to a certain extent deviate from the indemnification procedures under the FBCA through a bylaw, agreement or vote of shareholders or disinterested directors. Indemnification, however, may not be made to or on behalf of any director, officer, employee or agent whose actions or omissions were found to be material to the cause of action adjudicated and whose actions or omissions constituted: (1) a violation of criminal law, unless the person believed the conduct was lawful or had no reasonable cause to believe it was unlawful; (2) a transaction in which the person derived an improper benefit; or (3) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

RIGHTS OF DISSENTING SHAREHOLDERS

  AmSouth. Under the DGCL, a shareholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to shareholders of a corporation (i) unless otherwise provided in such corporation's certificate of incorporation (which the AmSouth Certificate does not so provide), if the shares are listed on a national securities exchange (as is AmSouth Common Stock) or quoted on the NMS or held of record by more than 2,000 shareholders (as is AmSouth Common Stock), and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of such stock or (d) any combination thereof or (ii) in a merger if such corporation is the surviving corporation and no vote of its shareholders is required.

  Fortune. Under the FBCA, a shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of, among other things,
(i) consummation of a plan of merger to which the corporation is a party, if either (a) shareholder approval is required and the shareholder is entitled to vote on the merger or (b) the corporation is a subsidiary that is owned 80% by and is merged into its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the property of the corporation other than in the usual and regular course of the business if shareholder approval is required; (iv) an amendment to the charter that materially and adversely affects the rights in respect of the dissenter's shares in specified ways; or (v) any corporate action pursuant to a shareholder vote to the extent that the charter, bylaws or board resolutions provide that dissenters' rights shall apply. No holder of any shares of any class or series is entitled to dissent, however, if such shares are either listed on a national securities exchange or are held of record by no less than 2,000 shareholders. Fortune shares are held of record by less than 2,000 shareholders and are not registered on a national securities exchange, and, therefore, holders of Fortune Common Stock and Fortune Preferred Stock will have dissenters' rights as a result of the Merger. See "Dissenters' Rights."

DIVIDENDS

  AmSouth. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by AmSouth are derived from its Subsidiary Banks. There are various statutory limitations on the ability of AmSouth's Subsidiary Banks to pay dividends to AmSouth. See "Certain Regulatory Matters."

  Fortune. The FBCA provides that, subject to restrictions in a corporation's charter, the corporation may declare and pay a dividend to its shareholders unless Fortune would not be able to pay its debts as they become due in the usual course of business or Fortune's total assets would be less than the sum of its total liabilities plus the amount that would be needed, in the case of dissolution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend. Substantially all of the funds available for the payment of dividends by Fortune are derived from Fortune Bank. There are various statutory limitations on the ability of Fortune Bank to pay dividends to Fortune.

                               DISSENTERS' RIGHTS

  Under Section 607.1320 of the FBCA, Fortune shareholders have certain dissenters' or appraisal rights. Specifically, a shareholder may dissent from the Merger and elect to have the "fair value" of his shares (exclusive of any appreciation or depreciation in value arising from the expectation of the Merger) judicially determined and paid in cash, provided the shareholder complies with the provisions of the FBCA. The following is only a summary of the statutory procedures to be followed by a Fortune shareholder in order to dissent from the Merger and perfect dissenters' rights under the FBCA. Shareholders are encouraged to read Section 607.1320 and certain other provisions of the FBCA attached as Annex E, and to consult their individual advisors.

  Any Fortune shareholder who elects to exercise his right to dissent from the Merger and demand appraisal of the "fair value" of his shares must satisfy each of the following conditions: Before the shareholder vote on the proposed Merger, a shareholder who wishes to assert his right to dissent must deliver to Fortune written notice of intent to demand payment for his shares ("Notice of Intent"). The Notice of Intent must be in addition to and separate from any proxy or vote against the Merger. The dissenting shareholder must either vote against the Merger or abstain from voting. A vote in favor of the Merger, either by proxy or in person, will nullify any previously filed Notice of Intent. Within ten days of the shareholder vote, every shareholder who filed a Notice of Intent and who did not vote in favor of the Merger will receive written notice of the approval of the Merger. Within 20 days after receiving this notice, a dissenting shareholder must file with Fortune a notice of election to dissent ("Notice of Dissent"). This Notice of Dissent must state the shareholder's name and address, the number, classes and series of shares as to which he dissents, and a demand for payment for the fair value of his shares. The dissenting shareholder who files a Notice of Dissent must simultaneously surrender to Fortune the certificates for any certificated shares as to which he dissents. The transfer of any uncertificated shares may be restricted as of the date the shareholder files his Notice of Dissent. If a dissenting shareholder fails to comply with any of these conditions and the Merger becomes effective, he may be required to accept shares of AmSouth Common Stock or cash in accordance with the formula provided in the Merger Agreement.

  Any Notice of Intent or Notice of Dissent should be addressed to Fortune Bancorp, Inc., 16120 U.S. Highway 19 North, Clearwater, Florida 34624,
Attention: Corporate Secretary, and should be executed by, or on behalf of, the holder of record. The Notice of Intent and the Notice of Dissent must reasonably inform Fortune of the identity of the shareholder and that such shareholder is thereby objecting to the Merger and electing to receive the fair cash value of his shares. Once a shareholder who has dissenters' rights files a Notice of Dissent and otherwise complies with the procedures outlined above, he is entitled only to payment of the fair cash value of his shares, and is no longer entitled to vote or exercise any other rights as a Fortune shareholder.

  The right of a dissenting shareholder to be paid fair value terminates, and his status as a shareholder is restored without prejudice to any corporate proceedings that may have taken place in the interim, if (a) the demand for payment is withdrawn (which may occur at any time before an offer is made by Fortune to pay for the dissenting shareholder's shares); (b) the Merger is abandoned or the shareholders by a later vote revoke their approval of the Merger; (c) no demand or petition for the determination of fair value by a court has been made or filed within the time period contemplated by the FBCA; or (d) a court of competent jurisdiction determines that the shareholder is not entitled to dissenters' rights.

  Fortune must make a written offer to pay fair value to all dissenting shareholders who have made a proper demand for payment. This written offer must be made within ten days after expiration of the 20-day period in which Fortune shareholders may file their Notices of Dissent, or within ten days after the Effective Date of the Merger, whichever is later (but in no case later than 90 days from the shareholders' vote approving the Merger). The written offer shall reflect Fortune's estimate of the fair value for such shares. Fortune's offer must be accompanied by a balance sheet and a profit and loss statement. If within 30 days after Fortune's offer, the offer is accepted by the dissenting shareholder or the fair value of the dissenting shareholder's shares is otherwise agreed upon between the dissenting shareholder and Fortune, payment for the shares must be made within 90 days after the consummation of the Merger.

  Under Florida law, AmSouth assumes the duty to make prompt payment of fair value to dissenting shareholders after the Merger becomes effective. After the shareholder receives payment by AmSouth of the agreed value, he will cease to have any interest in the Fortune shares. If the fair value of the dissenting shareholder's shares is not agreed upon by the dissenting shareholder, then a judicial determination of the fair value may be required. As the surviving corporation, AmSouth may file an action requesting judicial determination of the fair value of Fortune shares held by dissenting shareholders. Filing must occur within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the Effective Date of the Merger. In the absence of a written demand by a shareholder, AmSouth may, at its election, file an action any time within such period of 60 days. If AmSouth fails to institute such an action, dissenting Fortune shareholders may do so in Fortune's name. All dissenting Fortune shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares. A copy of the initial pleading must be served on each dissenting shareholder.

  Within ten days of a judicial determination of the fair value after the Effective Date, AmSouth would be required to pay each dissenting shareholder the fair value as determined by the court. The judgment may include a fair rate of interest at the discretion of, and determined by, the court. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in the shares.

  The expenses of any such proceeding will be determined by the court and be assessed against the surviving corporate entity, AmSouth, but all or any part of such expenses may be apportioned and assessed as the court may deem equitable against any or all the dissenting shareholders who are parties to the proceeding to whom Fortune shall have made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, appraisers appointed by the court, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount Fortune offered to pay therefor or if no offer was made, the court may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

                             ELECTION OF DIRECTORS

                               (Proposal No. 2)

  The Bylaws of Fortune provide that the Board of Directors shall consist of eight members. The directors are divided into three classes with three directors in each of two classes and two directors in one class. The term of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are duly elected and qualified.

  At the Annual Meeting three directors will be elected. The nominees, Edward
N. Ney, John R. Torell III and Ezra K. Zilkha, are currently serving as directors. Each nominee listed below has indicated his willingness to serve if elected. However, if any nominee fails to stand for election or is otherwise unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee as determined by a majority vote of the Board of Directors.

          NAME                POSITIONS HELD        TERM EXPIRES(A) DIRECTOR SINCE
          ----                --------------        --------------- --------------
 NOMINEES:
    Edward N. Ney....... Director                        1994            1992
    John R. Torell III.. Director, Chairman of           1994            1990
                         the Board, and Chief
                         Executive Officer
    Ezra K. Zilkha...... Director                        1994            1990
 CONTINUING DIRECTORS:
    H. Richard Carter... Director                        1995            1984
    Llewellyn Jenkins... Director                        1996            1992
    Rausey W. Mason..... Director                        1995            1984
    Roy J. McCraw, Jr. . Director, President, and        1995            1991
                         Chief Operating Officer
    John A. Moran....... Director                        1996            1987

- --------
(a) If the Merger is approved by Fortune shareholders, all Fortune directors' terms will expire on the Effective Date of the Merger.

  The principal occupation for the last five years and background of each nominee and continuing director of Fortune is set forth below:

  H. Richard Carter, 68, a medical doctor who has retired from practice, joined Fortune Bank, the principal subsidiary of Fortune, as a director in 1968.

  Llewellyn Jenkins, 74, is a past President of American Bankers Association and the former Vice Chairman of the Board of Manufacturers Hanover Trust Company, where he served as Executive Vice President in charge of the National Division. He served the American Bankers Association from 1980 to 1983 in the respective roles of president-elect, president, and chairman. He served with Manufacturers Hanover Trust Company from 1946 (joining what was the Central Hanover Bank & Trust Co.) until his retirement in 1983. He was appointed to the boards of Fortune and Fortune Bank in June, 1992.

  Rausey W. Mason, 56, was elected Executive Vice President of Fortune Bank in September, 1983, and became President in March, 1984. He served as Chief Executive Officer of Fortune Bank from January, 1990, to April, 1991, and as President and Chief Executive Officer of Fortune from July, 1990, to April, 1991. In April, 1991, he was elected Vice Chairman of Fortune, and retired from that position in March, 1992.

  Roy J. McCraw, Jr., 47, was elected President and Chief Operating Officer of Fortune and Fortune Bank in May 1991. Before assuming these positions, he was the Executive Vice President/Regional Executive for First Union National Bank. He held that position since 1986.

  John A. Moran, 61, is a director and Chairman of the Executive Committee of The Dyson-Kissner-Moran Corporation, a private investment company. He served as President of that company from 1975 through 1984 and as Chairman of that company from 1984 through February, 1992. He served as Chairman of the Board, President, and Chief Executive Officer of Fortune, and as Chairman of the Board of Fortune Bank from January, 1990, to July, 1990.

  Edward N. Ney, 68, is a former U.S. Ambassador to Canada. Nominated to the post in March, 1989, he served in that capacity until early July, 1992. He is the former Chairman, President, and Chief Executive Officer of Young & Rubicam, Inc., an independent advertising/communications company. Following 35 years of service with Young & Rubicam, he relinquished his post as Chairman in November, 1986, to become Chairman of a new company, Paine Webber/Young and Rubicam Ventures. He also became a Vice Chairman and Director of Paine Webber, Inc. He was appointed to the boards of Fortune and Fortune Bank in July, 1992.

  John R. Torell III, 54, was appointed to the boards of Fortune and Fortune Bank in May, 1990, and was elected Chairman of the Board of each in July, 1990, and named Chief Executive Officer of Fortune and Fortune Bank in April, 1991. He is Chairman of Torell Management, Inc. (a financial advisory firm). He is also a director of American Home Products, Inc., VOLT Information Services, Inc., and various investment companies managed by PaineWebber Incorporated or Mitchell Hutchins Asset Management, Inc. Previously, he was President of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company. Also, he was Chairman, President, and Chief Executive Officer of CalFed, Inc., and Chairman of its major subsidiary, California Federal Bank.

  Ezra K. Zilkha, 68, is Chairman and President of Zilkha & Sons, Inc., a private investment company. He is also a director of Chicago Milwaukee Corp., Newhall Management Company, CIGNA Corp., Cambridge Associates, and Lewis Bailey Associates, Inc. He was appointed to the boards of Fortune and Fortune Bank in 1990.

CORPORATE GOVERNANCE, COMMITTEES AND MEETINGS

  During fiscal 1993, the Board of Directors of Fortune held 10 meetings. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board of Directors on which the director served during the applicable period.

  The Board of Directors of Fortune acts as a nominating committee for selecting the nominees of the Board of Directors for election as directors. The Board of Directors' nominations for the Annual Meeting already have been made. Fortune's Bylaws require that shareholder nominations for director be made pursuant to timely notice in writing to the Secretary of Fortune. To be timely, notice must be delivered or mailed to and received at the principal executive offices of Fortune not less than 30 days nor more than 90 days before the meeting. However, if less than 45 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice to be timely must be so received by Fortune not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made on April 1, 1994, by filing a Form 8-K under the Exchange Act. A shareholder's notice of nomination must also set forth certain information specified in Article III, Section 13, of Fortune's Bylaws concerning each person the shareholder proposes to nominate for election and the shareholder giving the notice. The Bylaws provide that no person may be elected as a director unless nominated in accordance with the procedures set forth in the Bylaws. Under the Bylaws, shareholder nominations for the Annual Meeting must be received on or before April 18, 1994, in order to be timely.

  The Board of Directors of Fortune has appointed an Audit Committee, which is chaired by Ezra K. Zilkha and includes Messrs. Jenkins and Carter as members. During fiscal 1993, the Audit Committee held seven meetings. The Audit Committee reviews annual financial statements and the scope of the independent annual audit and internal audits. The committee also reviews the independent public accountants' letter to management concerning the effectiveness of internal financial and accounting controls and management's response to that letter. In addition, Fortune's Audit Committee reviews and recommends to the Board of Directors the firm to be engaged as independent public accountants. The Audit Committee may also examine and consider other matters relating to the financial affairs of Fortune as they determine appropriate.

  The Board of Directors of Fortune also has appointed a Compensation Committee, which is chaired by John A. Moran and includes Messrs. Ney and Zilkha as members. During fiscal 1993, Fortune's Compensation Committee held four meetings. The Compensation Committee fixes compensation for key officers.

  The Board of Directors of Fortune also has appointed an Executive Committee, which is chaired by John R. Torell III, and includes Messrs. Moran and Zilkha as members. During fiscal 1993, the Executive Committee held two meetings.

  The Board of Directors of Fortune also has appointed a Credit Quality and Fair Lending Committee, which is chaired by H. Richard Carter, and includes Messrs. Jenkins and Mason as members. During fiscal 1993, the Credit Quality and Fair Lending Committee held nine meetings.

COMPENSATION OF DIRECTORS

  Directors who are officers or employees of Fortune or Fortune Bank receive no fees for their services as directors. Non-employee directors of Fortune receive $250 for each board meeting attended and $300 for each committee meeting attended. Non-employee directors of Fortune Bank receive an annual fee of $8,000, $1,100 for each board meeting attended and $300 for each committee meeting attended.

  Fortune has a Directors' Retirement Plan for directors of Fortune Bank who have served as such for 12 years or more before retirement. Under the terms of the plan, such directors, upon retirement, receive monthly payments equal to the greater of (i) $1,450, (ii) the then current monthly compensation for active directors of Fortune Bank for regular monthly meetings or (iii) the then current monthly compensation for active directors of Fortune for regular monthly meetings of Fortune's Board of Directors. Benefits are payable to the director for life following retirement. However, the retired director must agree to provide consulting services to Fortune Bank to the extent his health permits and may not, without consent of Fortune Bank, serve as director, officer or employee of any unaffiliated bank, savings institution or holding company thereof having an office in any county in Florida in which Fortune Bank had an office at the date of such director's retirement. If a retired director dies before having received benefits for a period of 12 years following retirement, benefits will be paid to his estate for the remainder of such 12-year period. No contributions were made by Fortune to this plan during fiscal 1993.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth information as of March 30, 1994 with respect to the ownership of shares of Fortune stock owned by each person believed by management to be the beneficial owner of more than 5% of any class of Fortune's outstanding stock. This information is based on the most recent Schedule 13D or

13G provided to Fortune. Except as otherwise indicated, the persons shown in the table have sole voting and dispositive power with respect to the entire number of shares reported.

                                                  AMOUNT AND
                                                  NATURE OF
                                                  BENEFICIAL   PERCENT OF CLASS
        NAME AND ADDRESS          TITLE OF CLASS OWNERSHIP(A)   OUTSTANDING(B)
        ----------------          -------------- ------------  ----------------
AmSouth Bancorporation
 Birmingham, Alabama............   Common Stock    551,034(c)        8.66
Group consisting of:
 The Dyson-Kissner-Moran Corpo-
 ration,
 Charles H. Dyson, John A. Moran
 and the Estate of Margaret M.
 Dyson..........................   Common Stock    846,425(d)       13.30
John T. Oxley
 Tulsa, OK......................   Common Stock    893,151          14.03

- --------
(a) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of a security for purposes of the Rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares.

(b) For the purpose of computing the percentage of outstanding stock owned by each beneficial owner, any securities that are not outstanding, but that are subject to options, warrants, rights, or conversion privileges exercisable within 60 days of March 30, 1994, are deemed to be outstanding in determining the percentage owned by such person but are not deemed outstanding in determining the percentage owned by any other person. At March 30, 1994, 6,364,600 shares of Fortune Common Stock were outstanding (excluding shares of the common stock which could be acquired upon the exercise of options, warrants, rights or conversion privileges within 60 days of March 30, 1994), and 1,380,000 shares of Fortune Preferred Stock were outstanding.
(c) Represents shares that may be issued pursuant to the Stock Option
    Agreement.
(d) According to information supplied to Fortune by the group, these shares are owned beneficially as follows: The Dyson-Kissner-Moran Corporation ("DKM") (625,114 shares), Charles H. Dyson (115,703 shares), Estate of Margaret M. Dyson (35,031 shares) and John A. Moran (70,577 shares). Each of these persons disclaims beneficial ownership of the shares owned by any of the other persons, except that Messrs. Dyson and Moran, and the Estate of Mrs. Dyson state that they may be deemed to have beneficial ownership of the shares of Fortune Common Stock owned by DKM by virtue of their being shareholders, directors and/or officers of DKM.

  The following table sets forth information as of March 30, 1994, with respect to the shares of Fortune Common Stock beneficially owned by all of Fortune's directors and nominees named in this Proxy Statement/Prospectus, Fortune's five most highly compensated executive officers and by all directors and executive officers of Fortune as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the shares of common stock indicated. None of Fortune's directors and nominees owns any Fortune Preferred Stock.

                             AMOUNT AND NATURE OF    PERCENT OF COMMON
  NAME                    BENEFICIAL OWNERSHIP(A)(B) STOCK OUTSTANDING
  ----                    -------------------------- -----------------
H. Richard Carter.......              5,911                  *
Martin W. Gladysz.......             30,528                  *
Bruce W. Griffin........             25,237                  *
Llewellyn Jenkins.......              6,000                  *
Rausey W. Mason.........             44,549                  *
Roy J. McCraw, Jr.......             40,605                  *
John A. Moran...........            846,425                13.30
Edward N. Ney...........             11,200                  *
Hugh J. Shaw............             29,984                  *
John R. Torell III......             86,181                1.35
Ezra K. Zilkha..........            313,045                4.92
All directors and execu-
 tive
 officers as a group (11
 persons)...............          1,439,665                22.62

- --------
  * The percentage of outstanding common stock is less than 1%.

(a) Excludes shares of common stock subject to outstanding stock options unless such options are exercisable within 60 days after March 30, 1994. Of the amounts shown in the table, Messrs. Carter, Jenkins, Mason, McCraw, Moran, Ney, Torell, Zilkha, Gladysz, Griffin and Shaw hold options to purchase 5,000, 5,000, 5,000, 5,633, 5,000, 5,000, 23,332, 5,000, 11,700, 12,000 and
    11,700 shares, respectively.

(b) Includes shares awarded to directors and officers of Fortune under the Restricted Stock Bonus Plan that have not vested as follows: Mr. Mason, 1,400 shares; Mr. McCraw, 11,455 shares; Mr. Torell, 22,910 shares; Mr. Gladysz, 7,172 shares; Mr. Griffin, 7,072 shares; Mr. Shaw, 6,972 shares; all directors and officers, 60,981 shares.
(c) Includes 150,734 shares owned by other members of a group, beneficial ownership of which is disclaimed by Mr. Moran.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors (the "Compensation Committee") determines annually the compensation (including awards under compensation plans) to be paid to Fortune's chief executive officer and other executive officers, including the executive officers named in the Summary Compensation Table. The Compensation Committee reviews and evaluates information supplied by management, including data and recommendations by any compensation consultants employed by Fortune. Members of the Compensation Committee are Messrs. Moran (Chairman), Ney and Zilkha, all of whom are outside directors. The Compensation Committee held four meetings during fiscal 1993.

  Objectives. Fortune's compensation policies are structured to enable the company to attract, hold and motivate highly qualified executive officers and to reward contributions to the institution's success. The objective is to create a highly competitive management team that will consistently produce superior results for Fortune and its shareholders.

  The Compensation Committee believes that its compensation policies should be measured and appraised within the context of similar plans at other major financial institutions in the Southeast portion of the United States. To that end, the Compensation Committee authorized a study by outside consultants in 1992 to review and recommend salary grades for executive and all other officers of Fortune based upon comparisons with competing companies. The same salary grades were used in 1993 without change. The consultants were also commissioned to review all other aspects of Fortune's short and long term benefit plans and to measure these programs against the competition as well.

  The compensation of executive officers includes salary, bonus, and long term stock awards.

  Salary. The Compensation Committee annually reviews the base salary of each executive officer in relation to the previously established salary grades and with regard to general industry conditions or trends. The Compensation Committee's policy is to set salaries in relation to the contribution of each incumbent and to grant merit increases based on individual performance. The Compensation Committee considers the financial condition of the corporation, earnings in an absolute manner and in relation to the previously established business plan, other measures of banking success such as the level of problem assets and, importantly, the degree of difficulty in achieving these levels. Executive officer compensation for the last three years is listed on page 89.


  Bonus. The Compensation Committee grants annual bonus awards based upon achievement of corporate goals as measured against the company's business plan and individual performance within the context of that plan. An aggregate bonus pool for potential awards is established on a formula basis for use throughout Fortune; that formula sets target incentive amounts as a percentage of current annualized salary. Individual awards are granted on the basis of personal performance in meeting the goals of the corporation as a whole and also in meeting the goals of the incumbent's own division. Executive officer bonuses for the last three years are listed on page 89.

  Stock Awards. The Compensation Committee believes that including a portion of an executive's annual incentive compensation in the form of stock awards rather than cash bonuses encourages the executive to have the common goal with outside shareholders of increasing the price of the Fortune stock over any given period of time. The Compensation Committee encourages management's stock ownership. The long term incentive compensation program consists of stock options that vest at the time of the grant and restricted stock awards that vest equally over a given period of time. The Compensation Committee grants awards based upon the individual executive's contribution in the previous year based upon achievement of corporate and individual goals. Restricted Stock awards, while granted for achieving performance expectations, have the added feature of being paid out over a four or five year time frame. The purpose of the extended vesting period is to encourage the executive to devote his/her energies to Fortune rather than to seek career opportunities elsewhere. The Compensation Committee believes restricted stock awards compensate the executive for current performance but also encourage long term loyalty.

  All stock award programs were previously authorized by the shareholders at the 1982, 1985, 1991 and 1993 annual meetings. Executive officer stock awards for the last three years are listed on page 89.

                                          Members of Compensation Committee:

                                          John A. Moran, Chairman
                                          Edward N. Ney
                                          Ezra K. Zilkha

COMPARATIVE STOCK PERFORMANCE

  The following graphs compare cumulative total shareholder return on Fortune Common Stock for the three years and the five years ended September 30, 1993, respectively, with that of the Standard and Poor's Composite Index ("S&P 500") and a peer group stock performance index defined as follows: 28 banks and thrifts in the Southeast United States (the "Peer Group"). The graphs show the comparative values for $100 invested on September 30, 1990 and September 30, 1988, respectively.

                         THREE YEAR TOTAL RETURN CHART
                             (DIVIDENDS REINVESTED)
                              [GRAPH APPEARS HERE]


                                                             TOTAL RETURN
                                                      --------------------------
   YEAR                                               FORTUNE S&P 500 PEER GROUP
   ----                                               ------- ------- ----------
   1990.............................................. $100.00 $100.00  $100.00
   1991..............................................   90.85  131.16   189.86
   1992..............................................  228.21  145.65   248.96
   1993..............................................  383.62  164.87   311.11

                          FIVE YEAR TOTAL RETURN CHART
                             (DIVIDENDS REINVESTED)
                              [GRAPH APPEARS HERE]


                                                             TOTAL RETURN
                                                      --------------------------
   YEAR                                               FORTUNE S&P 500 PEER GROUP
   ----                                               ------- ------- ----------
   1988.............................................. $100.00 $100.00  $100.00
   1989..............................................   75.46  133.01   141.29
   1990..............................................   28.64  120.72    81.59
   1991..............................................   26.02  158.34   154.91
   1992..............................................   65.36  175.83   203.13
   1993..............................................  109.87  198.69   253.84

  Certain of the executive officers of Fortune are also executive officers of Fortune Bank. Because the business of Fortune primarily consisted of the business of Fortune Bank at September 30, 1993, the close of Fortune's most recent fiscal year, Fortune has set forth below information regarding the cash compensation earned or awarded for the last three years paid to Fortune Bank's five most highly compensated executive officers whose aggregate cash compensation exceeded $100,000. Executive officers of Fortune Bank do not receive additional compensation for serving as executive officers of Fortune.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                     ANNUAL COMPENSATION           COMPENSATION
                              --------------------------------- ------------------
          (A)            (B)    (C)      (D)          (E)          (F)       (G)       (H)
                                                                RESTRICTED          ALL OTHER
        NAME AND                                 OTHER ANNUAL     STOCK            COMPENSATION
   PRINCIPAL POSITION    YEAR  SALARY   BONUS   COMPENSATION(4) AWARDS(1)  OPTIONS     (2)
   ------------------    ----  ------   -----   --------------- ---------- ------- ------------
John R. Torell III...... 1993 $180,000 $100,000       --         $118,357  13,322     $4,664
 Chief Executive Officer 1992  150,000   75,000       --          215,000     --       4,500
                         1991  132,500      --        --              --   30,000        750
Roy J. McCraw, Jr. ..... 1993  237,000   75,000       --           59,179   6,666      7,116
 President and Chief     1992  230,076   50,000       --          107,500     --       2,312
 Operating Officer(3)    1991   90,865   25,000       --              --   15,000        --
Martin W. Gladysz....... 1993  120,000   38,000       --           35,500   4,000      3,587
 Executive Vice
  President,             1992  115,000   25,000       --           72,566     --       3,444
 Treasurer & Chief       1991  110,135    2,500       --                    2,000      3,300
  Financial Officer                                                   --
Bruce W. Griffin........ 1993  120,000   45,000       --           35,500   4,000      3,587
 Executive Vice Presi-
  dent                   1992  116,269   25,000       --           81,990     --       3,444
                         1991  100,404    2,500       --              --    5,000      3,300
Hugh J. Shaw............ 1993  135,000   43,000       --           35,500   4,000      4,005
 Executive Vice Presi-
  dent                   1992  115,000   35,000       --           76,342     --       3,444
                         1991  110,135    2,500       --              --    2,000      3,300

- --------
(1) At September 30, 1993, Messrs. Torell, McCraw, Gladysz, Griffin, and Shaw held 21,668, 10,834, 7,638, 6,733, and 7,556 shares of restricted stock, respectively, valued at approximately $636,500, $318,200, $224,400, $197,800 and $222,000, respectively, based on a market value of $29.375 per share. Of these shares, 18,727 shares, 15,851 shares, 15,551 shares and 4,301 shares vest in fiscal 1994, 1995, 1996 and 1997. The remaining shares vest ratably through fiscal 2000.
(2) Represents the employer matching contributions to the Financial Institutions Thrift Plan.
(3) Mr. McCraw joined Fortune as President and Chief Operating Officer in May, 1991.
(4) Aggregate amount of other annual compensation does not exceed the lesser of $50,000 or 10% of the executive officer's salary and bonuses.

  The following table provides certain information regarding the stock options granted during fiscal 1993 to the named executive officers.

                          OPTION GRANTS IN FISCAL 1993

                                                                          POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                   VALUE AT ASSUMED
                         ------------------------------------------------    ANNUAL RATES OF
                          NUMBER OF    % OF TOTAL                              STOCK PRICE
                          SECURITIES    OPTIONS                             APPRECIATION FOR
                          UNDERLYING   GRANTED TO  EXERCISE OR               OPTION TERM(2)
                           OPTIONS    EMPLOYEES IN BASE PRICE  EXPIRATION ---------------------
          NAME           GRANTED #(1) FISCAL YEAR   PER SHARE     DATE        5%        10%
          ----           ------------ ------------ ----------- ---------- ---------- ----------
John R. Torell III......    13,332        12.9%      $17.75     02/18/03  $  148,785 $  377,162
Roy J. McCraw, Jr.......     6,666         6.4        17.75     02/18/03      74,393    188,581
Martin W. Gladysz.......     4,000         3.9        17.75     02/18/03      44,640    113,160
Bruce W. Griffin........     4,000         3.9        17.75     02/18/03      44,640    113,160
Hugh J. Shaw............     4,000         3.9        17.75     02/18/03      44,640    113,160

- --------
(1) The number of shares of Fortune Common Stock underlying these options at September 30, 1993, was 5,589,178.
(2) Assuming the option is not terminated on the Effective Date of the Merger.

                         AGGREGATED OPTION EXERCISES IN
                FISCAL 1993 AND SEPTEMBER 30, 1993 OPTION VALUES

          (A)                (B)          (C)           (D)                (E)               (F)                   (G)
                                                       NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED IN-THE-
                           SHARES                   OPTIONS AT FISCAL YEAR END         MONEY OPTIONS AT FISCAL YEAR END
                         ACQUIRED ON VALUE REALIZED --------------------------------   --------------------------------------
          NAME           EXERCISE(#)     ($)(1)     EXERCISABLE       UNEXERCISABLE      EXERCISABLE          UNEXERCISABLE
          ----           ----------- -------------- --------------    --------------   ------------------   -----------------
John R. Torell III......      --           --                 43,332               --   $          743,735                 --
Roy J. McCraw, Jr. .....      --           --                 21,666               --              373,742                 --
Martin W. Gladysz.......      988        5,187                13,700               --              206,588                 --
Bruce W. Griffin........      --           --                 12,000               --              200,500                 --
Hugh J. Shaw............    1,092        5,460                13,700               --              206,588                 --

- --------
(1) Column (d) lists the total options held by the named executive officers as of September 30, 1993. As of that date, such executive officers also held an aggregate of 34,582 shares of Fortune Common Stock. As a consequence, executive officers share with all shareholders the risk of future changes in the market value of Fortune Common Stock, which will depend upon, among other factors, Fortune's future performance and such executive officer's contribution to that performance.

PENSION PLAN

  Fortune Bank maintains a qualified, defined benefit pension plan (the "Pension Plan") for its employees through the Financial Institutions Retirement Fund, White Plains, New York, a multi-employer plan. In general, all full-time employees of Fortune Bank who have attained the age of 21 are eligible to participate in the Pension Plan after completion of one year of service. The Pension Plan provides generally for monthly payments to or on behalf of each covered employee upon each employee's retirement at age 65, disability or death, based upon such employee's average annual salary over the five consecutive years of highest salary during benefit service ("High-5 Average") before retirement, disability or death, and upon each employee's years of service. Fortune Bank's policy is to accrue and fund the employer's portion of the normal pension costs. The plan is subject to the Employee Retirement Income Security Act of 1974. Employees are not required to contribute to the Pension Plan, and benefits are integrated with social security benefits based on each member's covered compensation level with career average minimum.

  The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.

                             ANNUAL PENSION BENEFIT
                       BASED ON YEARS OF BENEFIT SERVICE

   HIGH-5     10 YEARS 15 YEARS 20 YEARS 25 YEARS  30 YEARS  35 YEARS  40 YEARS
  AVERAGE     BENEFIT  BENEFIT  BENEFIT  BENEFIT    BENEFIT   BENEFIT  BENEFIT
COMPENSATION  SERVICE  SERVICE  SERVICE  SERVICE    SERVICE   SERVICE  SERVICE
- ------------  -------- -------- -------- --------  --------  --------  --------
$ 40,000      $ 5,900  $ 9,300  $12,800  $ 16,300  $ 19,800  $ 23,300  $ 26,800
  60,000        9,400   14,600   19,800    25,100    30,300    35,600    40,800
  80,000       12,900   19,800   26,800    33,800    40,800    47,800    54,800
 100,000       16,400   25,100   33,800    42,600    51,300    60,100    68,800
 120,000       19,900   30,300   40,800    51,300    61,800    72,300    82,800
 140,000       23,400   35,600   47,800    60,100    72,300    84,600    86,800
 160,000       26,900   40,800   54,800    68,800    82,800    96,800   110,800
 180,000       30,400   46,100   61,800    77,600    93,300   109,100   111,759*
 200,000       33,900   51,300   68,800    86,300   103,800   111,759*  111,759*
 220,000       37,400   56,600   75,800    95,100   111,759*  111,759*  111,759*
 240,000       40,900   61,800   82,800   103,800   111,759*  111,759*  111,759*
 260,000       44,400   67,100   89,600   111,759*  111,759*  111,759*  111,759*

- --------
* Maximum benefit under current tax laws.

  As of September 30, 1993, Messrs. Gladysz, Griffin, McCraw, Shaw and Torell had approximately 10, 10, 1, 21, and 3 years of benefit service, respectively, under the Pension Plan. For the individual officers named in the Summary Compensation Table, the compensation recognized under the Pension Plan for 1993 is the amount shown in the table for the year 1993 as "Salary" (column (c)) and "Bonus" (column (d)).

  All employees of Fortune Bank and its subsidiaries may contribute from 2% to 15% of their monthly salaries to a thrift plan through the Financial Institutions Thrift Plan. Fortune Bank contributes an amount equal to 100% of the employee's contributions which do not exceed 3% of the employee's monthly salary. At the employee's option, these funds are invested in an equity-index fund, an aggressive growth fund, a fixed-income fund insured by insurance company GICs or short term fixed income funds insured by United States government securities. Certain of these funds may be designated tax-deferred under Section 401(k) of the Code. Subject to certain restrictions, the employee may make a total or partial withdrawal of the funds contributed, including the employer's contribution, at any time, but not more than once in any calendar year.

SEVERANCE COMPENSATION PLAN

  Fortune's Severance Plan protects certain management employees in the event a take-over of Fortune results in voluntary or involuntary termination of employment within two years of the take-over and a reduction in compensation or diminished responsibilities. Severance payments will not be made if the termination of employment is due to death, retirement, termination for cause or disability. (See "Proposal to Approve the Merger--Interest of Certain Persons in the Merger").

CERTAIN TRANSACTIONS

  During the past year certain directors and executive officers of Fortune and/or one or more of their associates had banking transactions in the ordinary course of business with Fortune Bank. Such transactions included loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other favorable features.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires Fortune's directors, certain officers and any persons holding more than 10% of Fortune stock to report their initial ownership of Fortune stock and any subsequent changes in that ownership to the Commission. Specific due dates for these reports have been established, and Fortune is required to disclose in this Proxy Statement/Prospectus any failure to file by these dates during 1993. All of these filing requirements were satisfied, except that Messrs. Torell, McCraw, Gladysz, Griffin, Shaw, Coleman and two former executives filed late reports covering issuance of restricted stock bonus shares on February 18, 1993. The delay in filing was due to a clerical error, and the required reports were filed as soon as the error was discovered. In making these disclosures, Fortune has relied on written representations of its directors and officers and copies of the reports that they have filed with the Commission.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (Proposal No. 3)

  The Board of Directors has appointed the firm of KPMG Peat Marwick as independent public accountants to audit the books and records of Fortune for the fiscal year ending September 30, 1994, subject to ratification of such appointment by the shareholders. KPMG Peat Marwick has been acting as independent public accountants of Fortune Bank since 1969. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG Peat Marwick. Representatives of the firm will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

                        VALIDITY OF AMSOUTH COMMON STOCK

  The validity of the shares of AmSouth Common Stock to be issued in connection with the Merger will be passed upon by Carl L. Gorday, Birmingham, Alabama, Counsel to AmSouth.

                                    EXPERTS

  The financial statements incorporated in the Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Fortune for the year ended September 30, 1993, have been so incorporated in reliance on the reports of KPMG Peat Marwick, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of AmSouth Bancorporation included and incorporated by reference in AmSouth's Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                        SHAREHOLDER PROPOSAL INFORMATION

  In the event that the Merger has not been consummated before December 5, 1994, any proposal intended to be presented by any shareholder for action at the 1995 Annual Meeting of the Shareholders of

Fortune must be received by the Corporate Secretary of Fortune at 16120 U.S. Highway 19 North, Clearwater, Florida 34624-6895, not later than that date, in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1995 Annual Meeting. Nothing in this paragraph shall be deemed to require Fortune to include in its proxy statement and proxy relating to the 1995 Annual Meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Commission in effect at the time. In addition, Fortune's Bylaws require shareholder notice of proposals and nominations for director to be delivered to the Corporate Secretary of Fortune not less than 30 days nor more than 90 days before the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 45 days before the date of the meeting, in which event shareholders may deliver such notice not later than the 15th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. No notices of new business have been received by Fortune with respect to the 1994 Annual Meeting.

                                    GENERAL

  As of the date of this Proxy Statement, the Board of Directors of Fortune knows of no matters to be brought before the Annual Meeting other than those specifically listed in the Notice of Annual Meeting of Shareholders. However, if further business is properly presented, the proxy holders will vote the proxies on such matters in accordance with the determination of the Board of Directors.

  The Board of Directors of Fortune urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

                                          By order of the Board of Directors
                                           of Fortune Bancorp, Inc.

                                          John R. Torell III
                                          Chairman of the Board
                                          and Chief Executive Officer

Clearwater, Florida
       , 1994

                                    ANNEXES

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                  DATED AS OF THE 12TH DAY OF SEPTEMBER, 1993

                                    BETWEEN

                             FORTUNE BANCORP, INC.

                                      AND

                             AMSOUTH BANCORPORATION

  Agreement and Plan of Merger, dated as of the 12th day of September, 1993 (the "Plan"), between Fortune Bancorp, Inc. (the "Company"), which is the sole shareholder of Fortune Bank, a savings bank (the "Bank"), and AmSouth Bancorporation ("AmSouth").

                                   Recitals:

  A. The Company. The Company is a corporation duly organized and existing in active status under the laws of the State of Florida, with its principal executive offices located in Clearwater, Florida. As of September 11, 1993, the Company had 10,000,000 authorized shares of common stock, each of $.01 par value, and 3,000,000 shares of preferred stock, each of $.01 par value, (no other class of capital stock being authorized) of which no more than 5,573,475 shares of common stock were issued and outstanding, and no shares were held as treasury stock, and 1,380,000 shares of preferred stock were issued and outstanding and none were held as treasury stock.

  B. AmSouth. AmSouth is a corporation duly organized and existing in good standing under the laws of the State of Delaware with its principal executive offices located in Birmingham, Alabama. As of August 31, 1993, AmSouth had 200,000,000 authorized shares of common stock, each of $1.00 par value, and 2,000,000 authorized shares of preferred stock, no par value (no other class of capital stock being authorized), of which 45,350,302 shares of common stock were outstanding and 1,500,000 shares were held as treasury stock. No shares of preferred stock were issued and outstanding and none were held as treasury stock.

  C. The Bank. The Bank is a savings association duly organized and existing in active status under the laws of the State of Florida and is a wholly-owned subsidiary of the Company, with its principal executive offices located in Clearwater, Florida. As of the date hereof, Bank has 10,000,000 authorized shares of common stock, each of $.01 par value, and 3,000,000 authorized shares of preferred stock, each of $.01 par value, of which 20,000 shares are designated as Series A Preferred Stock and 1,040,000 are designated as Series B Preferred Stock (no other class of capital stock being authorized) of which 2,614,737 shares of common stock are issued and outstanding, and no shares are held as treasury stock; and 20,000 shares of Series A Preferred Stock and 1,040,000 shares of Series B Preferred Stock are issued and outstanding and none are held as treasury stock.

  D. Rights, Etc. With respect to the Company and the Bank, there are no shares of common stock or preferred stock reserved for issuance, and the Company and the Bank have no commitment to issue or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company or the Bank any such shares, and no securities or obligations representing such rights are outstanding, except pursuant to the Stock Option Agreement (as defined below), the Restated Articles of Incorporation, as amended, of the Company and the indenture with respect to the Company Convertible Debentures (as defined below), and except as set forth in Schedule 1 hereto.

  E. Board Approvals. As of the date of execution hereof, the Boards of Directors of the Company and AmSouth have approved this Plan and have authorized the execution hereof at meetings of their respective Boards of Directors.

  F. Stock Option Agreement. AmSouth and the Company will enter into a Stock Option Agreement, within one day of the date hereof, in the form annexed hereto as Annex 1 (the "Stock Option Agreement").

  In consideration of their mutual promises and obligations, including the promises and obligations under the Stock Option Agreement and the Voting Agreements, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

                                 I. THE MERGER

  I(A) The Continuing Corporation. The Company shall be merged into AmSouth (the "Merger"), the separate existence of the Company shall cease, and AmSouth (sometimes hereinafter referred to as the "Continuing Corporation") shall survive, all with the effect provided by the General Corporation Law of the State of Delaware and, to the extent applicable, the Florida law of corporations. The Merger will be treated by the parties as a reorganization, within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  I(B) Rights, Etc. The Continuing Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be taken and deemed to be transferred to and vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger.

  I(C) Liabilities, Etc. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

  I(D) Charter; By-Laws; Directors and Officers. The Certificate of Incorporation and By-Laws of the Continuing Corporation shall be those of AmSouth, as in effect immediately prior to the Effective Date (as defined in Article IX) of the Merger. The directors and officers of AmSouth immediately prior to the Effective Date shall be the directors and officers of the Continuing Corporation until their successors are elected and qualify; provided, however, that John R. Torell shall be nominated to be a director of AmSouth as soon as practicable after the Effective Date.

  I(E) Subsidiaries. The Company and AmSouth anticipate that (i) immediately before the Effective Date (as defined below), if all conditions to the consummation of the Merger have been satisfied or waived, or (ii) on or after the Effective Date Bank will merge with a subsidiary of AmSouth (the "Subsidiary Reorganization"), at the discretion of AmSouth.

                            II. TERMS OF THE MERGER.

  Subject to the provisions of this Plan:

    II(A) Subject to clause (3) of this Paragraph (A) and Paragraph (C) of
  Article II:

      (1) Each share of Company common stock, par value $.01 per share (the "Company Common Stock"), issued and outstanding on the Effective Date shall become and be converted into the right to receive, at the election of each holder thereof subject to the provisions of Paragraph
    (B) below, either (i) a number of shares of common stock, par value $1.00 per share ("AmSouth Common Stock"), of AmSouth equal to the sum of .538522 and the ratio of $17.125 to the Average Closing Price (as defined below) (the "Conversion Ratio"), or (ii) cash equal in amount to the sum of $17.125 and the product of .538522 and the Average Closing Price (the "Cash Consideration"), and each share of Company Preferred Stock, par value $.01 per share (the "Company Convertible Preferred Stock") issued and outstanding on the Effective Date shall become and be converted into the right to receive at the election of each holder thereof subject to the provisions of Paragraph (B) below, either (x) a number of shares of AmSouth Common Stock equal to the product of the Conversion Ratio and 1.333333 or (y) cash in an amount equal to the product of the Cash Consideration and 1.333333; provided, (subject to Paragraph (B) below) that the number of shares of AmSouth Common Stock which will be issued (the "Stock Limit") shall equal the number obtained by multiplying (1) 1.077044 by (2) the product of (a) the total number of shares (including shares described in clause (4)(i) and excluding shares described in clause (4)(ii) of this Paragraph

    (A)) of Company Common Stock and Company Common Stock Equivalents outstanding on the Effective Date by (b) .50; and provided, further, that the Stock Limit may be adjusted upward in a mutually acceptable manner if necessary in the event neither Holland & Knight nor Sullivan & Cromwell can give an opinion that the Merger qualifies as a reorganization within the meaning of Section 368 of the Code. In the event of any recapitalization, reclassification, stock split, consolidation or similar change in the AmSouth Common Stock, the Conversion Ratio and Cash Consideration will be appropriately adjusted to reflect such change;

      (2) For purposes of this Plan:

        (i) Average Closing Price shall mean the average of the closing prices of shares of AmSouth Common Stock as reported on the New York Stock Exchange Composite Transaction Tape for the ten (10) consecutive trading days ending on the tenth business day prior to the Effective Date.

        (ii) Company Common Stock Equivalents shall mean the shares of Company Common Stock into which each share of Company Convertible Preferred Stock (as defined below) would convert if such share of Company Convertible Preferred Stock had been converted into Company Common Stock on the day prior to the date of this Plan and as though this Plan had never been contemplated.

      (3) notwithstanding any other provisions hereof, no fractional shares of AmSouth Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued; instead, AmSouth shall pay to each holder of Company Common Stock or Company Convertible Preferred Stock who would otherwise be entitled to fractional shares pursuant to clause (1) of this Paragraph (A) an amount in cash determined by multiplying such holder's fractional interest by the closing price for AmSouth Common Stock on the Effective Date on the New York Stock Exchange.

      (4) notwithstanding any other provisions hereof, (i) each share of Company Common Stock and Company Convertible Preferred Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Date (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of AmSouth Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law, and (ii) each share of Company Common Stock and Company Convertible Preferred Stock held directly or indirectly by the Company or the Bank (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall not be converted into or represent a right to receive shares of AmSouth Common Stock or cash hereunder, and such shares shall be cancelled.

    II(B) An election form and other appropriate transmittal materials as AmSouth and the Company shall mutually agree ("Election Form") will be sent twenty-seven (27) days before the anticipated Effective Date or on such other date as AmSouth and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock and Company Convertible Preferred Stock as of five (5) business days prior to the Mailing Date permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive only AmSouth Common Stock with respect to such holder's Company Common Stock or Company Convertible Preferred Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive only cash with respect to such holder's Company Common Stock or Company Convertible Preferred Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election (the "No-Election Shares"). Any shares of Company Common Stock and Company Convertible Preferred Stock with respect to which the holder thereof shall not, as of the Election Deadline, (as defined below), have submitted to AmSouth Bank N.A. as an exchange agent (the "Exchange Agent"), an effective, properly completed Election Form shall be deemed to be No-Election Shares.

    The term "Election Deadline", shall mean 5:00 p.m., Central Time, on the 20th day following but not including the Mailing Date or such other date as the Company and AmSouth shall mutually agree upon. AmSouth shall make an election form available to all persons who become holders of Company Common Stock or Company Convertible Preferred Stock between the date five (5) days prior to the Mailing Date and the close of business on the day prior to the Election Deadline; provided that the Company will provide to the Exchange Agent in a timely manner all information necessary to comply with this provision.

    Any election to receive AmSouth Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates (or customary affidavits and indemnities regarding the loss thereof) representing all shares of Company Common Stock or Company Convertible Preferred Stock covered thereby. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing Company Common Stock or Company Convertible Preferred Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

    Within five business days after the Election Deadline, the Exchange Agent shall effectuate the allocation among holders of Company Common Stock and Company Convertible Preferred Stock of rights to receive AmSouth Common Stock or cash in the Merger in accordance with the Election Forms as follows (provided, however, that in no event shall the Exchange Agent be required to effectuate the allocation prior to the Effective Date):

      (i) If the number of shares of AmSouth Common Stock that would be issued upon the conversion into AmSouth Common Stock of the Stock Election Shares is less than the Stock Limit, then:

        (1) all Stock Election Shares will be converted into the right to receive AmSouth Common Stock,

        (2) the Exchange Agent will select first from among the holders of No-Election Shares and then (if necessary) from among the holders of Cash Election Shares, by random selection (as described below), a sufficient number of such holders ("Stock Designees") such that the number of shares of AmSouth Common Stock that will be issued upon the conversion into AmSouth Common Stock of shares of Company Common Stock and Company Convertible Preferred Stock held by the Stock Designees will, when added to the number of shares of AmSouth Common Stock that will be issued upon the conversion of the Stock Election Shares, equal as closely as practicable the Stock Limit, and all shares held by the Stock Designees will be converted into the right to receive AmSouth Common Stock (provided, that no particular holder of Cash Election Shares will be deemed to be a Stock Designee if such designation would threaten satisfaction of any of the conditions to consummation of the Merger in Article VII), and

        (3) the Cash Election Shares and the No-Election Shares not held by Stock Designees will be converted into the right to receive cash; or

      (ii) If the number of shares of AmSouth Common Stock that would be issued upon the conversion into AmSouth Common Stock of the Stock Election Shares is greater than the Stock Limit, then:

        (1) all Cash Election Shares and No-Election Shares will be converted into the right to receive cash,

        (2) the Exchange Agent will select from among the holders of Stock Election Shares, by random selection (as described below), a sufficient number of such holders to receive cash

      ("Cash Designees") such that the number of shares of AmSouth Common Stock that will be issued upon the conversion of the Stock Election Shares not held by Cash Designees will, equal as closely as practicable the Stock Limit, and all shares held by the Cash Designees will be converted into the right to receive cash (provided, that no particular holder of Stock Election Shares will be deemed to be a Cash Designee if such designation would threaten satisfaction of any of the conditions to consummation of the Merger in Article VII), and

        (3) All Stock Election Shares not held by the Cash Designees will be converted into the right to receive AmSouth Common Stock; or

      (iii) If the number of shares of AmSouth Common Stock that would be issued upon the conversion into AmSouth Common Stock of the Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Limit, then subparagraphs (i) and (ii) above and subparagraph (iv) below shall not apply and all Stock Election Shares will be converted into the right to receive AmSouth Common Stock and all Cash Election Shares and No-Election Shares will be converted into the right to receive cash; or

      (iv) If the number of shares of AmSouth Common Stock that would be issued upon the conversion into AmSouth Common Stock of the Stock Election Shares and No-Election Shares would equal or nearly equal (as determined by the Exchange Agent) the Stock Limit, then subparagraphs
    (i), (ii) and (iii) above shall not apply and all Cash Election Shares will be converted into the right to receive cash and all Stock Election Shares and No-Election Shares will be converted into the right to receive AmSouth Common Stock.

  The selection process to be used by the Exchange Agent shall consist of such processes as shall be mutually determined by the Company and AmSouth as shall be further described in the Election Form. On the Effective Date of the Merger, AmSouth shall issue to the Exchange Agent the number of shares of AmSouth Common Stock issuable and the amount of cash payable in the Merger. Upon completion of the allocation procedure described above, AmSouth shall, if necessary, issue to the Exchange Agent any additional shares of AmSouth Common Stock in exchange for cash or issue to the Exchange Agent any additional cash in exchange for AmSouth Common Stock, as may be required to effect the conversion of Company Common Stock and Company Convertible Preferred Stock as contemplated hereby. Within 5 business days after the allocation described above, the Exchange Agent shall distribute AmSouth Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of AmSouth Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

    After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock or Company Convertible Preferred Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of AmSouth Common Stock or the amount of cash into which the aggregate number of shares of Company Common Stock or Company Convertible Preferred Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Plan and, if such holder's shares of Company Common Stock or Company Convertible Preferred Stock have been converted into AmSouth Common Stock, any other distribution theretofore paid with respect to the AmSouth Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Date of the Merger represented Company Common Stock or Company Convertible Preferred Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of AmSouth Common Stock or the right to receive the amount of cash into which such

  Company Common Stock or Company Convertible Preferred Stock shall have been converted. After the Effective Date of the Merger, there shall be no further transfer on the records of the Company of certificates representing Company Common Stock or Company Convertible Preferred Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for AmSouth Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of AmSouth Common Stock under this Article II until such person surrenders the certificate or certificates representing Company Common Stock or Company Convertible Preferred Stock, at which time such dividends shall be remitted to such person, without interest.

    Neither the Exchange Agent nor any party to this Plan shall be liable to any holder of stock for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. AmSouth and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive consideration specified in this Plan, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock, AmSouth and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

    II(C) The Company will have a right to elect to abandon the Merger and terminate the Plan, (and no provision of this Article II except this Paragraph (C) shall apply) if its Board of Directors so determines by a majority vote of the members of its entire board, at any time during the ten-day period commencing with the Approval Date if the average closing prices of AmSouth Common Stock as reported on the New York Stock Exchange Composite Transactions Tape for the ten (10) consecutive trading days ending on the date (the "Approval Date") of the last federal regulatory approval (excluding any applicable waiting period) required for consummation of the Merger shall be less than $27.00;

    subject, however, to the following three sentences. If the Company makes an election to abandon the Merger, it shall give prompt written notice to AmSouth (provided that such notice of election may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, AmSouth shall have the option to increase the value of the cash, the AmSouth Common Stock or a combination thereof being offered to shareholders of the Company such that the per share value of the cash and stock consideration (valued at the average closing price of AmSouth Common Stock computed in accordance with this Paragraph II(C) in the case of the stock consideration) is at least equal to the per share consideration which would have been received if the average closing price computed in accordance with this Paragraph II(C) had been $27.00 per share (provided that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Code). If AmSouth so elects within such seven-day period, it shall give prompt written notice to the Company of such election and the increase in the average per share value of the cash and stock consideration whereupon no termination shall have occurred and this Plan shall remain in effect in accordance with its terms (except as the value of the cash and/or stock consideration shall have been so modified).

    II(D) Each stock option to purchase shares of Company Common Stock, including options granted but not yet vested, (except options granted pursuant to the Stock Option Agreement) not exercised prior to the Effective Date shall be converted into the right to receive in AmSouth's sole discretion on a case-by-case basis with respect to each holder of such options either (1) an option to purchase, on the same terms as the option to purchase shares of Company Common Stock, shares of AmSouth Common Stock in an amount and at a price appropriately adjusted to reflect the per share consideration received by holders of Company Common Stock in the Merger; or
  (2) cash in an amount equal to the difference between (a) the per share consideration to be received by holders of Company Common Stock in the Merger and (b) the exercise price of such option, whereupon such option shall terminate.

    II(E) Appendix A hereto illustrates, among other things, the value to be received per share of Company Common Stock, whether in cash or AmSouth Common Stock, at varying Average Closing

  Prices of AmSouth Common Stock as well as the Conversion Ratio. For purposes of this Appendix it has been assumed that all of the Company Convertible Preferred Stock will have been converted to Company Common Stock at a conversion ratio of 1.333333.

                          III. ACTIONS PENDING MERGER.

  III(A) Without the prior written consent or approval of AmSouth (except for (7)(ii) below in which case only prior written notification to AmSouth is required), the Company will not, and will not permit any subsidiary to:

    (1) in the case of the Company and not the Bank, make, declare or pay any dividend other than its regular quarterly common cash dividend of $.075 per share and its regular quarterly preferred stock dividend of $.50 per share (provided that for the quarter in which the Effective Date occurs, the Company may declare and pay a final dividend in an amount per share equal to $.075 for common stock (and $.50 for preferred stock) multiplied by the fraction that is equal to the portion of the quarter that has elapsed prior to the Effective Date); or declare or make any distribution of, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize creation or issuance of or issue any additional shares of its capital stock, or any options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for or giving any person any right to subscribe for or acquire from the Company or any subsidiary shares of capital stock, except pursuant to the Stock Option Agreement, the Restated Articles of Incorporation, as amended, of the Company and the indenture with respect to the Company Convertible Debentures and except pursuant to plans or agreements as existing on the date hereof and disclosed in
  Schedule 1, provided that no stock options, restricted stock or similar benefits may be issued pursuant to any existing Company plans without the prior written approval of AmSouth except for grants of stock options to be made in January 1994 not in excess of 100,000 shares of Company Common Stock, and at not less than the fair market value of Company Common Stock on the date of grant, or, except as disclosed to AmSouth in Schedule 1, incur any long term debt (except as incurred by the Bank in the ordinary course of business);

    (2) (i) enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in the ordinary course of business consistent with past practices as disclosed in Schedule 1, or (ii) employ any new officer or employee at an annual salary that is in excess of $50,000; provided, however, that the Company and its subsidiaries may replace officers and employees whose employment is terminated after the date hereof without AmSouth's consent so long as AmSouth receives prior written notice of such replacement.

    (3) except as disclosed to AmSouth in Schedule 1, enter into, terminate or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

    (4) substantially modify the manner in which it has heretofore conducted its business, enter into any new line of business, engage or employ any consultant or advisor not engaged or employed on the date hereof as disclosed in Schedule 1 except that the Company may engage or employ such persons without AmSouth's consent if a third party makes an offer to acquire the Company) or amend its (or the Bank's) Charter, or, its (or the Bank's) By-laws;

    (5) dispose of or discontinue any major portion of its business or property, or merge or consolidate with, or acquire all or (relative to the Company) any substantial portion of, the business or property of any other entity;

    (6) dispose of any material assets except in the ordinary course of business;

    (7) knowingly take any action (i) for the purpose of, or (ii) that would reasonably be likely to have the effect of, causing deterioration of its valuable customer deposit or loan relationships; or

    (8) agree to take any of the foregoing actions.

  III(B) Without the prior written consent of the Company, AmSouth will not, and will not permit any bank subsidiary, to:

    (1) substantially modify the manner in which it has heretofore conducted its business;

    (2) dispose of to a non-affiliate of AmSouth, or discontinue, any major portion of its business;

    (3) declare or pay any cash dividend on AmSouth Common Stock inconsistent with prior practices (including its history of increases in cash dividends); or

    (4) agree to take any of the foregoing actions.

                      IV. REPRESENTATIONS AND WARRANTIES.

  The Company hereby represents and warrants to AmSouth, and AmSouth represents and warrants to the Company, as follows:

    IV(A) the facts set forth in the recitals of this Plan with respect to it are true and correct; in the case of the Company and its subsidiaries, the copies of the Company's and the Bank's Charter and By-Laws and in the case of AmSouth, the copies of its Certificate of Incorporation and By-Laws are correct and complete, and the minute books of the Company and its subsidiaries and AmSouth and its subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken since January 1, 1990, by their respective shareholders and Boards of Directors (including committees thereof);

    IV(B) the outstanding shares of it and its subsidiaries are validly issued and outstanding, fully paid and (subject to 12 U.S.C. (S)55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights;

    IV(C) each of it and its subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets;

    IV(D) as of the date hereof, the outstanding shares of capital stock of each of its subsidiaries are owned by it, free and clear of all liens, claims, encumbrances and restrictions on transfer, except as set forth in
  Schedule 1 hereto;

    IV(E) subject to any necessary receipt of approval by its shareholders and the regulatory and other approvals referred to in Paragraphs (B) and
  (C) of Article VII, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, insolvency and other laws of general applicability relating to or affecting creditors rights and to general equity principles and except that the availability of the equitable remedies of specific performance or injunctive relief are subject to the discretion of the court before which any proceedings may be brought;

    IV(F) except as disclosed in Schedule 1, the execution, delivery and performance of this Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it, or any of its subsidiaries, or to which it, or any of its subsidiaries, is subject, which breach, violation or default would have a material adverse effect on the financial condition, results of operations, business or business plans of it and its subsidiaries taken as a whole or enable any party to enjoin the transactions contemplated hereby, or (ii) a breach or violation of, or a default under, the Charter, Articles of Incorporation, or Certificate of Incorporation, as the case may be, or By-laws of it or its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than (a) the required approvals of applicable regulatory authorities and others referred to in Paragraphs (B) and (C) of Article VII, (b) the approval of shareholders of the Company, (c) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Plan, and (d) any other consents or approvals the absence of which would not result in a material adverse effect on the financial condition, results of operations, business or business plans of it and its subsidiaries taken as a whole;

    IV(G) as of their respective dates, none of its Annual Reports on Form 10-K for its two most recent fiscal years, its most recent Quarterly Report on Form 10-Q, any Current Report on Form 8-K of it since December 31, 1990 and any proxy statement or registration statement of it since December 31, 1990, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") or any such report to be filed subsequent to the date hereof (collectively, its "Financial Reports"), contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Financial Reports fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules) fairly presents or will fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject in the case of unaudited interim statements, to normal year-end audit adjustments which will not be material in amount or effect to such entities taken as a whole), in each case in accordance with generally accepted accounting principles applicable to the particular entity consistently applied during the periods involved, except as may be noted therein; and independent public accountants for it have rendered or will render an unqualified opinion with respect to each audited financial statement included in the Financial Reports or, if qualified, such qualification is reasonably satisfactory to the other party hereto;

    IV(H) (i) in the case of the Company only, except as set forth in
  Schedule 1, to the best knowledge of the Company, all evidences of indebtedness in original principal amount in excess of $50,000 reflected as assets in the Company's Financial Reports are in all respects binding obligations of the respective obligors named therein and no material amount of such assets is subject to any defenses which may be asserted against it or any of its subsidiaries; (ii) in the case of the Company and AmSouth,
  (a) the allowances for possible loan losses shown on the Financial Reports as of June 30, 1993 are adequate in all material respects, under the principles described in Paragraph (G) of Article IV, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), (b) each such allowance has been established in accordance with the principles described in Paragraph (G) of this Article IV; and (iii) in the case of the Company only, the Bank has duly filed in correct form its Thrift Financial Report with the Office of Thrift Supervision for the period ended June 30, 1993 (which Report is accurate and complete in all material respects);

    IV(I) (1) it will deliver to the other party copies of the federal income tax returns of it for each of the last three fiscal years and all schedules and exhibits thereto. Except as disclosed to the other party in Schedule 1, each of it and its subsidiaries has duly filed all Federal, state and local information returns and tax returns required to be filed by it and its subsidiaries on or prior to the date hereof (all such returns to the best knowledge of it being accurate and complete in all material respects) and, to the best knowledge of it, has duly paid or made provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from them by Federal, state or local taxing authorities (including, without limitation, those due in respect of their properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than taxes or other charges
  (i) which are not yet delinquent or are being contested in good faith and set forth in Schedule 1 or (ii) have not been finally determined. Except as disclosed to the other party in Schedule 1, in the reasonable opinion of the respective managements of it and its subsidiaries, the amounts set up as liabilities for taxes on the latest Financial Reports are sufficient in the aggregate for the payment of all unpaid Federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, for the period ended June 30, 1993 or for any year or period prior thereto, and for which it or any of its subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. Except as disclosed to the other party in Schedule 1, the Federal income tax returns of it and its subsidiaries have been examined by the appropriate taxing authorities for all years as set forth on Schedule 1 hereto, and all deficiencies asserted as a result of such examinations have been satisfied. Except as disclosed to the other party in Schedule 1, to the best knowledge of it and its subsidiaries, there are no material disputes pending, or claims asserted for, taxes or assessments upon it or any of its subsidiaries, nor has it or any of its subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

    (2) (i) proper and accurate amounts have been withheld by it and its subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding,
  (ii) Federal, state and local returns which are accurate and complete in all material respects have been filed by it and each of its subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or, in the reasonable opinion of the respective managements of it and each of its subsidiaries, adequate provision therefore has been included by either it or its subsidiaries in its or their most recent Financial Reports.

    IV(J) except as disclosed in Schedule 1, there has been no material adverse change in its consolidated financial condition, results of operations, business or business plans since June 30, 1993.

    IV(K) except as disclosed in the Financial Reports or in Schedule 1, no material litigation, proceeding or controversy before any court, governmental agency or arbitrator is pending which in the opinion of management and its legal counsel is likely to have a material adverse effect on its consolidated financial condition, results of operations, business or business plans or prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated, nor is there, to the best of its knowledge, a reasonable basis for any such litigation, proceeding or controversy; no judgment, decree, injunction, rule or order of any court, governmental agency or arbitrator is outstanding against it or any of its subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on the financial condition, results of operations, business, or business plans of it and its subsidiaries taken as a whole; there is no default under any material contract or agreement to which it or any of its subsidiaries is a party which has had or would have a material adverse effect on its consolidated financial condition, results of operations, business or business plans; and neither it nor any of its subsidiaries is subject to any agreement, memorandum of understanding or similar arrangement with any regulatory authority materially restricting its operations or requiring that certain actions be taken;

    IV(L) in the case of the Company only, except as disclosed in the Financial Reports or in Schedule 1, and except for this Plan and the Stock Option Agreement, neither it nor its subsidiaries are bound by any material contract to be performed after the date hereof other than contracts which are cancelable on less than 90 days notice without material penalty or cost to, or material disruption of the business of, it and its subsidiaries taken as a whole;

    IV(M) all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim based upon the transactions contemplated hereby against any party hereto for a brokerage commission, finder's fee or other like payment other than any fee payable by the Company to Dillon, Read & Co., Inc. and except for any fee payable by AmSouth to Salomon Brothers Inc.

    IV(N) with respect to each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that covers any of its or their employees (the "Employee Benefit Plans") (but, in the case of the Company, with respect to the Financial Institutions Retirement Fund and the Financial Institutions Thrift Plan, to the best of its knowledge only), it, each of its subsidiaries and each of the Employee Benefit Plans substantially comply with all laws, requirements and orders under ERISA and the Code, the breach or violation of which could reasonably be expected to have a material adverse effect on its business; the present value of all of the assets of each of its Employee Benefit Plans that is subject to Title IV of ERISA equals or exceeds the present value of all of the benefits accrued under each such Employee Benefit Plan as of the end of the most recent plan year with respect to such Employee Benefit Plans ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the last actuarial valuation for each such Employee Benefit Plan; none of the employees of it or any of its subsidiaries is covered by a collective bargaining agreement; neither it nor any of its subsidiaries has ever contributed to a "multiemployer plan" as defined in Section 3(37) of ERISA; neither the Employee Benefit Plans nor any fiduciary or administrator with respect thereto has engaged in a "prohibited transaction" as defined in Section 406 of ERISA or, where applicable, Section 4975 of the Code for which no exemption is applicable, that could reasonably be expected to have a material adverse effect on its business; and there have been no "reportable events" within the meaning of
  Section 4043 of ERISA for which the thirty-day notice has not been waived and neither it nor any of its subsidiaries have incurred and do not expect to incur any liability to the Pension Benefit Guaranty Corporation or any Employee Benefit Plan with respect to the termination of an Employee Benefit Plan subject to Title IV of ERISA.

    IV(O) in the case of the Company only, except as disclosed in Schedule 1 each of it and its subsidiaries has good and marketable title, free and clear (except as indicated in the Financial Reports) of liens and encumbrances of a material nature, to its real property that are material to its business on a consolidated basis; except as disclosed in Schedule 1, with respect to all real property owned by the Company or its subsidiaries or any interest in property that would give rise to liability under any Environmental Law (as defined below) (the "Real Property") (i) to the knowledge of the Company there are no pending or threatened claims against the Company or any such subsidiary or any prior owner of such Real Property except for any claims that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; (ii) no substance whether liquid, solid or gas, the use or disposal of which is regulated under any federal, state or local environmental law, regulation, or decree applicable to the Company, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et. seq. ("Environmental Law") or which is classified or designated as hazardous or toxic under any Environmental Law ("Hazardous Substance") has been or has been threatened to be discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the Real Property except for any release or discharge that would not have a material adverse effect on any Real Property; (iii) there are no storage tanks underground or otherwise present on the Real Property; (iv) all permits and licenses (the "Permits") required under any Environmental Law have been issued in favor of the Company and have been in full force and effect at all times when the Permits were required, except to the extent that any failure to have such a Permit in effect at any time would not have a material adverse effect on the Company and its subsidiaries taken as a whole; and the Permits are transferable to AmSouth without the consent of the issuer of the Permit or any governmental or judicial authority and without AmSouth being required to provide any form of security or assurance and otherwise at no cost to AmSouth; (v) no event has occurred which would constitute a default or violation under any Permit except for any such default that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; and (vi) no part of the Real Property has been or is listed as a site containing Hazardous Substances;

    IV(P) it knows of no reason why the regulatory and other approvals referred to in paragraphs (B) and (C) of Article VII should not be obtained without the imposition of any condition of the type referred to in the proviso following such paragraph (C);

    IV(Q) in the case of AmSouth only, the AmSouth Common Stock to be issued in the Merger will have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly authorized and issued and fully paid and nonassessable, and no shareholder of AmSouth will have any preemptive rights thereto;

    IV(R) in the case of AmSouth only, it will have available sufficient cash and AmSouth Common Stock at or prior to the Effective Date to exchange for shares of Company Common Stock and Company Common Stock Equivalents to be converted into the right to receive AmSouth Common Stock or the Cash Consideration pursuant to this Plan;

    IV(S) all of its and its subsidiaries' material contracts are in full force and effect, and neither it nor any of its subsidiaries (nor, to the best of its knowledge, any other party to any such contract) has breached any provision of, or is in default in any respect under the terms of, any such contract and no party to any such contract will have the right to terminate any or all of the provisions of any such contract as a result of the transactions contemplated by this Plan if the effect of such breach, default or right to terminate, alone or in the aggregate, may be material to the business, financial condition or results of operations of it and its subsidiaries taken as a whole;

    IV(T) it and each of its subsidiaries are, in the conduct of their businesses, in compliance with all federal, state and local laws, statutes, ordinances and regulations, the failure to comply with which would materially adversely affect its consolidated financial condition, results of operations, business or business plans. Neither it nor any of its subsidiaries has received any notification (not disclosed in Schedule 1) from any agency or department of any federal, state or local government or any staff thereof asserting, other than in a regular report of examination, that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or regulatory agency enforces, which noncompliance would have a material adverse effect on its consolidated financial condition, results of operations, business or business plans, or threatening to revoke any license, franchise, permit or governmental authorization, and none of them is subject to any formal agreement with any such regulatory agency with respect to any of their assets or businesses;

    IV(U) (1) in the case of the Company only, except for the contracts, plans and documents listed on Schedule 1 hereto (copies of which have been or will be provided to AmSouth), neither the Company nor any subsidiary of the Company is a party to or subject to;

      (i) any employment, consulting or severance contract or arrangement with any employee, officer or director of the Company or of any one or more of its subsidiaries or with any former employee, officer or director of any of them, or with any other person or entity;

      (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, incentive plans, contingent pay, profit sharing or similar arrangements for or with its officers, directors or employees or former directors, officers or employees; and

    (2) in the case of the Company and AmSouth, except for the contracts, plans and documents listed on Schedule 1 hereto (copies of which have been or will be provided to the other party), neither it nor any of its subsidiaries is a party to or subject to:

      (i) any contract materially limiting the freedom of it or any of its subsidiaries to engage in any type of banking or bank-related business; or

      (ii) any contract which contains a financial covenant or other restriction that would have a material adverse effect upon the business, financial condition, results of operations or business plans of the Continuing Corporation and its subsidiaries taken as a whole;

    IV(V) it has disclosed in Schedule 1, as to it and each of its subsidiaries, (i) each contractual restriction or limitation on the payment of dividends, and (ii) the amount available for dividends as of June 30, 1993; except as disclosed, there are no restrictions or limitations with respect to dividends which it may declare and pay, except limitations under federal or state banking or thrift laws, as applicable, and state corporate statutes;

    IV(W) (i) no representation or warranty contained in this Plan, and no provisions hereof, to the best of its knowledge, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make statements herein not misleading; (ii) no information material to the Merger which is necessary to make the representations and warranties herein contained not misleading, to the best of its knowledge, has been withheld from the other party, or will be omitted from Schedule 1; and (iii) whenever reference is made herein to the delivery of copies of documents and instruments to AmSouth or the Company, such copies are true and accurate reproductions of original documents and instruments in the possession of the party delivering same;

    IV(X) Schedule 1 sets forth a complete and accurate list and description accompanied by complete and accurate copies of all insurance policies in force naming the Company, any of its subsidiaries or any employees of any of them as an insured or beneficiary or as a loss payable payee (excluding homeowners, automobile and consumer loan policies in which the Bank is identified as the loss payee lender) or for which the Company or any of its subsidiaries has paid or is obligated to pay all or part of the premiums. Neither the Company nor its subsidiaries have received notice of any pending or threatened termination or retroactive premium increase with respect thereto, and the Company and its subsidiaries are in compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by the Company or any of its subsidiaries as to which insurers have denied liability, and there exists no material claim under such insurance that has not been properly filed by the Company or its subsidiaries; and

    IV(Y) in the case of the Company only, the transactions contemplated by this Agreement and the Stock Option Agreement are not prohibited by any anti-takeover or similar provisions of applicable laws or any such provisions contained in their Articles of Association, Charter or Bylaws.

    IV(Z) except as disclosed in Schedule 1, neither it nor any of its subsidiaries is a party to any agreement or instrument that might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or business plans of it and its subsidiaries taken as a whole or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

                                 V. COVENANTS.

    The Company hereby covenants to AmSouth, and AmSouth hereby covenants to the Company, that:

    V(A) it shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Plan on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Plan as promptly as practicable and to cooperate fully with the other parties hereto to that end (it being understood that a resolicitation of proxies or other action arising as a consequence of an acquisition by AmSouth shall not violate this covenant even if such resolicitation or other action may delay consummation of the Merger but that such resolicitation shall be at the sole expense of AmSouth);

    V(B) the Company will cooperate with AmSouth in the preparation of a registration statement (the "Registration Statement") with respect to the AmSouth Common Stock to be issued in the Merger; the Registration Statement shall include the proxy statement ("the Company Proxy Statement") to be submitted to the Company's shareholders in connection with the transactions contemplated hereby; and the Company Proxy Statement and the Registration Statement shall conform to all applicable legal requirements;

    V(C) in the case of AmSouth only, it shall, as promptly as practicable following the preparation of the Registration Statement, file the Registration Statement with the SEC, and AmSouth shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement;

    V(D) when the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by the Company relating to the Company and its subsidiaries and by AmSouth relating to AmSouth and its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act of 1933 (the "Securities Act"), the rules and regulations of the SEC thereunder and any other applicable statutory or regulatory requirements and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. In no event, however, shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party hereto furnished by such other party hereto specifically for use in the Registration Statement or for any other failure to comply with such laws caused by the other party. AmSouth will advise the Company, promptly after AmSouth receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the AmSouth Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

    V(E) in the case of AmSouth only, it shall use its best efforts to obtain, prior to the Effective Date, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Plan, provided that AmSouth shall not be required by virtue thereof to submit to general jurisdiction in any state, and will prepare and submit to the New York Stock Exchange a listing application covering the AmSouth Common Stock issuable in connection with the Merger and will use its best efforts to obtain, prior to the Effective Date, approval for the listing of such stock upon official notice of issuance;

    V(F) it agrees that, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation or other written public disclosure relating to the transactions contemplated hereby, except as otherwise required by law;

    V(G) (1) upon reasonable notice, it shall (and shall cause each of its subsidiaries to) afford to the other party and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and its subsidiaries' properties, books, contracts, commitments and records and, during such period it shall (and it shall cause each of its subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, (b) notice of
  (i) any material change in the business of it or any of its significant subsidiaries, (ii) any significant governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), and (iii) the institution or threat of material litigation involving it or any of its subsidiaries and (c) all other information concerning its business, properties and personnel as the other party may reasonably request, provided that no investigation pursuant to this Paragraph (G) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Plan; and (2) each party hereto will not use any nonpublic information or documents obtained pursuant to this Plan for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, prior to consummation of the Merger, subject to the requirements of law, will hold all such information and documents, including those obtained pursuant to this paragraph, in confidence unless and until such time as such information or documents become publicly available (other than by reason of any action or failure to act by such party) or if it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Plan, each party will deliver to the others all documents so obtained by it;

    V(H) in the case of the Company only, neither it nor any of its subsidiaries shall solicit or encourage inquiries or proposals with respect to or, except to the extent required for the discharge by the Board of Directors of the Company of their fiduciary duties as determined upon written advice of counsel, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries other than as contemplated by this Plan; shall notify AmSouth immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it; shall immediately cease any negotiations or discussions existing at the date hereof concerning the foregoing and require the return to it of any information furnished by it to such party; and shall instruct its employees, officers, directors, agents, advisors and affiliates to comply with the above;

    V(I) in the case of the Company only, it will use its best efforts to obtain an agreement in the form of Annex 3 (the "Agreement of Affiliates") from each affiliated shareholder of the Company (the "Affiliated Shareholders") prior to the Effective Date. The Affiliated Shareholders shall be those shareholders of the Company who may, in the opinion of counsel for the Company, be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act, and who may, in the opinion of such counsel, be deemed, pursuant to the provisions of Rule 145, to be "underwriters", as such term is defined in the Securities Act, on resale of the AmSouth Common Stock acquired hereunder (herein referred to as the "Acquired Securities");

    V(J) in the case of the Company only, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as determined upon written advice of counsel, the board of directors of the Company shall recommend that the holders of the Company Common Stock and the Company Convertible Preferred Stock (unless the parties have mutually agreed that no vote of such holders is required) vote in favor of and approve the Merger at the shareholders meeting called for that purpose and the Company commits that it will within ten (10) days of the date of this Plan obtain an agreement (the "Voting Agreements") from each of its directors substantially in the form set forth in Annex 2;

    V(K) in the case of the Company only, subject to applicable regulations, it shall at the request of AmSouth modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of AmSouth and to AmSouth's plans with respect to the conduct of the Company's business following the Merger. The Company shall not be required to modify or change any such policies or practices, however, until the earlier of (i) such time as AmSouth acknowledges that all conditions to its obligation to consummate the Merger set forth in Article VII have been waived or satisfied and (ii) immediately prior to the Effective Date. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph (K) of Article V;

    V(L) in the case of AmSouth only, it agrees (i) that employees and officers of the Company and its subsidiaries who become officers and employees of AmSouth or its subsidiaries shall, at and after the Effective Date, be entitled to participate in AmSouth pension, welfare and employee benefit plans on the same terms and conditions as employees and officers of AmSouth, giving effect to years of service with the Company and its subsidiaries or any predecessors thereof as if such service were with AmSouth;

  provided, however, that in the case of AmSouth's Retirement Plan, giving effect to years of service shall be for vesting purposes only and not for benefit accrual purposes; and provided, further, that such employees shall not be subject to any exclusion for pre-existing conditions, and shall receive credit toward any deductible and co-payments under any welfare benefit plans sponsored by AmSouth or its subsidiaries to the extent such deductible and co-payments have been satisfied under the respective welfare benefit plans of the Company or its subsidiaries; (ii) that employees and officers of the Company and its subsidiaries who become officers and employees of AmSouth or its subsidiaries will, at and after the Effective Date, receive compensation arrangements and fringe benefits as are provided to AmSouth's and its subsidiaries' employees and officers of equal status and position; and (iii) AmSouth will honor the Company's existing Severance Compensation Plan covering certain of its executive officers;

    V(M) AmSouth shall continue to satisfy the current public information requirements of Rules 144 and 145 of the Securities and Exchange Commission with respect to the AmSouth Common Stock, and to provide the Affiliates with such other information as they may reasonably require and to otherwise cooperate with them to facilitate any sales of AmSouth Common Stock in compliance with Rules 144 and 145;

    V(N) in the case of the Company only, it shall cause the Company's 10% Convertible Debentures Due 2010 (the "Company Convertible Debentures") to be redeemed prior to the Effective Date, if not sooner converted into Company Common Stock;

    V(O) AmSouth acknowledges that the Bank has submitted applications to federal and state regulatory agencies for conversion to a state-chartered commercial bank and that the board of directors of the Company has approved such conversion. AmSouth hereby consents to the Company's continuing to seek regulatory approval for such transaction and recognizes the Company's present intention to effect the conversion if the Merger is not consummated. The Company agrees that it will not consummate the conversion without AmSouth's prior written consent;

    V(P) AmSouth will notify the Chief Executive Officer of the Company prior to AmSouth entering into a definitive agreement to make a material acquisition (or series of transactions that aggregate into a material acquisition);

    V(Q) if this Plan is not approved by the requisite number of shares of Company Convertible Preferred Stock, the parties will use reasonable best efforts to consummate the transactions contemplated hereby by providing an alternate treatment of the Company Convertible Preferred Stock mutually agreeable to the Chief Executive Officers of both the Company and AmSouth, provided that the alternate treatment (i) does not alter the fundamental economic assumptions upon which the transactions contemplated by this Agreement are based and (ii) will not require the approval of the holders of the Company Convertible Preferred Stock; and

    V(R) AmSouth hereby irrevocably agrees that it shall, and it shall cause AmSouth Bank of Florida to, indemnify any person who is now, was formerly, or becomes prior to the Effective Date, a director, officer, employee or agent of the Company or the Bank or any person who serves another entity in these capacities (or as a partner) at the request of the Company (each an "Indemnified Party"). Each Indemnified Party will be indemnified against all losses, expenses, claims, damages, costs, judgments, fees, amounts paid in settlement, or liabilities (the "Indemnified Liabilities") in connection with any claim, action, suit or proceeding based on or arising in whole or in part out of the fact that such person is or was an Indemnified Party (the "Eligible Claims"). The Company agrees that it will provide to AmSouth within 10 days of the date hereof (and will update from time to time as the facts require) a list of all Indemnified Parties who have been requested by the Company to serve as a director, officer, employee, partner or agent for another entity together with the name of each entity so served.

  The indemnification provided for in this Section shall be applied by AmSouth and AmSouth Bank of Florida in good faith and shall be provided regardless of whether an Eligible Claim is asserted before or after the Effective Date. The indemnification will be provided under the Certificate of Incorporation of AmSouth or the Articles of Incorporation of AmSouth Bank of Florida, as applicable, as in effect on the date hereof, to the full extent allowed for indemnification of that entity's own directors, officers, employees and agents. Both the Company and the Bank are included in the definition of "Corporation" as including constituent corporations absorbed in a merger. Further, provisions relating to advances of expenses incurred in the defense of any claim, action or suit are fully applicable to each Indemnified Party.

  Indemnified Parties shall be so indemnified either by AmSouth or AmSouth Bank of Florida, as follows: (a) indemnification for each Indemnified Party for Eligible Claims based on acts prior to the Effective Date shall be provided by AmSouth, (b) indemnification for each Indemnified Party for Eligible Claims based on acts after the Effective Date shall be provided by (i) AmSouth if the Indemnified Party is, at the time the Eligible Claim is asserted, a director, officer, employee or agent of AmSouth or (ii) AmSouth Bank of Florida if the Indemnified Party is, at the time the Eligible Claim is asserted, a director, officer, employee or agent of AmSouth Bank of Florida.

  Except to the extent prohibited by statute or applicable banking regulation, the indemnification provided for by this Section is mandatory and obtainable by the Indemnified Party as a matter of right so long as the Indemnified Party meets the requirements for indemnification under the applicable provisions of the Certificate of Incorporation of AmSouth or the Articles of Incorporation of AmSouth Bank of Florida, as applicable. AmSouth agrees that, unless required by law or applicable banking regulation, it will not amend, and will prevent AmSouth Bank of Florida from amending, the Certificate or Charter provisions providing indemnification under this Section to restrict the rights of granted in this Section unless and then only to the same extent that the rights of AmSouth or AmSouth Bank of Florida's own directors, officers, employees or agents are also restricted.

                           VI. REGULATORY APPROVALS.

  As promptly as practicable after the date hereof:

    VI(A) AmSouth and the Company shall cooperate in the preparation and submission of applications to the appropriate regulatory agencies for approval of the Merger, including but not limited to the Federal Reserve Board, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, Florida Department of Banking and Finance and such other agencies, approval of which may be required for the Subsidiary Reorganization (the "Regulatory Approvals") and shall deliver to the other copies of all such filings and applications promptly after they are filed; and the parties agree to use reasonable best efforts to resolve promptly all objections to the Merger under any antitrust laws by any agency which must issue a Regulatory Approval, the U.S. Department of Justice or any other governmental entity with jurisdiction; and

    VI(B) all other appropriate action shall be duly taken to secure the Regulatory Approvals and all other approvals, consents and rulings to satisfy all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated hereby.

                        VII. CONDITIONS TO CONSUMMATION.

  The consummation of the Merger is conditioned upon:

    VII(A) approval of the relevant aspects of this Plan and the transactions contemplated hereby by the holders of the requisite number of outstanding shares of Company Common Stock and, to the extent required, by the requisite number of the holders of the Company Convertible Preferred Stock;

    VII(B) procurement of the Regulatory Approvals and the conclusion of any statutory waiting periods in connection therewith;

    VII(C) procurement of all other regulatory consents and approvals and satisfaction of all other requirements prescribed by applicable laws, rules or regulations which are necessary to the consummation of the transactions contemplated by this Plan; provided, however, that no approval or consent in Paragraph (B) or (C) of this Article VII shall have imposed any conditions or requirements which would (i) result in any material limitation on the ability of AmSouth effectively to exercise full rights of ownership of all the shares of Company Common Stock or (ii) require a divestiture which would constitute, if made solely by the Company or the Bank, taken as a whole, a substantial and material portion of their business or properties or (iii) in the good faith reasonable judgment of the Board of Directors of AmSouth, otherwise materially and adversely affect the economic assumptions of the transactions contemplated hereby so as to render inadvisable the consummation of the Merger but only if such regulatory conditions or requirements are a departure from past practices of such regulators;

    VII(D) there shall have been no discovery by AmSouth of a material adverse condition with respect to the Company or the Bank. For purposes of this Paragraph (D) of Article VII a "material adverse condition" is a condition which either alone or when aggregated with other conditions has resulted or, in the reasonable opinion of AmSouth, would result, in (i) a substantial loss or damage to the properties or assets of the Company and its subsidiaries taken as a whole or AmSouth and its subsidiaries taken as a whole whether or not insured, that would materially affect or impair the ability of the Company or AmSouth to conduct its business as presently conducted, or (ii) a reduction of $10,000,000 (Ten Million Dollars) or more (individually or in the aggregate), excluding the $2.5 million referred to in Section VII(R), in the consolidated total shareholders' equity of the Company from the amounts reflected on the June 30, 1993 Financial Reports of the Company; provided, however, that for purposes of the calculations contemplated herein, consolidated total shareholders' equity of the Company shall not be reduced by addition by the Company to the allowance for possible loan losses prior to the Effective Date in accordance with Paragraph (K) of Article V, by any purchase accounting adjustments, the payment of its per share regular quarterly dividend of $.075 and its per share regular quarterly preferred dividend of $ .50 or redemption of Company Convertible Debentures, and that such additions, adjustments or payments or redemptions shall not represent a material adverse condition with respect to the Company;

    VII(E) there shall have been no discovery by the Company of a material adverse condition with respect to AmSouth. For purposes of this Paragraph
  (E) of Article VII a "material adverse condition" is a condition which either alone or when aggregated with other conditions has resulted or, in the reasonable opinion of the Company, would result, in (i) a substantial loss or damage to the properties or assets of AmSouth whether or not insured, that would materially affect or impair the ability of AmSouth and its subsidiaries taken as a whole to conduct its business as presently conducted, or (ii) a reduction of $55,700,000 (Fifty-Five Million Seven Hundred Thousand Dollars) or more (individually or in the aggregate) in the consolidated total shareholders' equity of AmSouth from the amounts reflected on the June 30, 1993 Financial Reports of AmSouth; provided however, that for purposes of the calculations contemplated herein, consolidated total shareholders' equity of AmSouth shall not be reduced by the payment of its per share regular quarterly dividend consistent with historical practice, and that such payment shall not represent a material adverse condition with respect to AmSouth;

    VII(F) there being no unstayed or final injunction, and no statute, rule or regulation shall have been enacted or promulgated, prohibiting the consummation of the Merger and no litigation or proceeding by any governmental authority shall be pending or threatened before any court or agency seeking to restrain, prohibit or invalidate the transactions provided for in this Plan;

    VII(G) the Company and its directors shall have received from Ernst & Young comfort letters, dated shortly prior to (1) the date of the mailing of the Proxy Statement and (2) the Effective Date, in form and substance satisfactory to the Company, with respect to facts concerning AmSouth's financial condition, which letters shall be based upon then customary specified procedures undertaken by such firm in similar transactions;

    VII(H) AmSouth and its directors and officers who sign the Registration Statement shall have received from KMPG Peat Marwick, comfort letters, dated shortly prior to (1) the date of the mailing of the Proxy Statement and (2) the Effective Date, in form and substance satisfactory to AmSouth, with respect to facts concerning the Company's financial condition, which letters shall be based upon then customary specified procedures undertaken by such firm in similar transactions;

    VII(I) the Company and its directors shall have received an opinion, dated the Effective Date, of Maria B. Campbell, counsel for AmSouth, or other counsel acceptable to the Company, containing such opinions as are customary in a transaction of this kind;

    VII(J) AmSouth and its directors and officers who sign the Registration Statement shall have received an opinion, dated the Effective Date, of Holland & Knight, counsel for the Company, or other counsel acceptable to AmSouth, containing such opinions as are customary in a transaction of this kind;

    VII(K) each of the representations, warranties and covenants contained herein of the Company shall be true in all material respects on, or complied with in all material respects by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to any earlier date) except, in the case of such representations or warranties, where the failure to be true would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; and AmSouth shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to such effect;

    VII(L) each of the representations, warranties and covenants contained herein of AmSouth shall be true in all material respects on, or complied with in all material respects by, the Effective Date as if made on such date (or the date when made in the case of any representation or warranty which specifically relates to an earlier date) except, in the case of such representations and warranties, where the failure to be true would not have a material adverse effect on the business, financial condition or results of operations of AmSouth and its subsidiaries taken as a whole; and the Company shall have received certificates signed by the Chief Executive Officer and Chief Financial Officer of AmSouth, dated the Effective Date, to such effect;

    VII(M) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

    VII(N) AmSouth shall have received all state securities laws and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

    VII(O) [THIS PARAGRAPH INTENTIONALLY OMITTED]

    VII(P) (a) the Company and its directors and (b) AmSouth and its directors and officers who sign the Registration Statement shall have received from Holland & Knight and Ernst & Young, respectively, opinions, dated the Effective Date, in form and substance satisfactory to the Company and AmSouth, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (1) the Merger will for federal income tax purposes constitute a reorganization within the meaning of Section 368, or any successor thereto, of the Code and (2) with respect to the Holland & Knight opinion only, that, (except with respect to holders of Company Common Stock who exercise dissenters' rights and except for cash payments, including cash in lieu of a fractional share interest,
  (i) no gain or loss will be recognized by a holder of Company Common Stock or Company Convertible Preferred Stock upon conversion in the Merger of Company Common Stock or Company Convertible Preferred Stock into AmSouth Common Stock, (ii) the basis of AmSouth Common Stock to be received in the Merger by a holder of Company Common Stock or Company Convertible Preferred Stock will be the same as such holder's basis in the Company Common Stock or Company Convertible Preferred Stock exchanged therefor, and (iii) the holding period of AmSouth Common Stock to be received in the Merger by a holder of Company Common Stock or Company Convertible Preferred Stock will include the period during which such holder held the Company Common Stock or Company Convertible Preferred Stock exchanged therefor, provided that such Company Common Stock or Company Convertible Preferred Stock was held as a capital asset immediately prior to the consummation of the Merger; in rendering such opinions, such tax advisors may rely upon certificates of officers of AmSouth and the Company as to factual matters;

    VII(Q) all necessary approvals of (i) the holders of the Company Convertible Preferred Stock (including without limitation any approval of amendments to the terms of the Company Convertible Preferred Stock) unless the parties have mutually agreed that no vote of such holders is required and (ii) any other person or entity shall have been obtained in order that the holders of the Company Convertible Preferred Stock will be required to receive the consideration described in Article II of this Agreement;

    VII(R) prior to the Effective Date the credits listed on Schedule 2 and
  Schedule 3 will have been sold, collected, written off, or otherwise valued at zero ($-0-) by the Company, provided that any loss to the Company from the credit listed on Schedule 2 and any loss to the Company in excess of $2.5 million from the credit listed on Schedule 3 will be considered in determining a material adverse condition for purposes of Article VII(D)

    VII(S) the Company Convertible Debentures shall have been redeemed or converted prior to the Effective Date;

  provided, however, that a failure to satisfy any of the conditions set forth in Paragraphs (D), (H), (J), (K), (R) or (S) of this Article VII shall only constitute conditions if asserted by AmSouth; and a failure to satisfy any of the conditions set forth in Paragraphs (E), (G), (I) or (L) of this Article VII shall only constitute conditions if asserted by the Company.

                               VIII. TERMINATION.

  This Plan may be terminated prior to the Effective Date, either before or after its approval by shareholders:

    VIII(A) by the mutual consent of AmSouth and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

    VIII(B) by AmSouth or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured within 45 days after the date of written notice from the other party hereto;

    VIII(C) by AmSouth or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1994 unless the failure to so consummate by such time is due to a breach of the Plan by the party seeking to terminate; provided that if the Regulatory Approvals have not been obtained due to a protest under the Community Reinvestment Act in time to allow consummation by June 30, 1994, such deadline shall automatically be extended to September 30, 1994;

    VIII(D) subject to the provisions of Section V(Q), by AmSouth or the Company if this Plan is not approved by the requisite vote of the shareholders of the Company;

    VIII(E) by AmSouth or the Company if the Regulatory Approvals are not obtained or by AmSouth if the Regulatory Approvals contain any condition of the type referred to in the proviso following Paragraph (C) of Article VII;

    VIII(F) by the Company as provided in Paragraph (C) of Article II;

    VIII(G) by AmSouth in the event it discovers a material adverse condition (as defined in Paragraph (D) of Article VII) with respect to the Company or the Bank;

    VIII(H) by the Company in the event it discovers a material adverse condition (as defined in Paragraph (E) of Article VII) with respect to AmSouth;

    VIII(I) by AmSouth as provided in Paragraph (I) of Article X; and

    VIII(J) by AmSouth in the event the Stock Option Agreement is not executed and delivered by the Company within one day of the date of this Plan.

                                  IX. CLOSING.

  On a date chosen by AmSouth which shall be no later than thirty days after the later of (i) the expiration date of any applicable waiting period in connection with any Regulatory Approval and (ii) the receipt of all other required approvals, or by such later date as may be mutually agreed by the Chief Executive Officer of the Company and by the Chief Executive Officer of AmSouth for appropriate business reasons (the "Closing Date"), appropriate documents to consummate the Merger shall be executed in accordance with all appropriate legal requirements and shall be delivered and/or filed as required by law, and the Merger provided for herein shall become effective upon such filings or on such later date as may be specified in the documents (the date of such filing or such later date being herein called the "Effective Date"); provided, however, that if the conditions of Paragraph (C) of Article II are met, the Closing shall not take place until the expiration of all time periods allowed by said Paragraph (C) for notice and other actions have expired. The closing shall take place in Birmingham, Alabama.

                               X. OTHER MATTERS.

  X(A) The agreements of the parties which by their terms are to be performed in whole or in part after the Effective Date shall survive the Effective Date, shall be enforceable only by the parties hereto, and shall not create any third party beneficiary rights; provided that John R. Torell may enforce Section I(D), the participants in the Severance Compensation Plan may enforce Section V(L)(iii), the Affiliates may enforce Section V(M) and the Indemnified Parties may enforce Section V(R). All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Merger and shall not survive the Effective Date. If this Plan shall be terminated, the agreements of the parties in Paragraph (M) of Article IV, Paragraph (G)(2) of Article V and Paragraphs (E), (F) and (H) of this Article X shall survive such termination.

  X(B) Prior to the Effective Date, any provision of this Plan may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of the Company, the method for determining the number of shares of AmSouth Common Stock per share of Company Common Stock and cash to be received by the shareholders of the Company in the Merger shall not be changed except as provided in Paragraph (C) of Article II.

  X(C) This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

  X(D) This Plan shall be governed by, and interpreted in accordance with, the laws of the state of Alabama, except as federal law and Florida law may be applicable and except to the extent that the General Corporation Law of Delaware governs the merger of a Delaware corporation.

  X(E)(i) Except as otherwise provided herein or in the Stock Option Agreement, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. The parties agree to divide equally the costs of printing the Registration Statement and Company Proxy Statement. For purposes of this Paragraph (E) of Article X, all such properly documented expenses described in this Paragraph (E) of Article X shall be defined as "Transaction Expenses."

  (ii) Notwithstanding the provisions of (i) above, if this Plan is terminated by a party hereto because of a breach of a material representation, warranty or covenant by the other party or discovery of a material adverse condition with respect to the other party, then the breaching party or the party with respect to which a material adverse condition was discovered shall promptly pay its own Transaction Expenses and fifty percent (50%) of the other party's Transaction Expenses.

  (iii) Final settlement with respect to payment of such fees and expenses by the parties shall be made within thirty (30) days of the termination of this Plan.

  X(F) Each of the parties and their respective agents, investment bankers, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed except to the extent that disclosure may be required by law.

  X(G) All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, facsimile or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

  If to AmSouth to:      AmSouth Bancorporation
                         1400 AmSouth/Sonat Tower
                         Birmingham, Alabama 35203
                         Attn: Chairman of the Board and Chief Executive Officer

  Copy to:               Maria B. Campbell
                         AmSouth Bancorporation
                         Suite 920 AmSouth/Harbert Plaza
                         1901 6th Avenue North
                         Birmingham, Alabama 35203

  If to the Company, to: Fortune Bancorp, Inc.
                         16120 U.S. 19 N.
                         Clearwater, Florida 34624

  Copies to:             Michael L. Jamieson
                         Holland & Knight
                         400 North Ashley
                         Tampa, Florida 33602

                         David L. Ansell
                         Fried, Frank, Harris,
                         Shriver & Jacobson
                         Suite 800
                         1001 Pennsylvania Avenue N.W.
                         Washington, D.C. 20004

  X(H) This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

  X(I) Notwithstanding anything to the contrary herein, it is understood that at the date of execution of this Plan, the parties have not had the opportunity to compile Schedule 1 hereto. No later than 5 days after the date of execution of this Plan each party shall have provided the other party with all documents and disclosures constituting Schedule 1 hereto. No later than 30 days after the date of execution of this Plan AmSouth shall have completed its investigation and analysis of the Company and the Bank (provided, that such time may be extended by mutual agreement of the Chief Executive Officer of AmSouth and the Company if Company's and Bank's records and independent third party appraisals on commercial property are not made available to AmSouth in a timely manner). If (i) AmSouth's investigation and review of the Company and its subsidiaries discloses matters which AmSouth in good faith believes either (A) to be inconsistent in any material and adverse respect with any of the representations or warranties of the Company, which relate to its financial condition or results of operations, to any supporting documentation concerning such financial condition or results of operations or to the ability of the Company to consummate the transactions contemplated by this Agreement, or (B) in the reasonable judgment of AmSouth
(x) to be of such significance as to materially and adversely affect the condition of the Company and its subsidiaries, taken as a whole, or (y) to deviate materially and adversely from the financial statements for the nine months ended June 30, 1993 of the Company, (ii) AmSouth notifies the Company of such matters within 35 days of the date of this Agreement, and (iii) such matters, in the reasonable judgment of AmSouth, (A) are not capable of being cured or (B) have not been cured within 30 days after written notice thereof to the Company by AmSouth; then AmSouth may terminate this Plan in its sole discretion without any liability to the Company. Failure to terminate this Plan in accordance with this Section X(I) shall not affect the ability of a party to terminate this Plan as provided in Article VIII. Prior to the Effective Date, each party will promptly notify the other party of any inaccuracy in Schedule 1 as of the date hereof which comes to its attention after the date hereof.

  In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

Attest:                                   AmSouth Bancorporation


        /s/ Maria B. Campbell                        /s/ John W. Woods
- -------------------------------------     By: ---------------------------------
              SECRETARY                          CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

(Corporate Seal)

Attest:                                   Fortune Bancorp, Inc.


          /s/ Kay R. Degen                        /s/ John R. Torell, III
- -------------------------------------     By: ---------------------------------
              SECRETARY                            CHAIRMAN OF THE BOARD
                                                AND CHIEF EXECUTIVE OFFICER

(Corporate Seal)

                                    ANNEX B

                             STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

  Stock Option Agreement, dated as of September 13, 1993 (the "Agreement"), by and between Fortune Bancorp, Inc., a Florida corporation ("Issuer") and AmSouth Bancorporation, a Delaware corporation ("Grantee").

  Whereas, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of September 12, 1993 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee as the surviving corporation; and

  Whereas, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

  1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

  2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 551,034 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") payable in cash equal to $34.25.

  3. Exercise of Option.

  (a) If not in material breach of the Merger Agreement, Grantee may exercise the Option, in whole or in part, at any time and from time to time, but only following the occurrence of a Purchase Event (as defined below). The Option shall terminate and be of no further force and effect upon the earliest to occur of (i) immediately prior to the Effective Date, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event (as defined below), or (iv) 12 months after the termination of the Merger Agreement by Grantee pursuant to Section VIII(B) thereof or by Grantee and Issuer pursuant to Section VIII(A) thereof if Grantee shall at the time have been entitled to terminate the Merger Agreement pursuant to Section VIII(B) thereof (provided, however, that if within 12 months after such termination a Purchase Event or a Preliminary Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such an event); and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the Home Owner's Loan Act, as amended ("HOLA"), and shall be subject to the condition that no preliminary or permanent injunction or order prohibiting or restraining such transaction shall be in effect.

  (b) As used herein, a "Purchase Event" means any of the following events:

    (i) Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or Fortune Bank, a savings bank (the "Bank"), (B) the disposition, by sale, lease, exchange or otherwise, of Assets of Issuer or the Bank representing 15% or more of the consolidated assets of Issuer and its subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 25% of the voting power of Issuer or the Bank other than the issuance of securities as a result of the conversion of convertible preferred stock or debentures (any of the foregoing an "Acquisition Transaction"); or

    (ii) any person (other than Grantee or any subsidiary of Grantee), shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") ) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, more than 25% of the then outstanding shares of Issuer Common Stock.

  (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

    (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
  Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control more than 25% of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

    (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, HOLA, the Bank Merger Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision ("OTS") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of such approval.

  4. Payment and Delivery of Certificates.

  (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f) hereof.

  (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a),
(i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter reasonably satisfactory in form and substance to counsel to Issuer agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of the provisions of Rule 144 promulgated under the Securities Act, or this Agreement.

  (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 13, 1993. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

  It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of compliance with the Securities Act.

  5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

    (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

    (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the Exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

    (c) Board Action. The Board of Directors of Issuer has approved this Agreement and the consummation of the transactions contemplated hereby. The performance by Issuer of this Agreement and the transactions contemplated hereby (including the exercise of the Option) do not require any approval of the stockholders of Issuer, and are not, and will not be, limited in any manner by any provision of Issuer's Charter or Bylaws.

  6. Representation and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

    (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) Purchase Not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

  7. Adjustment upon Changes in Capitalization, etc.

  (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, repurchase of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock shall become outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 9.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

  (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (i) the Acquiring Corporation (as defined below), (ii) any person that controls the Acquiring Corporation, or (iii) in the case of a merger described in clause
(ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the Assigned Value (as is hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

  (e) The following terms have the meanings indicated:

    (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or any substantial part of the Issuer's assets (or the assets of its Subsidiaries).

    (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

    (III) "Assigned Value" shall mean the highest of (i) the price per share of the Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) the highest closing sales price per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) within the six-month period immediately preceding the agreement; provided, however, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee. (If there shall then be more than one Grantee, any such selection shall be made by a Grantee Majority.)

    (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect.

  (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause
(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

  (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

  (h) The provisions of Sections 9 and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to

"Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

  8. [Reserved]

  9. Registration Rights. Issuer shall, if requested by Grantee (or if applicable, a Grantee Majority) at any time and from time to time within three years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuers expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. The parties will indemnify each other and any underwriters in the customary manner in connection with any such registration. If during the time periods referred to in the first sentence of this Section 9 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 9; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantoree shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, (i) in no event shall Issuer be obligated to effect more than two registrations hereunder (ii) the Issuer will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clauses (A), (B), and (C) below) when (A) the Issuer is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Issuer, such information would have to be disclosed if a registration statement were filed at the time; (B) the Issuer is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Issuer determines, in good faith and in its reasonable judgment, that such registration would interfere with any bonafide financing, acquisition, or other material transaction involving the Issuer or any of its affiliates and (iii) unless Grantee (or if applicable, a Grantee

Majority) shall have made a request to Issuer to effect the registration of all of the shares issuable to Grantee upon exercise of the Option prior to the termination of the Option pursuant to Section 3(a), Issuer's obligation under this Section 9 with respect to the registration of such shares shall terminate upon termination of the Option pursuant to Section 3(a).

  10. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired upon exercise to the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

  11. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute a contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

 12. Miscellaneous.

  (a) Expenses. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) Entire Agreement: No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, the full number of shares of Issuer Common Stock as provided in Sections 3 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

  (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

  (e) Descriptive Heading. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to Issuer to:
                 AmSouth Bancorporation
                 1400 AmSouth/Sonat Tower
                 Birmingham, Alabama 35203
                 Attn: Chairman of the Board and Chief Executive Officer

  with a copy to:Maria B. Campbell
                 AmSouth Bancorporation
                 Suite 920 AmSouth/Harbert Plaza
                 1901 6th Avenue North
                 Birmingham, Alabama 35203

  If to Grantee to:
                 Fortune Bancorp, Inc.
                 16120 U.S. Highway 19 North
                 Clearwater, FL 34624
                 Attn: Chairman of the Board and Chief Executive Officer

  with a copy to:Holland & Knight
                 400 North Ashley
                 Suite 2300
                 Tampa, Florida 33601
                 Attn: Michael L. Jamieson

                 Fried, Frank Harris Shriver & Jacobson
                 1001 Pennsylvania Avenue, NW
                 Suite 800
                 Washington, DC 20004-2505
                 Attn: David L. Ansell

  (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (i) Further Assurances. In the event of any exercise of the option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  (k) Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Issuer Common Stock covered hereby.

  In Witness Whereof, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


Attest:                                   AmSouth Bancorporation (Grantee)


        /s/ Maria B. Campbell                        /s/ John W. Woods
- -------------------------------------     By: ---------------------------------
              SECRETARY                          CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

(Corporate Seal)


                                          Fortune Bancorp, Inc. (Issuer)
Attest:


                                                  /s/ John R. Torell, III
          /s/ Kay R. Degen                By: ---------------------------------
- -------------------------------------            CHAIRMAN OF THE BOARD AND
              SECRETARY                           CHIEF EXECUTIVE OFFICER

(Corporate Seal)

                                    ANNEX C

                            FORM OF VOTING AGREEMENT

Mr. John W. Woods
Chairman of the Board and
Chief Executive Officer
AmSouth Bancorporation
1900 Fifth Avenue North
Birmingham, Alabama 35288

    Re: Fortune Bancorp, Inc.

Dear Mr. Woods:

  I am writing to confirm the following agreement between AmSouth Bancorporation ("AmSouth") and me regarding the pending merger between Fortune Bancorp, Inc. ("Fortune") and AmSouth. As an inducement to AmSouth entering into the Agreement and Plan of Merger (the "Agreement") dated September 12, 1993 with Fortune, for a period of twelve months from the date of this letter I agree to vote all of the shares of Fortune that I own or otherwise have the power to vote in favor of the merger of Fortune and AmSouth and in favor of the other transactions contemplated by the Agreement. Furthermore, for the same period of time, I will vote against any business combination or other reorganization of any kind involving Fortune or its subsidiaries with any entity other than AmSouth. It is expressly understood and acknowledged by the parties hereto that nothing contained herein is intended to restrict me from voting on any matter, or otherwise from acting, in my capacity as a director of Fortune with respect to any matter, including but not limited to, the general management or over-all operation of Fortune, or any other exercise of my fiduciary responsibilities.

  If the Agreement is terminated, I will have no further obligations under this letter after the date of such termination. I further agree that if I sell any of the shares subject to this agreement (other than in an arms-length transaction through a broker in the market and any other transaction which is bona fide and entered into by me in good faith), I will obtain from the purchaser thereof an agreement in favor of AmSouth in the same form as this agreement.

                                          Sincerely yours,

                                          /s/

                                          [FORTUNE DIRECTOR]

                                    ANNEX D

                      OPINION OF DILLON, READ & CO., INC.

                                                                   March  , 1994

The Board of Directors
Fortune Bancorp, Inc.
16120 U.S. 19 North
Clearwater, FL 34624

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Common Shares"), and the holders of Series A 8% Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of Fortune Bancorp, Inc. (the "Company") of the consideration, as herein defined, offered by AmSouth Bancorporation ("AmSouth") to such holders in the proposed merger (the "Merger") of the Company into AmSouth, pursuant to the Agreement and Plan of Merger dated as of the 12th day of September, 1993, between the Company and AmSouth (the "Agreement"). The number of shares of AmSouth common stock and the amount of cash that will be exchanged for each share of Fortune common and preferred stock (the "Consideration") will be determined by applying a formula as set forth in the Agreement.

  Dillon, Read & Co. Inc. ("Dillon Read"), as part of its investment banking services, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distribution of listed and unlisted securities and private placements, and valuations for estate, corporate and other purposes. Dillon Read has not been retained to provide investment banking or advisory services to the Company outside of rendering this fairness opinion. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services.

  In arriving at our opinion, we have reviewed and analyzed, among other things: (i) the Agreement; (ii) Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company and AmSouth for five years ended September 30, 1993 and December 31, 1992, respectively; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and AmSouth and certain other communications from the Company and AmSouth to their respective shareholders; (iv) certain internal financial analyses and forecasts for the Company and AmSouth prepared by its management or consultants retained by its management. We also have held discussions with members of the senior management of the Company and AmSouth regarding their respective past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Common

Shares and AmSouth common stock, compared certain financial and stock market information for the Company and AmSouth with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the thrift and commercial banking industries and performed such other studies and analyses we considered relevant.

  We have relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by us for the purposes of this opinion. In this regard, we have assumed that the financial forecasts have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company and AmSouth and such forecasts will be realized in the amounts and at the time contemplated thereby. We are not experts in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and have assumed the allowance for the Company and AmSouth are adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or AmSouth or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

  Based upon and subject to the foregoing and other such matters we consider relevant, it is our opinion that, as of the date hereof, the Consideration offered in the Merger is fair, from a financial point of view, to the holders of the Common Shares and to the holders of the Preferred Shares of the Company.

                                          Very truly yours,

                                          DRAFT
                                          DILLON, READ & CO., INC.

                                    ANNEX E

            FLORIDA BUSINESS CORPORATION ACT (S)(S) 1301, 1302, 1320

            Florida Business Corporation Act (S)(S) 1301, 1302, 1320

SECTION 607.1301 DISSENTERS' RIGHTS; DEFINITIONS.

  The following definitions apply to ss. 607.1302 and 607.1320:

  (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

SECTION 607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

  (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party:

      1. If the shareholder is entitled to vote on the merger, or

      2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

    (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

    (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

    (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

    (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

      1. Altering or abolishing any preemptive rights attached to any of his shares;

      2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

      3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

      4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

      5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

      6. Reducing the stated dividend preference of any of his preferred shares; or

      7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

    (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

SECTION 607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

  (1) (a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

    1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

    2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

      (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

  (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

  (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

  (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

    (a) Such demand is withdrawn as provided in this section;

    (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

    (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

    (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

  (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

    (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

    (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

  (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

  (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it make the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleadings in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares.

The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

  (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

  (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

  (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation in the case of other treasury shares, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

  The Registrant's Restated Certificate of Incorporation, as amended, and its Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of the Registrant against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  NO.                                   EXHIBIT
  ---                                   -------
  2(a) Agreement and Plan of Merger, dated as of the 12th day of September,
       1993, between Fortune Bancorp, Inc. ("Fortune") and AmSouth
       Bancorporation ("AmSouth"), included as Annex A to the Proxy
       Statement/Prospectus.

  2(b) Stock Option Agreement, dated as of the 13th day of September, 1993, between Fortune and AmSouth, included as Annex B to the Proxy
       Statement/Prospectus.

  3(a) Restated Certificate of Incorporation of AmSouth, incorporated by reference to Exhibit 3(b) to AmSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

  3(b) Bylaws of AmSouth, as amended, incorporated by reference to Exhibit 3-b to AmSouth's Annual Report on Form 10-K for the year ended December 31,
       1993.

  4(a) Stockholder Protection Rights Agreement, dated as of June 15, 1989, between AmSouth and AmSouth Bank, National Association, as Rights Agent, incorporated by reference to Exhibit 4-a to AmSouth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989.

  4(b) Instruments defining the rights of holders of long-term debt of AmSouth are not filed herewith pursuant to Item 601(b)(4)(iii) of Regulation S-
       K, and AmSouth hereby agrees to furnish a copy of said instruments to the SEC upon request.

  5 Opinion of Carl L. Gorday, Esq. as to the validity of the shares of AmSouth Common Stock.

  8    Opinion of Holland & Knight as to certain federal income tax matters.

 23(a) Consent of Carl L. Gorday, Esq. (included in the opinion in Exhibit 5).

 23(b) Consent of Ernst & Young.

 23(c) Consent of KPMG Peat Marwick.

 23(d) Consent of Dillon, Read & Co. Inc.

 23(e) Consent of Holland & Knight (included in the opinion in Exhibit 8(b)).

 24    Powers of Attorney.

 99(a) Form of Proxy for Fortune Common Stock.

 99(b) Form of Proxy for Fortune Preferred Stock.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BIRMINGHAM, STATE OF ALABAMA, AS OF THE 1ST DAY OF APRIL, 1994.

                                          AMSOUTH BANCORPORATION


                                          By         /s/ John W. Woods
                                            -----------------------------------
                                                        (JOHN W. WOODS)
                                               (CHAIRMAN OF THE BOARD, CHIEF
                                              EXECUTIVE OFFICER, PRESIDENT AND
                                                          A DIRECTOR)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF APRIL, 1994.


             SIGNATURES                         TITLE                DATE
             ----------                         -----                ----

                  *                     Chairman of the         April 1, 1994
- -------------------------------------    Board, Chief
           (JOHN W. WOODS)               Executive Officer,
                                         President and a
                                         Director (Principal
                                         Executive Officer)

                  *                     Executive Vice          April 1, 1994
- -------------------------------------    President and Chief
      (M. LIST UNDERWOOD, JR.)           Financial Officer
                                         (Principal
                                         Financial Officer)

                  *                     Senior Vice             April 1, 1994
- -------------------------------------    President,
          (RICKY W. THOMAS)              Controller and
                                         Chief Accounting
                                         Officer (Principal
                                         Accounting Officer)

                  *                     A Director and an       April 1, 1994
- -------------------------------------    Officer
         (C. STANLEY BAILEY)

                                        A Director              April 1, 1994
- -------------------------------------
       (GEORGE W. BARBER, JR.)


             SIGNATURES                         TITLE                DATE

                  *                     A Director
- -------------------------------------                           April 1, 1994
         (WILLIAM D. BIGGS)


                  *                     A Director
- -------------------------------------                           April 1, 1994
       (BARNEY B. BURKS, JR.)


                  *                     A Director
- -------------------------------------                           April 1, 1994
     (WILLIAM J. CABANISS, JR.)


                  *                     A Director
- -------------------------------------                           April 1, 1994
         (JOSEPH M. FARLEY)


                  *                     A Director
- -------------------------------------                           April 1, 1994
         (M. MILLER GORRIE)


                  *                     A Director
- -------------------------------------                           April 1, 1994
         (ROBERT A. GUTHANS)


                  *                     A Director
- -------------------------------------                           April 1, 1994
          (ELMER B. HARRIS)


                  *                     A Director
- -------------------------------------                           April 1, 1994
      (JAMES I. HARRISON, JR.)


                  *                     A Director
- -------------------------------------                           April 1, 1994
          (DONALD E. HESS)


             SIGNATURES                         TITLE                DATE

                  *                     A Director
- -------------------------------------                           April 1, 1991
           (HUGH B. JACKS)


                  *                     A Director
- -------------------------------------                           April 1, 1991
       (RONALD L. KUEHN, JR.)


                  *                     A Director
- -------------------------------------                           April 1, 1991
      (E. ROBERTS LEATHERBURY)


                  *                     A Director
- -------------------------------------                           April 1, 1991
    (MRS. H. TAYLOR MORRISSETTE)


                                        A Director
- -------------------------------------
         (CLAUDE B. NIELSEN)


                  *                     A Director
- -------------------------------------                           April 1, 1994
         (ARTHUR R. OUTLAW)


                  *                     A Director
- -------------------------------------                           April 1, 1994
      (Z. CARTTER PATTEN, III)


                                        A Director
- -------------------------------------
        (BENJAMIN F. PAYTON)


                  *                     A Director
- -------------------------------------                           April 1, 1994
        (B. PHIL RICHARDSON)


                  *                     A Director and an
- -------------------------------------    Officer                April 1, 1994
          (C. DOWD RITTER)


                  *                     A Director              April 1, 1994
- -------------------------------------
      (WILLIAM J. RUSHTON, III)

                  *                     A Director              April 1, 1994
- -------------------------------------
        (HERBERT A. SKLENAR)

                  *                     A Director              April 1, 1994
- -------------------------------------
       (W. A. WILLIAMSON, JR.)

                  *                     A Director              April 1, 1994
- -------------------------------------
         (SPENCER H. WRIGHT)



By        /s/ Carl L. Gorday
  -----------------------------------
             (Carl L. Gorday)
             Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
  2(a)   Agreement and Plan of Merger, dated as of the 12th day of September,
         1993, between Fortune Bancorp, Inc. ("Fortune") and AmSouth
         Bancorporation ("AmSouth"), included as Annex A to Proxy
         Statement/Prospectus.

  2(b) Stock Option Agreement, dated as of the 13th day of September, 1993, between Fortune and AmSouth, included as Annex B to the Proxy
         Statement/Prospectus.

  3(a) Restated Certificate of Incorporation of AmSouth, incorporated by reference to Exhibit 3(b) to AmSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

  3(b) Bylaws of AmSouth, as amended, incorporated by reference to Exhibit 3-b to AmSouth's Annual Report on Form 10-K for the year ended December
         31, 1993.

  4(a) Stockholder Protection Rights Agreement, dated as of June 15, 1989, between AmSouth and AmSouth Bank, National Association, as Rights
         Agent, incorporated by reference to Exhibit 4-a to AmSouth's Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1989.

  4(b) Instruments defining the rights of holders of long-term debt of AmSouth are not filed herewith pursuant to Item 601(b)(4)(iii) of Regulation S-K, and AmSouth hereby agrees to furnish a copy of said instruments to the SEC upon request.

  5 Opinion of Carl L. Gorday, Esq. as to the validity of the shares of AmSouth Common Stock.

  8      Opinion of Holland & Knight as to certain federal income tax matters.

 23(a)   Consent of Carl L. Gorday, Esq. (included in the opinion in Exhibit
         5).

 23(b)   Consent of Ernst & Young.

 23(c)   Consent of KPMG Peat Marwick.

 23(d)   Consent of Dillon, Read & Co. Inc.

 23(e)   Consent of Holland & Knight (included in the opinion in Exhibit 8).

 24      Powers of Attorney.

 99(a)   Form of Proxy for Fortune Common Stock.

 99(b)   Form of Proxy for Fortune Preferred Stock.